UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Bojangles’, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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December 10, 2018

Dear Stockholders of Bojangles’, Inc.:

You are cordially invited to attend a Special Meeting (which we refer to as the “Special Meeting”) of the stockholders of Bojangles’, Inc. (which we refer to as “Bojangles’,” “we,” “us,” “our,” and the “Company”). The Special Meeting will be held on January 10, 2019 at our corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time.

At the Special Meeting, you will be asked to consider and vote upon (1) a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2018 (which we refer to as the “merger agreement”), by and among Walker Parent, Inc. (which we refer to as “Walker”), Walker Merger Sub, Inc. (which we refer to as “Merger Sub”), which is a direct, wholly owned subsidiary of Walker, and Bojangles’, pursuant to which Merger Sub will merge with and into Bojangles’ (which we refer to as the “merger”), and Bojangles’ will continue as the surviving company and a wholly owned subsidiary of Walker and (2) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $16.10 in cash, without interest and less applicable withholding taxes, for each share of Bojangles’ common stock, par value $0.01 per share (which we refer to as “Bojangles’ common stock”) you own (unless you have properly exercised your appraisal rights with respect to such shares).

The Bojangles’ Board of Directors (which we refer to as the “Board”) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Bojangles’ and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and approved the execution, delivery and performance by Bojangles’ of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger. The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement and (ii) “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

All Bojangles’ stockholders of record at the close of business on December 6, 2018 are welcome to attend the Special Meeting. Every stockholder’s vote is important to us, so it is important that your shares are represented at the Special Meeting whether or not you plan to attend. To ensure that you will be represented, please promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you plan to attend the Special Meeting in person, you must provide appropriate proof of share ownership and a form of photo identification in order to be admitted to the Special Meeting. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

The enclosed proxy statement provides detailed information about the Special Meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Bojangles’ from documents we file with the Securities and Exchange Commission (which we refer to as the “SEC”) from time to time.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Bojangles’ common stock issued and outstanding and entitled to vote thereon. The failure of any stockholder to vote in person by ballot at the Special Meeting, to submit a signed proxy card or to grant a proxy electronically over the internet or by telephone or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of Bojangles’ common stock, please contact Georgeson LLC, our proxy solicitor, by calling the toll-free number at (866) 821-2614.

On behalf of the Board, management and employees of Bojangles’, thank you for your continued support of Bojangles’ and we appreciate your consideration of this matter.

Sincerely,

James R. Kibler

Interim President and Interim Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated December 10, 2018 and, together with the enclosed form of proxy card, is first being mailed to stockholders of record of Bojangles’ on or about December 10, 2018.

BOJANGLES’, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting (which we refer to as the “Special Meeting”) of the stockholders of Bojangles’, Inc. (which we refer to as “Bojangles’,” “we,” “us,” “our,” and the “Company”), is to be held on January 10, 2019 at our corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time, to consider and vote upon the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of November 5, 2018 (which we refer to as the “merger agreement”), by and among Walker Parent, Inc. (which we refer to as “Walker”), Walker Merger Sub, Inc. (which we refer to as “Merger Sub”), and Bojangles’, pursuant to which Merger Sub will merge with and into Bojangles’ (which we refer to as the “merger”), and Bojangles’ will continue as the surviving company and a wholly owned subsidiary of Walker; and

2.

to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Bojangles’ common stock, par value $0.01 per share (which we refer to as “Bojangles’ common stock”) entitled to vote thereon.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the internet prior to the Special Meeting to ensure that your shares of Bojangles’ common stock will be represented and voted at the Special Meeting if you are unable to attend.

For Bojangles’ to consummate the merger, stockholders holding a majority of the shares of Bojangles’ common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. Failure to submit a signed proxy card, grant a proxy by phone or the internet or to vote in person by ballot at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Bojangles’ common stock that are present or represented by proxy at the Special Meeting and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the Special Meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Only stockholders of record as of the close of business on December 6, 2018 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. As required by our amended and restated bylaws, a list of stockholders entitled to vote at the Special Meeting will be available in our corporate offices located at 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 during regular business hours for a period of at least ten (10) days before the Special Meeting and at the place of the Special Meeting during the meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Bojangles’ from documents we file with the Securities and Exchange Commission (which we refer to as the “SEC”) from time to time.

The Bojangles’ Board of Directors (which we refer to as the “Board”) unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement and (ii) “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

By Order of the Board of Directors,

Laura Roberts

Secretary

Charlotte, North Carolina

December 10, 2018

i

Annexes

ii

SUMMARY

This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in this proxy statement for a more complete understanding of the matters being considered at the Special Meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. This proxy statement is dated December 10, 2018 and is first being mailed to stockholders of record on or about December 10, 2018.

In this proxy statement, the terms “Bojangles’,” the “Company,” “we,” “us,” and “our” refer to Bojangles’, Inc. and, where appropriate, its subsidiaries. We refer to Walker Parent, Inc. as “Walker” and Walker Merger Sub, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into Bojangles’, with Bojangles’ continuing as the surviving company and becoming a wholly owned subsidiary of Walker, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 5, 2018, as it may be amended from time to time, by and among Bojangles’, Walker and Merger Sub, a copy of which is included as Annex A to this proxy statement. We refer to the “transactions” as the merger, collectively with all of the other transactions contemplated by the merger agreement. Bojangles’, following the consummation of the merger, is sometimes referred to as the “surviving company.” All references to the “Special Meeting” refer to the Special Meeting of the stockholders of Bojangles’ to be held on January 10, 2019 at our corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time, or any adjournment or postponement thereof.

Parties Involved in the Merger (page 27)

Bojangles’, Inc.

Bojangles’, a Delaware corporation, is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, North Carolina, Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®.

Walker Parent, Inc.

Walker is a Delaware corporation that is indirectly owned by (i) Durational Walker LP (which we refer to as “Durational Walker”), an investment fund affiliated with Durational Capital Management, LP (which we refer to as “Durational”), and (ii) The Resolute Fund IV, L.P. (which we refer to as “Resolute”), an investment fund affiliated with The Jordan Company, L.P. (which we refer to as “TJC”). It is contemplated that at or prior to consummation of the merger, TEI Investment Pte. Ltd. (which we refer to as “TEI”) will become an additional indirect owner of Walker in connection with the equity investment contemplated by the TEI equity commitment letter (as defined below). We refer to Durational Walker, Resolute, and TEI, collectively as the “sponsors.”

Walker Merger Sub, Inc.

Merger Sub is a Delaware corporation formed for the sole purpose of completing the merger with Bojangles’. Merger Sub is a wholly owned subsidiary of Walker. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the transactions. Both Walker and Merger Sub are investment vehicles affiliated with Durational, TJC and TEI.

Durational Capital Management LP

Durational is not a party to the merger agreement, but certain funds managed by Durational (which we refer to collectively as the “Durational funds”), including Durational Walker, have committed to capitalize Walker with up to $145 million of equity financing in connection with the merger pursuant to, and subject to the terms and conditions of, an equity commitment letter (which we refer to as the “Durational equity commitment letter”).

The Jordan Company, L.P.

TJC is not a party to the merger agreement, but certain funds managed by TJC (which we refer to collectively as the “TJC funds”), including Resolute, have committed to capitalize Walker with up to $145 million of equity financing in connection with the merger pursuant to, and subject to the terms and conditions of, an equity commitment letter (which we refer to as the “TJC equity commitment letter”).

TEI Investment Pte. Ltd.

TEI is not a party to the merger agreement, but has committed to capitalize Walker with up to $100 million of equity financing in connection with the merger pursuant to, and subject to the terms and conditions of, an equity commitment letter (which we refer to as the “TEI equity commitment letter” and, collectively with the Durational equity commitment letter and the TJC equity commitment letter, the “equity commitment letters”).

The Merger (page 35)

At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, dated as of November 5, 2018, by and among Walker, Merger Sub and Bojangles’. Pursuant to the merger agreement, Merger Sub will merge with and into Bojangles’, the separate corporate existence of Merger Sub will cease and Bojangles’ will continue as the surviving company and become a wholly owned subsidiary of Walker. If the merger is completed, you will be entitled to receive $16.10 in cash, without interest and less applicable withholding taxes, for each share of Bojangles’ common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).

The Special Meeting (page 29)

The Special Meeting will be held on January 10, 2019 at our corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time.

Record Date and Quorum (page 29)

Only individuals who were Bojangles’ stockholders of record as of the close of business on December 6, 2018 (which we refer to as the “record date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof.

The presence at the Special Meeting of the holders of record of a majority of the shares entitled to vote, present in person or represented by proxy, at the close of business on the record date will constitute a quorum. Abstentions will be counted as present for the purpose of determining whether a quorum is present at the Special Meeting, however “broker non-votes” (described in more detail in the section entitled “Questions and Answers” beginning on page 14 of this proxy statement) will not be counted as present for the purpose of determining whether a quorum is present at the Special Meeting.

Advent-Bojangles’ Acquisition Limited Partnership (which we refer to as “Advent”) has agreed to, no later than four (4) business days prior to the Special Meeting, cause its shares of Bojangles’ common stock to be counted for quorum purposes and voted in favor of the merger agreement at the Special Meeting pursuant to, in each case, the instructions contained in this proxy statement. Advent owned, as of the close of business on the record date, approximately 50.2% of the outstanding Bojangles’ common stock.

Required Vote (page 30)

Holders of Bojangles’ common stock are entitled to one vote on each proposal submitted to a vote at the Special Meeting for each share of Bojangles’ common stock they owned at the close of business on the record date.

For Bojangles’ to complete the merger, stockholders holding a majority of the shares of Bojangles’ common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement (which we refer to as the “Bojangles’ stockholder approval”). A failure to vote your shares of Bojangles’ common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee, and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For stockholders to adjourn the Special Meeting, stockholders holding a majority of the shares of Bojangles’ common stock, present or represented by proxy at the Special Meeting and entitled to vote thereon, whether or not a quorum is present, must vote “FOR” the proposal to adjourn the Special Meeting. An abstention from voting on the proposal to adjourn the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

As of the close of business on the record date, there were 37,548,674 shares of Bojangles’ common stock issued and outstanding.

In connection with the transactions, Walker and Advent entered into a Voting and Support Agreement, dated as of November 5, 2018 (which we refer to as the “voting agreement”). Subject to certain terms and conditions contained in the voting agreement, Advent agreed to, among other things, vote its shares of common stock in favor of the approval and adoption of the merger agreement and the transactions and against any alternative acquisition proposal (unless and until the voting agreement has terminated in accordance with its terms). The voting agreement is described in more detail in the section entitled “The Voting Agreement” beginning on page 103 of this proxy statement. Because Advent owned, as of the close of business on the record date, approximately 50.2% of the outstanding Bojangles’ common stock, if Advent votes in favor of the adoption of the merger agreement (as required by the voting agreement, subject to the terms and conditions therein), then the merger agreement will be adopted.

Furthermore, we currently expect that Bojangles’ directors and executive officers will vote their shares of Bojangles’ common stock, representing, as of the close of business on the record date, approximately 1.6% of the issued and outstanding shares of Bojangles’ common stock, in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.

The directors and executive officers of Bojangles’ have interests in the merger that may be different from, or in addition to, the interests of Bojangles’ stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Bojangles’ Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement.

How to Vote Your Shares

If you are a stockholder of record, you may vote your shares using one of the four (4) methods described below.

•	in person at the Special Meeting;

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares in person at the Special Meeting, you should contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the Special Meeting in order to vote. If you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote.

Closing of the Merger (page 78)

The closing of the merger will take place on the first Monday that is also a business day on or following January 7, 2019, subject to the following:

•

the closing will occur no earlier than the third (3rd) business day after the later to be satisfied of the following conditions: (i) the Bojangles’ stockholder approval being obtained or (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act (as defined in the section entitled Summary—Conditions to the Merger beginning on page 5 of this proxy statement) (subject to the satisfaction or, to the extent permitted, waiver of the other conditions to closing, other than those conditions that by their nature are to be satisfied at the closing), or at such other time as Walker and Bojangles’ may mutually agree in writing; and

•

the closing will occur no earlier than the third (3rd) business day following the final day of the marketing period (as defined below), unless an earlier date during the marketing period is specified by Walker.

The “marketing period” is a specified period set forth in the merger agreement to syndicate the “debt financing” (as defined in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 69 of this proxy statement) of at least fifteen (15) consecutive business days following receipt by Walker of certain required financial information of Bojangles’ (which will begin running no earlier than December 3, 2018). Notwithstanding the foregoing, the marketing period will end on any earlier date on which the debt financing is obtained.

On November 21, 2018, Bojangles’ and Walker each received notice that the U.S. Federal Trade Commission (which we refer to as the “FTC”) granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period under the HSR Act in respect of the merger has been satisfied.

The merger will become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to in writing by Walker, Merger Sub and Bojangles’ and set forth in the certificate of merger (which date and time, in either case, we refer to as the “effective time”). The date on which the closing occurs is sometimes referred to as the “closing date.”

Conditions to the Merger (page 97)

The following are some of the conditions that must be satisfied or, if permissible by law, waived before each party is required to consummate the merger, in each case as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 97 of this proxy statement:

•	the Bojangles’ stockholder approval will have been obtained;

•

no governmental authority of competent jurisdiction sitting in the United States will have (i) issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions, or (ii) enacted, issued, promulgated, enforced or entered any law that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions;

•

any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), will have expired or been terminated;

•

the accuracy of the representations and warranties of Bojangles’, on the one hand, and Walker and Merger Sub, on the other hand, in the merger agreement, subject in some instances to de minimis, materiality, “company material adverse effect” (as defined in the section entitled “The Merger Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 81 of this proxy statement) or other qualifiers, as of November 5, 2018 and as of the closing date;

•

the performance of or compliance with, in all material respects by, Bojangles’, on the one hand, and Walker and Merger Sub, on the other hand, of their respective covenants, agreements and obligations required to be performed or complied with by them under the merger agreement on or prior to the closing date; and

•	since the date of the merger agreement, no company material adverse effect with respect to Bojangles’ has occurred or would reasonably be expected to occur.

Recommendation of the Bojangles’ Board of Directors and Reasons for the Merger (page 45)

The Bojangles’ Board of Directors (which we refer to as the “Board”) unanimously recommends that Bojangles’ stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other proposals to be considered at the Special Meeting. For a description of the reasons considered by the Board in deciding to recommend the adoption of the merger agreement, see the section entitled “The Merger (Proposal 1)—Recommendation of the Board and Reasons for Recommendation” beginning on page 45 of this proxy statement.

Voting Agreement with Advent-Bojangles’ Acquisition Limited Partnership (page 103)

Concurrently with the execution of the merger agreement, on November 5, 2018, Advent, representing, as of the close of business on the record date, approximately 50.2% of the outstanding Bojangles’ common stock, entered into a voting agreement with Walker, pursuant to which, among other things and subject to the terms and conditions set forth therein, Advent agreed to, no later than four (4) business days prior to the Special Meeting (or any other annual or special meeting of Bojangles’ called with respect to the matters set forth in the voting agreement), cause its shares of Bojangles’ common stock to be counted for quorum purposes and voted in favor of the adoption of the merger agreement and the transactions and against any alternative acquisition proposal (unless and until the voting agreement has terminated in accordance with its terms) pursuant to, in each case, the instructions contained in this proxy statement. In addition, subject to certain exceptions, Advent waived its appraisal rights. The voting agreement terminates upon the earliest to occur of (i) the effective time of the closing of the merger, (ii) an amendment of the merger agreement which, among other things, alters or changes the amount or kind of merger consideration to be received by the Bojangles’ stockholders, which is $16.10 in cash, without interest (which we refer to as the “merger consideration”), or otherwise would require further approval of Bojangles’ stockholders under applicable law, (iii) the termination of the merger agreement in accordance with its terms prior to the effective time, (iv) the occurrence of an adverse recommendation change in response to an intervening event (in each case, as defined in the merger agreement), or (v) the mutual agreement of Walker and Advent to terminate the voting agreement.

Opinions of Financial Advisors (page 50)

Opinion of BofA Merrill Lynch

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “BofA Merrill Lynch”), the Company’s financial advisor, delivered to the Board a written opinion, dated November 5, 2018, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders. The full text of the written opinion, dated November 5, 2018, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety.

BofA Merrill Lynch provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

Opinion of Houlihan Lokey

On November 5, 2018, Houlihan Lokey Capital, Inc. (which we refer to as “Houlihan Lokey”), orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated November 5, 2018), as to, as of November 5, 2018, the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of Bojangles’ or any other person as to how to act or vote with respect to any matter relating to the merger or otherwise.

Treatment of Bojangles’ Equity Awards (page 80)

The merger agreement provides that at the effective time, each option to purchase shares of Bojangles’ common stock granted under the Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan (which was refer to as the “stock plan”) or otherwise (which we refer to as a “Bojangles’ stock option”) that is outstanding and unexercised as of immediately prior to the effective time, whether or not vested or exercisable, will become fully vested and exercisable, and will be cancelled as of the effective time, and converted into the right to receive, to the extent the Bojangles’ stock option has an exercise price per share that is less than the merger consideration, immediately after the effective time (and in no event later than five (5) calendar days following the effective time), a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) the excess of $16.10 over the per share exercise price of such Bojangles’ stock option, and (ii) the aggregate number of shares issuable upon exercise of such Bojangles’ stock option. Each Bojangles’ stock option with a per share exercise price equal to or greater than the merger consideration will be cancelled as of the effective time without payment of any consideration and will have no further force or effect.

The merger agreement also provides that at the effective time, each restricted stock unit granted under the stock plan or otherwise (which we refer to as a “restricted stock unit”) that is outstanding as of immediately prior to the effective time will become fully vested as of the effective time and will be cancelled as of the effective time and converted into a right to receive immediately after the effective time (and in no event later than five (5) calendar days following the effective time) a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) $16.10 and (ii) the aggregate number of shares subject to such restricted stock unit.

Together, the Bojangles’ stock options and restricted stock units are referred to herein as the “Bojangles’ equity awards.”

Interests of Bojangles’ Directors and Executive Officers in the Merger (page 65)

The directors and executive officers of Bojangles’ have interests in the merger that may be different from, or in addition to, the interests of Bojangles’ stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Bojangles’ Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement. The Board was aware of these interests prior to the execution of the merger agreement and considered them, among other matters, in approving the merger agreement and in determining to recommend that the stockholders adopt the merger agreement. These interests may include the following, among others:

•	the accelerated vesting, cancellation and cash-out of Bojangles’ equity awards;

•

the entitlement of certain current executive officers to receive retention bonus awards payable in cash, that vest as follows: 50% upon consummation of the merger and 50% on the six (6)-month anniversary of the consummation of the merger, generally subject to continued employment through each applicable vesting date;

•	the potential or entitlement, as applicable, of certain of the current executive officers to receive severance payments and, in certain cases, benefits upon a qualifying termination of employment; and

•	continuation of indemnification, directors’ and officers’ liability insurance and other compensation and employee benefits to be provided by the surviving company or one of its affiliates.

Financing (page 69)

Walker expects to finance the total amount of funds necessary to consummate the merger and the other transactions, including the funds needed to pay to Bojangles’ stockholders the amounts due to them under the merger agreement, any prepayment, repayment, refinancing or conversion of debt contemplated by the merger agreement and the “debt commitment letter” (as defined in the section entitled “The Merger (Proposal 1)—Financing—Debt Commitment Letter” beginning on page 70 of this proxy statement), any other amounts required to be paid in connection with the consummation of the transactions, including the merger and the payments in respect of outstanding equity awards, and any fees and expenses of or payable by Walker or Merger Sub in connection with the transactions and the “financing” (as defined in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 69 of this proxy statement) primarily with (i) debt financing to be provided by certain lenders and (ii) “equity financing” (as defined in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 69 of this proxy statement) to be provided by the sponsors.

Material U.S. Federal Income Tax Consequences of the Merger (page 72)

The exchange of shares of Bojangles’ common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Bojangles’ stockholder that is a “U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement) will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in the shares of Bojangles’ common stock exchanged therefor. With respect to a Bojangles’ stockholder that is a “non-U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement), the exchange of shares of Bojangles’ common stock for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the merger unless the Bojangles’ stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-9 or IRS Form W-8 or applicable successor form).

Each Bojangles’ stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Regulatory Clearances (page 74)

Under the merger agreement, the merger cannot be completed until any applicable waiting period under the HSR Act has expired or been terminated following the filing of premerger notification and report forms with the FTC and the Antitrust Division of the Department of Justice. On November 21, 2018, Bojangles’ and Walker each received notice that the FTC granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period under the HSR Act in respect of the merger has been satisfied.

Appraisal Rights (page 108)

Under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), Bojangles’ stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Bojangles’ before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex E to this proxy statement.

De-listing and De-registration of Bojangles’ Common Stock (page 75)

If the merger is completed, Bojangles’ common stock will be de-listed from NASDAQ Stock Market (which we refer to as “Nasdaq”) and de-registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). As such, following the effective time, Bojangles’ will no longer file periodic reports with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), on account of Bojangles’ common stock.

No Solicitation; Acquisition Proposals (page 87)

Pursuant to the merger agreement, Bojangles’ has agreed to immediately cease and cause to be terminated, and to cause its subsidiaries, and its and its subsidiaries’ respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other representatives (such individuals, we collectively refer to as “representatives”), to immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing as of the date of the merger agreement with a potential acquiror with respect to an “acquisition proposal” (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 87 of this proxy statement), or any proposal that could reasonably be expected to lead to an acquisition proposal. In addition, except as provided in the merger agreement, Bojangles’ has agreed that it and its subsidiaries will not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any “standstill” provisions (including provisions that restrict or prohibit the purchase of shares of Bojangles’ common stock or the making or soliciting of any offer or proposal) of any contract to which Bojangles’ or any of its subsidiaries is a party relating to an acquisition proposal.

Except as expressly permitted by the merger agreement (as described in the section entitled “The Merger Agreement—Other Covenants and Agreements” beginning on page 87 of this proxy statement), during the “pre-closing period” (as defined in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 84 of this proxy statement), Bojangles’ has agreed that neither it nor any of its subsidiaries will, and it will cause its and its subsidiaries’ representatives not to (i) solicit, initiate, or knowingly encourage or knowingly facilitate any inquiries or the submission of any acquisition proposal, or (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal except to notify such person of the existence of the no-solicitation provision of the merger agreement.

Under the merger agreement, generally, the Board may not (i) withhold, withdraw or modify or amend in a manner adverse to Walker or Merger Sub, the board recommendation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—The Bojangles’ Board Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 89 of this proxy statement), (ii) approve, adopt or recommend, or declare the advisability of, any acquisition proposal, (iii) enter into any acquisition agreement, merger agreement, or similar agreement (other than an acceptable confidentiality agreement (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 87 of this proxy statement)) with respect to any acquisition proposal,

(iv) fail to include the board recommendation in this proxy statement, (v) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer, or (vi) if an acquisition proposal (including a material amendment to the terms of an existing acquisition proposal, other than as described in the previous clause (v)) has been publicly announced or disclosed, fail to reaffirm the board recommendation upon the written request of Walker within five (5) business days after such written request.

However, prior to the receipt of the Bojangles’ stockholder approval, the Board, in certain circumstances and subject to certain limitations set forth in the merger agreement, may (i) take any of the actions described in clauses (i) through (vi) of the immediately preceding paragraph or terminate the merger agreement in connection with a superior proposal, and (ii) take any of the actions described in clauses (i) through (vi) of the immediately preceding paragraph in connection with an intervening event that was not known to or reasonably foreseeable to the Board as of November 5, 2018, unrelated to any acquisition proposal, in each case, as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—The Bojangles’ Board Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 89 of this proxy statement and, in each case, subject to specified notice obligations to Walker and specified obligations to negotiate and consider in good faith any modifications proposed by Walker to the merger agreement, as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals—Notice of Acquisition Proposal” beginning on page 88 of this proxy statement.

Termination (page 99)

The merger agreement may be terminated and the transactions may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Walker and Bojangles’; or

•	by either Walker or Bojangles’ if:

–

the effective time has not occurred on or before the “outside date” (as defined in the section entitled “The Merger Agreement—Termination; Effect of Termination” beginning on page 99 of this proxy statement), subject to extension in certain limited circumstances;

–

if a U.S. governmental authority has enacted or issued any injunction or law, in each case, permanently enjoining, prohibiting or making illegal the consummation of the merger and such injunction or law will have become final and nonappealable;

–	the merger agreement fails to receive the Bojangles’ stockholder approval at a meeting of the Bojangles’ stockholders (or any adjournment or postponement thereof); or

–

in the event of a “terminable breach” (as defined in the section entitled “The Merger Agreement—Termination; Effect of Termination” beginning on page 99 of this proxy statement) by the other party, but only if the terminating party is not itself in “terminable breach” of the merger agreement.

•	by Walker if:

–	prior to the time the Bojangles’ stockholder approval is obtained, the Board has effected an adverse recommendation change; or

•	by Bojangles’ if:

–	prior to the time the Bojangles’ stockholder approval is obtained, Bojangles’ enters into an acquisition agreement, merger agreement or similar agreement with respect to a superior proposal, which termination is contingent upon Bojangles’ concurrent payment to Walker of the “company termination fee” (as defined in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement); or

–

(i) all of the mutual conditions to the merger and the conditions of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing but which are capable of being satisfied at such time), (ii) at the same time as, or following, the events described in the immediately preceding clause (i), Bojangles’ has irrevocably confirmed to Walker in writing that if the equity financing and debt financing were to be funded, then Bojangles’ stands ready, willing and able to proceed with the closing, and (iii) Walker and Merger Sub have failed to consummate the merger within three (3) business days after Bojangles’ has delivered the written confirmation referenced in clause (ii) to Walker and at all times during such three (3)-business-day period Bojangles’ was ready, willing and able to consummate the merger.

If the merger agreement is validly terminated pursuant to the termination rights described above in the bullet points in this section, the merger agreement will become void and of no further force or effect and there will be no liability or obligation on the part of any party, except for the confidentiality provisions, provisions relating to the effect of termination (including the termination fees described in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement) and certain other specified general provisions of the merger agreement, each of which will survive the termination of the merger agreement.

Termination Fees (page 100)

Under the merger agreement, Bojangles’ is required to pay Walker a termination fee of $24,000,000 in cash if the merger agreement is terminated:

•

by Walker or Bojangles’ because the effective time of the merger has not occurred on or before the outside date (as extended, if applicable, to allow for the completion of the marketing period) or the merger agreement failed to receive the Bojangles’ stockholder approval (or any adjournment or postponement thereof), and (i) at or prior to the termination date, an acquisition proposal had been publicly announced and not publicly withdrawn and (ii) within twelve (12) months of the termination date, Bojangles’ enters into a definitive agreement with respect to an acquisition proposal or any other transaction meeting the parameters of an acquisition proposal (or otherwise consummates such a transaction within such twelve (12)-month period) (and in which case, Bojangles’ will pay or cause to be paid to Walker the termination fee upon consummation of such transaction);

•	by Walker if, prior to the time of the Bojangles’ stockholder approval, an adverse recommendation change will have occurred;

•	by Bojangles’, prior to the Bojangles’ stockholder approval, to enter into an acquisition agreement, merger agreement or similar agreement with respect to a superior proposal; or

•

by Walker because Bojangles’ is in terminable breach, and (i) the breach giving rise to such termination was a “willful and material breach” (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 87 of this proxy statement), (ii) at or prior to the termination date, an acquisition proposal had been publicly announced and not publicly withdrawn and (iii) within twelve (12) months of the termination date, Bojangles’ enters into a definitive agreement with respect to an acquisition proposal or any other transaction meeting the parameters of an acquisition proposal (or otherwise consummates such a transaction within such twelve (12)-month period) (and in which case, Bojangles’ will pay or cause to be paid to Walker the termination fee upon consummation of such transaction).

Under the merger agreement, Walker is required to pay Bojangles’ a termination fee of $45,000,000 in cash if the merger agreement is terminated by Bojangles’ because:

•	Walker is in terminable breach; or

•

(i) all of the mutual conditions to the merger and the conditions of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing but which are capable of being satisfied at such time), (ii) at the same time as, or following, the events described in the immediately preceding clause (i), Bojangles’ has irrevocably confirmed to Walker in writing that if the equity financing and debt financing were to be funded, then Bojangles’ stands ready, willing and able to proceed with the closing, and (iii) Walker and Merger Sub have failed to consummate the merger within three (3) business days after Bojangles’ has delivered the written confirmation referenced in clause (ii) to Walker and at all times during such three (3)-business day period Bojangles’ was ready, willing and able to consummate the merger.

Expenses (page 102)

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions will be paid by the party incurring or required to incur such expenses. However, Walker has agreed to pay all fees or other payments payable to any governmental authority.

Limitations on Remedies; Specific Performance (page 101)

Subject to Walker’s and Merger Sub’s rights to specifically enforce the provisions of the merger agreement (as described below), the parties agreed that, if the “company termination fee” (as defined in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement) is payable pursuant to the terms of the merger agreement, Walker’s and Merger Sub’s right to terminate the merger agreement and receive payment of the company termination fee will be the sole and exclusive remedy of Walker and Merger Sub for any loss suffered by Walker or Merger Sub as a result of the failure of the transactions to be consummated.

Subject to Bojangles’ rights to specifically enforce the provisions of the merger agreement (as described below) and the equity commitment letters, the parties agreed that Bojangles’ right to terminate the merger agreement and receive payment of the “Walker termination fee” (as defined in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement) (if owed pursuant to the terms of the merger agreement) will be the sole and exclusive remedy of Bojangles’ and its subsidiaries and the “company related parties” (as defined in the section entitled “The Merger (Proposal 1)—Limitations on Remedies; Specific Performance” beginning on page 75 of this proxy statement) against Walker, Merger Sub, the financing sources of Walker, the equity investors, any other potential debt or equity financing source and the “Walker related parties” (as defined in the section entitled “The Merger (Proposal 1)—Limitations on Remedies; Specific Performance” beginning on page 75 of this proxy statement) for all losses and damages in respect of the merger agreement (or the termination of the merger agreement).

Each of the parties is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach.

Notwithstanding the above paragraph, Bojangles’ is only entitled to enforce specifically the obligations of Walker and Merger Sub to consummate the merger if (i) all of the mutual conditions to consummate the merger and the conditions to the obligations of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time), (ii) the “debt financing” (as defined in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 69 of this proxy statement) has been funded or will be funded at the time when the closing is required to occur if the “equity financing” (as defined in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 69 of this proxy statement) pursuant to the equity commitment letters are funded substantially simultaneously, and (iii) Bojangles’ has irrevocably confirmed to Walker in writing that, if the equity commitment and debt commitment are funded, Bojangles’ stands ready, willing and able to proceed with the closing of the merger.

Bojangles’ has the right to specifically enforce the equity commitment letters and bring claims against Durational Walker and Resolute with respect to the limited guarantees, in both cases, subject to the terms and conditions set forth in the equity commitment letters and the limited guarantees.

Litigation Relating to the Merger (page 76)

No litigation relating to the merger was pending as of the time of filing this proxy statement.

Market Price of Bojangles’ Common Stock and Dividend Data (page 105)

Bojangles’ common stock is listed on Nasdaq under the symbol “BOJA.” The closing sale price of Bojangles’ common stock on February 12, 2018, the last trading day prior to initial media speculation around a possible transaction, was $11.60. The closing sale price of Bojangles’ common stock on September 27, 2018, the last trading day prior to a news report that indicated that Bojangles’ was exploring a sale process with BofA Merrill Lynch as its financial advisor, was $13.95. The closing sale price of Bojangles’ common stock on November 2, 2018, the last trading day prior to the execution of the merger agreement, was $15.80 per share. On December 7, 2018 the most recent practicable date before the filing of this proxy statement, the closing sale price of Bojangles’ common stock was $16.10 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Following the merger, there will be no further market for Bojangles’ common stock, and our common stock will be de-listed from Nasdaq and de-registered under the Exchange Act. As a result, following the merger and such de-registration, we will no longer file periodic reports with the SEC.

For a more complete description, please see the section entitled “Market Prices and Dividend Data” beginning on page 105 of this proxy statement.

* * *

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting, the merger agreement and the transactions. These questions and answers may not address all questions that may be important to you as a Bojangles’ stockholder. Please refer to the section entitled “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully.

Q:	Why am I receiving this proxy statement?

A:    On November 5, 2018, Bojangles’ entered into the merger agreement providing for the merger of Merger Sub with and into Bojangles’, with Bojangles’ surviving the merger as a wholly owned subsidiary of Walker. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the Special Meeting.

Q:	What is a proxy?

A:    A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “form of proxy” or “proxy card.” The Board has designated each of James R. Kibler, Bojangles’ Interim President and Interim Chief Executive Officer, and M. John Jordan, Bojangles’ Senior Vice President of Finance, Chief Financial Officer and Treasurer, with full power of substitution, as proxy for the Special Meeting.

Q:	What is the proposed transaction?

A:    The proposed transaction is the acquisition of Bojangles’ by Walker through the merger of Merger Sub with and into Bojangles’ pursuant to the merger agreement. Following the effective time, Bojangles’ will be privately held as a wholly owned subsidiary of Walker, and you will no longer own shares of Bojangles’ common stock and instead will have only the right to receive the merger consideration. Following the consummation of the merger, Bojangles’ common stock will be de-listed from Nasdaq and de-registered under the Exchange Act; thus, Bojangles’ will no longer be a public company.

Q:	What will I receive in the merger?

A:    If the merger is completed, you will be entitled to receive $16.10 in cash for each share of Bojangles’ common stock you own, without interest and less applicable withholding taxes. For example, if you own 100 shares of Bojangles’ common stock, you will be entitled to receive $1,610.00 in cash, without interest and less applicable withholding taxes. After the effective time, you will no longer have any rights as a Bojangles’ stockholder other than the right to receive the merger consideration.

Q:	What is included in these materials?

A:    These materials include:

•	this proxy statement for the Special Meeting;

•	a proxy card or voting instruction form (enclosed with this proxy statement);

•	a copy of the merger agreement (attached as Annex A to this proxy statement);

•	a copy of the voting agreement (attached as Annex B to this proxy statement);

•	the written opinion of BofA Merrill Lynch (attached as Annex C to this proxy statement);

•	the written opinion of Houlihan Lokey (attached as Annex D to this proxy statement); and

•	the full text of Section 262 of the DGCL (attached as Annex E to this proxy statement).

Q:	Where and when is the Special Meeting?

A:    The Special Meeting will take place on January 10, 2019 at our corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time. To ensure that you will be represented, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. In certain circumstances, the Special Meeting could be adjourned to another time or place. All references in our proxy material to Special Meeting include any adjournment or postponement of the Special Meeting.

Q:	How do I attend the Special Meeting?

A:    To attend the meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our common stock. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the Special Meeting. If you are not a holder of record as of the close of business on the record date, you will be permitted to vote at the meeting only if you have a valid legal proxy from a holder of record as of the close of business on the record date.

Q:	What proposals will be voted on at the Special Meeting?

A:    There are two (2) proposals scheduled to be voted on at the Special Meeting:

•	to adopt the merger agreement; and

•

to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Q:	What is the Board’s voting recommendation?

A:    Upon careful consideration, the Board unanimously recommends that you vote your shares:

•	“FOR” the proposal to adopt the merger agreement; and

•

“FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

For a discussion of the factors that the Board considered in determining to approve the execution and delivery of the merger agreement by Bojangles’ and to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1)—Recommendation of the Board and Reasons for Recommendation” beginning on page 45 of this proxy statement. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Bojangles’ stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1)—Interests of Bojangles’ Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement.

Q:	Who is entitled to vote at the Special Meeting?

A:    All shares owned by you as of the record date, which is the close of business on December 6, 2018, may be voted by you. You may cast one vote per share of Bojangles’ common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held through a broker, bank or other nominee for you as the beneficial owner.

As of the close of business on the record date, there were 37,548,674 shares of Bojangles’ common stock issued and outstanding, and entitled to vote at the Special Meeting. Each share of Bojangles’ common stock issued and outstanding as of the close of business on the record date will be entitled to one vote on each matter submitted to a vote at the Special Meeting.

Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:    Our stockholders may hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with Bojangles’ transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by Bojangles’. As the stockholder of record, you have the right to vote in person at the Special Meeting, grant your voting proxy directly to certain officers of Bojangles’ or to appoint a representative of your choosing to attend the Special Meeting and vote on your behalf by granting such person a “legal proxy.”

•

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the “stockholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the Special Meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card to authorize you to vote your shares in person at the Special Meeting. However, because you are not the “stockholder of record,” you may not vote your shares in person at the Special Meeting, unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What must I do if I want to attend the Special Meeting in person?

A:    Only individuals who were Bojangles’ stockholders as of the close of business on the record date and their authorized representatives may attend the Special Meeting. Proof of ownership of Bojangles’ common stock (which may be the appearance of such stockholder’s name on Bojangles’ stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the Special Meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the Special Meeting. To ensure that you will be represented, even if you plan to attend the Special Meeting in person, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. Please contact your broker, bank or other nominee for instructions regarding obtaining a “legal proxy.” No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	If I am a stockholder of record of Bojangles’ shares, how do I vote?

A:    You do not need to physically attend the Special Meeting in person in order to vote your shares of Bojangles’ common stock. If you are a stockholder of record, there are four (4) ways you can vote:

•	in person at the Special Meeting;

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:    If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares in person at the Special Meeting, you should contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the Special Meeting in order to vote. Please note that if you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

Q:	Will my shares of Bojangles’ common stock held in street name or another form of record ownership be combined for voting purposes with shares I hold of record?

A:    No. Because any shares of Bojangles’ common stock you may hold in street name will be deemed to be held by a different stockholder of record than any shares of Bojangles’ common stock you hold of record, any shares of Bojangles’ common stock held in street name will not be combined for voting purposes with shares of Bojangles’ common stock you hold of record. Similarly, if you own shares of Bojangles’ common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card or vote separately by telephone or internet with respect to those shares of Bojangles’ common stock because they are held in a different form of record ownership. Shares of Bojangles’ common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Bojangles’ common stock held in an individual retirement account must be voted under the rules governing such account.

Q:	What is the quorum requirement for the Special Meeting?

A:    A quorum is necessary to hold a valid meeting. The presence at the Special Meeting of the holders of record of a majority of the shares entitled to vote, present in person or represented by proxy, at the close of business on the record date will constitute a quorum. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained. Pursuant to the voting agreement, Advent has agreed to, no later than four (4) business days prior to the Special Meeting, cause its shares of Bojangles’ common stock to be counted at the Special Meeting for quorum purposes pursuant to this proxy statement.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.

In the event that a quorum is not present at the Special Meeting, we expect to adjourn or postpone the Special Meeting until we solicit enough proxies to obtain a quorum.

Q:	What happens if I do not give specific voting instructions?

A:    Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this proxy statement. Thus, your shares of Bojangles’ common stock will be voted:

•	“FOR” the proposal to adopt the merger agreement; and

•

“FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Beneficial Owner. If you are a beneficial owner of shares held in street name, under applicable stock exchange rules the broker, bank or other nominee that holds your shares may generally vote on routine proposals but cannot vote without instructions on non-routine matters unless they have discretionary authority. None of the proposals to be voted on at the Special Meeting are considered routine proposals. As a result, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares, a “broker non-vote” will occur. Therefore, we urge you to give voting instructions to your broker. Shares represented by such “broker non-votes” will not be counted as present or represented by proxy in determining whether there is a quorum. A “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Your abstention will have no effect on the adjournment proposal.

Q:	What is the voting requirement to approve the proposal to adopt the merger agreement?

A:    Adoption of the merger agreement requires stockholders holding a majority of the shares of Bojangles’ common stock issued and outstanding at the close of business on the record date and entitled to vote thereon to vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Bojangles’ common stock or an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because Advent owned, as of the close of business on the record date, approximately 50.2% of the outstanding Bojangles’ common stock, if Advent votes in favor of the adoption of the merger agreement (as required by the voting agreement, subject to the terms and conditions therein), then the merger agreement will be adopted.

Q:	What is the voting requirement to approve the proposal to adjourn the Special Meeting?

A:    The approval to adjourn the Special Meeting requires stockholders holding a majority of the shares of Bojangles’ common stock, present or represented by proxy at the Special Meeting and entitled to vote thereon, whether or not a quorum is present, to vote “FOR” the proposal. An abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Q:	How do Bojangles’ directors and executive officers intend to vote?

A:    We currently expect that Bojangles’ directors and executive officers will vote their shares of Bojangles’ common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.

The directors and executive officers of Bojangles’ have interests in the merger that may be different from, or in addition to, the interests of Bojangles’ stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Bojangles’ Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement.

Q:	Have any stockholders already agreed to vote “FOR” approval of the merger agreement?

A:    Yes. Advent-Bojangles’ Acquisition Limited Partnership, an affiliate of Advent International Corporation, which beneficially owned approximately 50.2% of our outstanding shares as of the close of business on the record date, entered into a voting agreement with Walker to vote the Bojangles’ common stock beneficially owned by it as of the close of business on the record date in favor of adoption of the merger agreement, subject to the terms and conditions of such agreement. The voting agreement is described in more detail in the section entitled “The Voting Agreement” beginning on page 103 of this proxy statement.

Q:	What effects will the merger have on Bojangles’ and its common stock?

A:    Bojangles’ common stock is currently registered under the Exchange Act, and is listed on Nasdaq under the symbol “BOJA.” At the effective time, Merger Sub will merge with and into Bojangles’, with Bojangles’ continuing as the surviving company and as a wholly owned subsidiary of Walker. As a result of the merger, Bojangles’ will cease to be a publicly traded company. Following the consummation of the merger, Bojangles’ common stock will be de-listed from Nasdaq and de-registered under the Exchange Act.

Q:	What effects will the merger have on Bojangles’ equity awards?

A:    At the effective time, each Bojangles’ stock option that is outstanding and unexercised as of immediately prior to the effective time, whether or not vested or exercisable, will become fully vested and exercisable, and will be cancelled as of the effective time, and converted into the right to receive, to the extent the Bojangles’ stock option has an exercise price per share that is less than the merger consideration, immediately after the effective time (and in no event later than five (5) calendar days following the effective time), a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) the excess of $16.10 over the per share exercise price of such Bojangles’ stock option and (ii) the aggregate number of shares issuable upon exercise of such Bojangles’ stock option. Each Bojangles’ stock option with a per share exercise price equal to or greater than the merger consideration will be cancelled as of the effective time without payment of any consideration and will have no further force or effect.

At the effective time, each restricted stock unit that is outstanding as of immediately prior to the effective time will become fully vested as of the effective time and will be cancelled as of the effective time and converted into a right to receive immediately after the effective time (and in no event later than five (5) calendar days following the effective time) a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) $16.10 and (ii) the aggregate number of shares subject to such restricted stock unit.

Q:	When is the merger expected to be completed?

A:    Together with Walker, we are working toward completing the merger as quickly as possible after the date of the Special Meeting, and currently expect to consummate the merger in the first fiscal quarter of 2019. Please note that per the terms of the merger agreement, the consummation of the merger will occur on a Monday that is a business day and no earlier than January 7, 2019. We cannot be certain when or if the conditions to the merger will be satisfied (or, to the extent permitted, waived). The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Bojangles’ stockholders.

Q:	What happens if the merger is not completed?

A:    If the merger agreement is not adopted by Bojangles’ stockholders, or if the merger is not completed for any other reason, the Bojangles’ stockholders will not receive any payment for their shares of Bojangles’ common stock in connection with the merger. Except in certain circumstances where Bojangles’ has entered into an alternative transaction to the merger, Bojangles’ would remain a public company, and shares of Bojangles’ common stock would continue to be registered under the Exchange Act, as well as listed and traded on Nasdaq. In the event that the merger agreement is terminated, then, in certain specified circumstances, a termination fee of $24,000,000 will be due and payable by Bojangles’ to Walker, and in certain other specified circumstances, a termination fee of $45,000,000 will be due and payable by Walker to Bojangles’. See the section entitled “The Merger Agreement—Termination; Effect of Termination” beginning on page 99 of this proxy statement.

Q:	Can I revoke my proxy or change my vote?

A:    Yes. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•

providing a written notice of revocation that is received before the Special Meeting by the Secretary at Bojangles’, Inc. 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary;

•	delivering a valid, later-dated proxy either by telephone or online;

•	completing, signing, dating and returning a new proxy card by mail to Bojangles’ before the Special Meeting (our last delivery before the meeting begins will be counted); or

•	attending the Special Meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Bojangles’, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Bojangles’ before the Special Meeting.

If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining a “legal proxy” or broker’s proxy card from your broker, bank or other nominee that holds the shares of record and voting your shares in person at the Special Meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:    The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of Bojangles’ common stock issued and outstanding, not just the shares that are voted. Failure to submit a signed proxy card, grant a proxy by phone or the internet or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the Special Meeting, the merger agreement and the merger, please review this proxy statement and the copy of the merger agreement attached as Annex A thereto.

The requisite number of shares to approve the proposal to adjourn the Special Meeting is a majority of shares of Bojangles’ common stock issued and outstanding and that are present or represented at the Special Meeting, whether or not a quorum is present. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the Special Meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Only shares of common stock that are issued and outstanding as of the close of business on the record date are eligible to be voted on each of the two (2) proposals and will be counted for purposes of determining whether a quorum is present.

Q:	If the merger is consummated, how will I receive the cash for my shares of Bojangles’ common stock?

A:    If the merger is consummated and your shares of Bojangles’ common stock are held in book-entry or in the name of a broker, bank or other custodian, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you hold your shares of Bojangles’ common stock in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of Bojangles’ common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares of Bojangles’ common stock after you comply with such instructions.

Q:	What happens if I sell my shares of Bojangles’ common stock before completion of the merger?

A:    In order to receive the merger consideration, you must hold your shares of Bojangles’ common stock through completion of the merger. Consequently, if you transfer your shares of Bojangles’ common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the Special Meeting is December 6, 2018. If you transfer your shares of Bojangles’ common stock after the record date but before the closing of the merger, unless you have granted a “legal proxy” to the purchaser as part of the transfer, you will have the right to vote at the Special Meeting, although you will have transferred your right to receive the merger consideration in the merger.

Q:	Should I send in my evidence of ownership now?

A:    No. After the merger is completed, you will receive a letter of transmittal, if applicable, and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Bojangles’ common stock evidenced by stock certificates for the merger consideration. If your shares of Bojangles’ common stock are held in street name by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your street name shares in exchange for the merger consideration. Please do not send in any documentation of evidence of ownership now.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Bojangles’ common stock?

A:    Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Bojangles’ before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of

Section 262 of the DGCL that is attached as Annex E to this proxy statement. For additional information, see the section entitled “Appraisal Rights” beginning on page 108 of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Bojangles’ common stock for the merger consideration pursuant to the merger?

A:    Generally, yes, if you are a U.S. stockholder. The exchange of shares of Bojangles’ common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Bojangles’ stockholder that is a “U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement) will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in the shares of Bojangles’ common stock exchanged therefor. With respect to a Bojangles’ stockholder that is a “non-U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement), the exchange of shares of Bojangles’ common stock for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the merger unless the Bojangles’ stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9 or IRS Form W-8 or applicable successor form).

Each Bojangles’ stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this proxy statement and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under any state, local or non-U.S. tax laws or tax treaties.

Q:	What does it mean if I get more than one proxy card?

A:    If your shares of Bojangles’ common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards or voting instructions forms you receive (or submit each of your proxies or voting instructions forms by telephone or the internet, if available to you) to ensure that all of your shares of Bojangles’ common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?

A:    Some banks, brokers and other nominees may participate in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that a single set of our proxy materials, containing a single copy of this proxy statement but multiple proxy cards or voting instruction forms, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you write or call our proxy solicitor, Georgeson LLC (which we refer to as “Georgeson”) by phone, toll-free at (866) 821-2614, or in writing at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting (i) Bojangles’ at Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary or by calling (704) 527-2675 (if your shares are registered in your own name), or (ii) your broker, bank or other nominee (if your shares are registered in their name).

Q:	Who will count the votes?

A:    The votes will be counted by one or more inspectors of election appointed for the Special Meeting.

Q:	Who will solicit and bear the cost of soliciting votes for the Special Meeting?

A:    Bojangles’ will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Bojangles’ has engaged Georgeson to assist in the solicitation of proxies for the Bojangles’ Special Meeting. Bojangles’ estimates that it will pay Georgeson a fee of approximately $10,000, plus reimbursement of certain expenses. In addition, Bojangles’ may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Bojangles’ common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Are there any other risks to me from the merger that I should consider?

A:    Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Forward-Looking Information” beginning on page 25 of this proxy statement.

Q:	Where can I find the voting results of the Special Meeting?

A:    Bojangles’ will announce preliminary voting results at the Special Meeting and publish preliminary, or final results if available, in a current report on Form 8-K filed with the SEC within four (4) business days after the Special Meeting.

Q:	What do I need to do now?

A:    We urge you to read this entire document carefully, including its appendices and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of Bojangles’ common stock you own. Please see the above questions “If I am a stockholder of record of Bojangles’ shares, how do I vote?” and “If I am a beneficial owner of shares held in street name, how do I vote?” for a summary of instructions on how to vote.

Q:	Where can I find more information about Bojangles’?

A:    You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page 114 of this proxy statement.

Q:	Who can help answer my other questions?

A:    If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, which is acting as the proxy solicitor and information agent for Bojangles’ in connection with the merger.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders Call:

Toll-Free: (866) 821-2614

Collect: (781) 575-2137

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, plans and prospects, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “potential” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in this proxy statement are based upon information available to us as of the filing date of this proxy statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Bojangles’ annual report on Form 10-K for the year ended December 31, 2017, under the heading “Risk Factors,” as updated from time to time by Bojangles’ quarterly reports on Form 10-Q, including Bojangles’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, and other documents of Bojangles’ on file with the SEC or in this proxy statement filed with the SEC by Bojangles’, and the following factors:

•

the risk that the merger may not be consummated in a timely manner, if at all, including the risk that (i) the merger agreement may be terminated if the merger is not consummated by a specified outside date, (ii) Bojangles’ is unable to obtain the Bojangles’ stockholder approval, (iii) the parties fail to secure the termination or expiration of any waiting period applicable under the HSR Act, as amended, (iv) the merger agreement may be terminated if Bojangles’ experiences a “company material adverse effect” as defined in the merger agreement, (v) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (vi) the limitations on remedies contained in the merger agreement may limit or entirely prevent Bojangles’ from specifically enforcing obligations of Walker under the merger agreement or recovering damages for any breach by Walker;

•

the effects that any termination of the merger agreement may have on Bojangles’ or its business, including the risks that (i) Bojangles’ stock price may decline significantly if the merger is not completed, (ii) the merger agreement may be terminated in circumstances requiring Bojangles’ to pay Walker a termination fee of $24,000,000, or (iii) the circumstances of the termination, including the possible imposition of a twelve (12)-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger;

•

the effects that the announcement or pendency of the merger may have on Bojangles’ and its business, including the risks that as a result of the announcement or pendency of the merger (i) Bojangles’ business, operating results or stock price may suffer, (ii) Bojangles’ current plans and operations may be disrupted, (iii) Bojangles’ ability to retain or recruit key employees may be adversely affected, (iv) Bojangles’ business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (v) Bojangles’ management’s or employees’ attention may be diverted from other important matters;

•	the effect of limitations that the merger agreement places on Bojangles’ ability to operate its business, return capital to stockholders or engage in alternative transactions;

•	the conditions of the capital markets during the period covered by the forward-looking statements;

•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Bojangles’ and others;

•	the amount of the costs, fees, expenses and charges related to the transactions, and the risk that the transactions may involve unexpected costs, liabilities or delays;

•

risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies or competitive development;

•	the risk that part of the financing to be obtained by Walker may become unavailable; and

•	that Bojangles’ stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Bojangles’ current strategy as an independent, public company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find Additional Information” beginning on page 114 of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

PARTIES INVOLVED IN THE MERGER

Bojangles’, Inc.

9432 Southern Pine Boulevard

Charlotte, North Carolina 28273

Telephone: (704) 527-2675

Bojangles’ is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, North Carolina, Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. As of September 30, 2018, Bojangles’ had 759 system-wide restaurants, of which 316 were company-operated restaurants, 62 were related party franchised restaurants and 381 were independent franchised restaurants, primarily located in the Southeastern United States. Our principal executive offices are located at 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273 and our telephone number is (704) 527-2675.

Bojangles’ is a Delaware corporation and Bojangles’ common stock trades on Nasdaq under the symbol “BOJA.”

Additional information about Bojangles’ is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 114 of this proxy statement.

Walker Parent, Inc.

c/o Durational Capital Management LP

107 Grand Street, 7th Floor

New York, New York 10013

Telephone: (212) 390-9164

Walker is a Delaware corporation that is indirectly owned by (i) Durational Walker, an investment fund affiliated with Durational and (ii) Resolute, an investment fund affiliated with TJC. It is contemplated that TEI will become an additional indirect owner of Walker at or prior to the consummation of the merger in connection with the equity investment contemplated by the TEI equity commitment letter. Walker was created by Durational and Resolute with the sole purpose of entering into the merger agreement and completing the merger with Bojangles’. Walker has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the transactions. Walker’s principal executive offices are located at c/o Durational Capital Management LP, 107 Grand Street, 7th Floor, New York, NY 10013 and its telephone number is (212) 390-9164.

Walker Merger Sub, Inc.

c/o Durational Capital Management LP

107 Grand Street, 7th Floor

New York, New York 10013

Telephone: (212) 390-9164

Merger Sub is a Delaware corporation formed for the sole purpose of completing the merger with Bojangles’. Merger Sub is a wholly owned subsidiary of Walker. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the transactions. Both Walker and Merger Sub are investment affiliates of Durational and TJC. Upon completion of the merger, Merger Sub will merge with and into Bojangles’ and will cease to exist. Merger Sub’s principal executive offices are located at c/o Durational Capital Management LP, 107 Grand Street, 7th Floor, New York, NY 10013 and its telephone number is (212) 390-9164.

Durational Capital Management LP

107 Grand Street, 7th Floor

New York, New York 10013

Telephone: (212) 390-9164

Durational is not a party to the merger agreement, but the Durational funds, including Durational Walker, have committed to capitalize Walker with up to $145 million of equity financing in connection with the merger pursuant to, and subject to the terms and conditions of, the Durational equity commitment letter. Based in New York, Durational is an investment firm that invests in high quality consumer companies. Durational approaches its investments with a strategic mindset and focuses on driving long-term value creation through partnership with top tier management teams and actively supporting management to drive operational improvements. The firm was founded in 2017, and its investment professionals have extensive experience investing in the consumer sector. Durational’s principal executive offices are located at 107 Grand Street, 7th Floor, New York, NY 10013 and its telephone number is (212) 390-9164.

The Jordan Company, L.P.

399 Park Avenue, 30th Floor

New York, New York 10022

Telephone: (212) 572-0800

TJC is not a party to the merger agreement, but certain TJC funds, including Resolute, have committed to capitalize Walker with up to $145 million of equity financing in connection with the merger pursuant to, and subject to the terms and conditions of, the TJC equity commitment letter. TJC, founded in 1982, is a middle-market private equity firm that has managed funds with original capital commitments in excess of $11 billion since 1987 and a 36-year track record of investing in and contributing to the growth of many businesses across a wide range of industries including Industrials, Transportation & Logistics, Healthcare, Consumer, and Telecom, Technology & Utility. The senior investment team has been investing together for over 20 years and it is supported by the Operations Management Group, which was established in 1988 to initiate and support operational improvements in portfolio companies. Headquartered in New York, TJC also has an office in Chicago. TJC’s principal executive offices are located at 399 Park Avenue, 30th Floor, New York, NY 10022 and its telephone number is (212) 572-0800.

TEI Investment Pte. Ltd.

168 Robinson Road, #37-01 Capital Tower

Singapore 068912

Telephone: +(65) 6889-8888

TEI is not a party to the merger agreement, but has committed to capitalize Walker with up to $100 million of equity financing in connection with the merger pursuant to, and subject to the terms and conditions of, the TEI equity commitment letter. TEI is a private limited company affiliated with GIC Special Investments Pte. Ltd. (which we refer to as “GIC SI”), the private equity investment arm of GIC Pte. Ltd. (which we refer to as “GIC”). GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. GIC has investments across a wide range of asset classes, including real estate, private equity, equities and fixed income. GIC’s principal executive offices are located at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912 and its telephone number is +(65) 6889-8888.

THE SPECIAL MEETING

We are furnishing this proxy statement to Bojangles’ stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof. This proxy statement provides Bojangles’ stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on January 10, 2019 at our corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273 beginning at 9:00 a.m., Eastern Time or at any adjournment or postponement thereof.

Only individuals who were Bojangles’ stockholders as of the close of business on the record date and their authorized representatives may attend the Special Meeting. Proof of ownership of Bojangles’ common stock (which may be the appearance of such stockholder’s name on Bojangles’ stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the Special Meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the Special Meeting. To ensure that you will be represented, even if you plan to attend the Special Meeting in person, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. Please contact your broker, bank or other nominee for instructions regarding obtaining a “legal proxy.” No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders of record on or about December 10, 2018.

Purposes of the Special Meeting

The primary purpose of the Special Meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 77 of this proxy statement.

Our stockholders are also being asked to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum

The holders of record of Bojangles’ common stock as of the close of business on December 6, 2018, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. As of the close of business on the record date, 37,548,674 shares of Bojangles’ common stock were issued and outstanding.

The presence at the Special Meeting of the holders of record of a majority of the shares of Bojangles’ common stock entitled to vote, present in person or represented by proxy, at the close of business on the record date will constitute a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the Special Meeting. “Broker non-votes,” described below under the section entitled “The Special Meeting—Attendance; Voting; Proxies; Revocation—Providing Voting Instructions by Proxy—Shares of Bojangles’ Common Stock Held in Street Name” beginning on page 32 of this proxy statement, will not be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the Special Meeting.

Pursuant to the voting agreement, Advent has agreed to, no later than four (4) business days prior to the Special Meeting, cause its shares of Bojangles’ common stock to be counted at the Special Meeting for quorum purposes pursuant to this proxy statement.

Required Vote

Holders of Bojangles’ common stock are entitled to one vote on each proposal submitted to a vote at the Special Meeting for each share of Bojangles’ common stock they own at the close of business on the record date. As of the close of business on the record date, there were 37,548,674 shares of Bojangles’ common stock issued and outstanding.

For Bojangles’ to complete the merger, stockholders holding a majority of the shares of Bojangles’ common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Bojangles’ common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Bojangles’ common stock which are present or represented at the Special Meeting and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Voting by Majority Stockholder

Concurrently with the execution of the merger agreement, on November 5, 2018, Advent entered into a voting agreement with Walker, pursuant to which, among other things and subject to the terms and conditions set forth therein, Advent agreed to, no later than four (4) business days prior to the Special Meeting (or any other annual or special meeting of Bojangles’ called with respect to the matters set forth in the voting agreement), cause its shares of Bojangles’ common stock to be counted for quorum purposes and voted in favor of the adoption of the merger agreement and the transactions and against any alternative acquisition proposal (unless and until the voting agreement has terminated in accordance with its terms) pursuant to, in each case, the instructions contained in this proxy statement. In addition, subject to certain exceptions, Advent waived its appraisal rights. The voting agreement terminates upon the earliest to occur of (i) the effective time of the closing of the merger, (ii) an amendment of the merger agreement which, among other things, alters or changes the amount or kind of merger consideration to be received by the Bojangles’ stockholders or otherwise would require further approval of Bojangles’ stockholders under applicable law, (iii) the termination of the merger agreement in accordance with its terms prior to the effective time, (iv) the occurrence of an “adverse recommendation change” in response to an

“intervening event” (in each case, as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—The Bojangles’ Board Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 89 of this proxy statement), or (v) the mutual agreement of Walker and Advent to terminate the voting agreement. The voting agreement is described in more detail in the section entitled “The Voting Agreement” beginning on page 103 of this proxy statement. Because Advent owned, as of the close of business on the record date, approximately 50.2% of the outstanding Bojangles’ common stock, if Advent votes in favor of the adoption of the merger agreement (as required by the voting agreement, subject to the terms and conditions therein), then the merger agreement will be adopted.

Voting by Bojangles’ Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Bojangles’ were entitled to vote 609,078 shares of Bojangles’ common stock, or approximately 1.6% of the shares of Bojangles’ common stock issued and outstanding on that date. We currently expect that Bojangles’ directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and in favor of the other proposals to be considered at the Special Meeting, although they have no obligation to do so.

The directors and executive officers of Bojangles’ have interests in the merger that may be different from, or in addition to, the interests of Bojangles’ stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Bojangles’ Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement.

Attendance; Voting; Proxies; Revocation

Attendance

All holders of shares of Bojangles’ common stock as of the close of business on the record date, including stockholders of record and beneficial owners of Bojangles’ common stock registered in the street name of a broker, bank or other nominee, are invited to attend the Special Meeting. Proof of ownership of Bojangles’ common stock (which may be the appearance of such stockholder’s name on Bojangles’ stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the Special Meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the Special Meeting.

Voting in Person

Stockholders of record will be able to vote in person at the Special Meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the Special Meeting. Please contact your broker, bank or other nominee for instructions regarding obtaining a “legal proxy.”

Providing Voting Instructions by Proxy

To ensure that your shares of Bojangles’ common stock are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.

Shares of Bojangles’ Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

If you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this proxy statement. If you fail to return your proxy card and you are a holder of record as of the close of business on the record date, unless you attend the Special Meeting and vote in person, the effect will be that your shares of Bojangles’ common stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote against the proposal to adopt the merger agreement, and will have no effect on the vote regarding the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Shares of Bojangles’ Common Stock Held in Street Name

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to vote your shares. You must follow the instructions of your bank, broker or other nominee in order for your shares of Bojangles’ common stock to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks, brokers and other nominees. If your shares are not registered in your own name but are held through your bank, broker or other nominee and you plan to vote your shares in person at the Special Meeting, you should contact your bank, broker or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the Special Meeting in order to vote.

In accordance with the rules of Nasdaq, brokers, banks and other nominees that hold shares of Bojangles’ common stock in street name for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement or the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate. Thus, for shares of Bojangles’ common stock held in street name, only shares of Bojangles’ common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•

providing a written notice of revocation that is received before the Special Meeting by the Secretary at Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary;

•	delivering a valid, later-dated proxy either by telephone or online;

•	completing, signing, dating and returning a new proxy card by mail to Bojangles’ before the Special Meeting (our last delivery before the meeting begins will be counted); or

•	attending the Special Meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Bojangles’, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Bojangles’ before the Special Meeting.

If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining a legal proxy from your broker, bank or other nominee and voting your shares in person at the Special Meeting.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included as shares of Bojangles’ common stock present or represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the respective proposal to adopt the merger agreement.

Adjournments or Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed if necessary or appropriate, including for the purpose of soliciting a sufficient number of proxies in favor of the proposal to adopt the merger agreement for such proposal to receive the Bojangles’ stockholder approval. In the event that a sufficient number of shares of Bojangles’ common stock is present or represented, in person or by proxy, and voted in favor of the proposal to adopt the merger agreement at the Special Meeting such that the Bojangles’ stockholder approval will have been obtained, Bojangles’ does not anticipate that it will adjourn or postpone the Special Meeting.

The Special Meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Bojangles’ common stock that are present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting or as otherwise permitted by law, whether or not a quorum is present. Any adjournment or postponement of the Special Meeting will allow Bojangles’ stockholders who have already sent in their proxies to revoke them at any time before their use at the Special Meeting that was adjourned or postponed.

Solicitation of Proxies

We are paying the cost for the preparation, printing and distribution of the proxy materials. We may use the services of our directors, officers and employees, without additional compensation, to solicit proxies. We will reimburse any holder of record for its reasonable expenses incurred in completing the mailing of stockholder requested proxy materials to the beneficial owners of our voting common stock. Bojangles’ has engaged Georgeson to assist in the solicitation of proxies for the Special Meeting. Bojangles’ estimates that it will pay Georgeson a fee of approximately $10,000, plus reimbursement of certain expenses. In addition, Bojangles’ may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Bojangles’ common stock for their expenses in forwarding solicitation material to such beneficial owners.

Householding

We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. This means that we may send a single set of our proxy materials, containing a single copy of this proxy statement but separate proxy cards or voting instruction forms for each stockholder in your household. We will promptly deliver a separate copy of our proxy materials to you if you write or call Georgeson by phone, toll-free at (866) 821-2614, or in writing at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104. Such requests by street name holders should be made through their broker, bank or other nominee.

In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting (i) Bojangles’ at Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary or by calling (704) 527-2675 (if your shares are registered in your own name), or (ii) your broker, bank or other nominee (if your shares are registered in their name).

Other Information

You should not return any evidence of your shares of Bojangles’ common stock or send documents representing Bojangles’ common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal, if applicable, and related materials and instructions for exchanging your shares of Bojangles’ common stock.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger; Merger Consideration

If the merger agreement is adopted by Bojangles’ stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into Bojangles’, the separate corporate existence of Merger Sub will cease, and Bojangles’ will continue as the surviving company in the merger.

Upon the consummation of the merger, each share of Bojangles’ common stock issued and outstanding immediately prior to the effective time (other than shares of Bojangles’ common stock (i) held in treasury by Bojangles’ or owned by any direct or indirect wholly owned subsidiary of Bojangles’, (ii) owned by Walker or Merger Sub or any direct or indirect wholly owned subsidiary of Walker, or (iii) held by stockholders who will have neither voted in favor of the merger nor consented thereto in writing and who will have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive $16.10 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, Bojangles’ stockholders will cease to have ownership interests in Bojangles’ or rights as stockholders of Bojangles’, except as provided in the merger agreement or by law.

Bojangles’ common stock is currently registered under the Exchange Act and is listed on Nasdaq under the symbol “BOJA.” As a result of the merger, Bojangles’ will cease to be a publicly traded company and will be a wholly owned subsidiary of Walker. Following the consummation of the merger, Bojangles’ common stock will be de-listed from Nasdaq and de-registered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

The Board and Bojangles’ management regularly review and assess Bojangles’ performance, risks, opportunities and strategy, including reviews of developments in the quick service restaurant (which we refer to as “QSR”) sector and opportunities with the goal of maximizing stockholder value. These reviews have included, from time to time, potential strategic alternatives and other enhancements to Bojangles’ business plan.

Between October 2017 and January 2018, several third parties, including Durational, a multinational corporation in the QSR sector (which we refer to as “Strategic A”), and a private equity investment firm (which we refer to as “Sponsor B”) informally contacted several members of the Board affiliated with our majority stockholder, Advent, to inquire about the Company’s potential interest in a strategic transaction. During this period, the members of the Board affiliated with Advent did not engage in any substantive discussions with any such parties.

On January 10, 2018, Bojangles’ executed a confidentiality agreement with Strategic A, which had expressed an interest in meeting with the Company’s management.

On February 1, 2018, Mr. Clifton Rutledge, the then-current Bojangles’ President and Chief Executive Officer, Mr. M. John Jordan, Bojangles’ Senior Vice President of Finance, Chief Financial Officer and Treasurer, and another representative of the Company met with representatives of Strategic A to provide an overview of the Company.

Based upon the preliminary inbound inquiries received in late January and early February 2018, members of the Board discussed whether it would be beneficial for representatives of the Company to meet with investment banking firms to explore a potential engagement of a financial advisor to assist the Board in its decision-making process related to exploring potential strategic alternatives to maximize stockholder value. After discussions among members of the Board, in early February, the Company considered several investment banks to act as financial advisor to the Company and executed confidentiality agreements with each of BofA Merrill Lynch and another major investment banking firm (which we refer to as “Alternative Bank”). After execution of the confidentiality agreements, Bojangles’ management met with each of BofA Merrill Lynch and the Alternative Bank for the purpose of assessing the suitability of potentially retaining either of them to act as financial advisor to the Company.

In addition, also in early February 2018, the Company requested the legal advice of Richards, Layton & Finger, PA (which we refer to as “Richards Layton”), the Company’s Delaware counsel, with respect to the fiduciary duties of the directors in connection with their consideration of potential strategic alternatives, as well as the possible structure, roles, responsibilities, and incremental efficiencies of establishing a sub-committee of the Board to assist the Board in evaluating unsolicited preliminary inbound inquiries and potential strategic alternatives.

On February 9, 2018, Mr. William A. Kussell, Board Chairman, Ms. Laura Roberts, Vice President, General Counsel, Secretary and Compliance Officer, and three members of the Board, Ms. Starlette B. Johnson, Mr. Robert F. Hull, Jr., and Mr. Christopher J. Doubrava, participated in a call to discuss the various preliminary inbound inquiries received through such date with respect to a potential strategic transaction involving the Company.

On February 13, 2018, an analyst report was published indicating that Bojangles’ was a possible takeover target. Consistent with its policy for such speculation and because the Board had not determined to proceed with a strategic transaction, the Company did not comment in response to inquiries from media outlets and investors regarding this report. The closing price per share of Bojangles’ common stock was $11.60 on February 12, 2018, a day prior to such analyst report.

On February 14, 2018, representatives of Strategic A contacted the Company to request due diligence materials from the Company. Messrs. Rutledge, Hull, and Doubrava and Mses. Roberts and Johnson participated in a call on the same date to discuss the request and believed it would be appropriate to discuss potential next steps with the full Board at the upcoming regular meeting of the Board, which was scheduled to meet on February 27, 2018.

On or around February 25, 2018, Mr. Rutledge received a letter from Strategic A dated February 23, 2018, which Mr. Rutledge provided to the members of the Board, expressing potential interest in a strategic transaction involving the Company and requesting additional due diligence materials. The letter did not include a preliminary valuation.

At a regular in-person meeting of the Board held on February 27, 2018, Richards Layton advised the Board as to the fiduciary duties of the directors in connection with their consideration of potential strategic alternatives. The Board then discussed the status of various preliminary inbound inquiries and expressions of potential interest with respect to a strategic transaction involving the Company, including the letter received from Strategic A dated February 23, 2018. At the meeting, the Board approved the formation, for efficiency purposes, of a sub-committee of the Board (which we refer to as the “Strategic Alternatives Sub-Committee”) to receive any potential indications of interest in the Company, select advisors in connection with the same, take other actions appropriate to evaluate strategic alternatives, and then report back to the full Board, as necessary. The Strategic Alternatives Sub-Committee was comprised of Ms. Johnson and Messrs. Hull, Doubrava, Kussell, and John E. Currie. Mr. Hull was named lead independent director and Chair of the Strategic Alternatives Sub-Committee. In addition, the Board (i) concluded that the Company was not currently for sale and that the Board should continue evaluating all potential strategic alternatives, and (ii) directed Mr. Hull to inform any inquiring third parties of the same.

On March 5, 2018, Mr. Rutledge resigned as Bojangles’ President and Chief Executive Officer and as a director, and Mr. James R. Kibler, a director and former President and Chief Executive Officer of the Company, was named Bojangles’ Interim President and Interim Chief Executive Officer.

On or around March 24, 2018, Sponsor B contacted Messrs. Kibler and Hull to provide an unsolicited expression of potential interest with respect to a strategic transaction involving the Company, which was followed by a written letter to the Company dated March 28, 2018. On April 2, 2018, Sponsor B submitted to the Company a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company at a per share price range of $14.50 to $16.00. The closing price per share of Bojangles’ common stock was $13.40 on April 2, 2018.

On April 9, 2018, the Strategic Alternatives Sub-Committee convened to review the current status of unsolicited preliminary inbound inquiries and expressions of potential interest with respect to a potential strategic transaction involving the Company, including the preliminary non-binding indication of potential interest received from Sponsor B on April 2, 2018.

On April 30, 2018, at Durational’s request, Mr. Doubrava met with representatives of Durational. At the meeting, the representatives of Durational expressed Durational’s potential interest in a strategic transaction involving the Company and indicated that certain affiliates of Durational were stockholders of the Company. Mr. Doubrava informed representatives of Durational that any further communication should be directed to Mr. Hull, the Chair of the Strategic Alternatives Sub-Committee, and after the meeting, provided Durational with Mr. Hull’s contact information.

On or around May 11, 2018, Mr. Hull and representatives of Durational participated in a call during which Mr. Hull stated that, if Durational was interested in a potential strategic transaction involving the Company, Durational should formally express its interest with a preliminary valuation that could be evaluated by the Board.

On May 15, 2018, Durational submitted a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company at a per share price of $17.50. On that date, the closing price per share of Bojangles’ common stock was $15.45. On May 18, 2018, the Strategic Alternatives Sub-Committee convened to review Durational’s preliminary non-binding indication of potential interest.

The Board held a regular in-person meeting on June 6 and June 7, 2018. During this meeting, the Board discussed the status of various preliminary inbound inquiries and expressions of potential interest with respect to a strategic transaction involving the Company, including those received from Durational, Strategic A, Sponsor B, and a private equity investment firm (which we refer to as “Sponsor C”). Sponsor C had previously inquired about a potential strategic transaction involving the Company but had not submitted a preliminary valuation. Ms. Roberts also reviewed with the Board the fiduciary duties of the directors in connection with their consideration of potential strategic alternatives. Representatives of BofA Merrill Lynch also attended a portion of the meeting to discuss the current mergers and acquisitions environment in the QSR sector and their view with respect to parties that could be potentially interested in pursuing a strategic transaction involving the Company. In addition, the Board discussed the Company’s near-term and long-term standalone plan, including the search for a new Chief Executive Officer and certain preliminary prospective financial information relating to the Company, in the event the Company were to remain an independent public company (which we refer to as the “Company’s standalone plan,” as updated from time to time).

On June 9 and June 25, 2018, at the direction of the Board, Mr. Hull and representatives of BofA Merrill Lynch discussed with representatives of Durational the potential interest of Durational with respect to a strategic transaction involving the Company and scheduled a preliminary, exploratory meeting with Bojangles’ management. On June 27, 2018, Bojangles’ executed a confidentiality agreement with Durational.

On June 22 and June 28, 2018, the Strategic Alternatives Sub-Committee convened to review the current status of the various preliminary inbound inquiries and expressions of potential interest with respect to a strategic transaction involving the Company, including those received from Durational, Strategic A, Sponsor B, and Sponsor C.

During its July 2, 2018 special telephonic meeting, the Board discussed potential strategic alternatives, including the prospects for pursuing an independent strategy contemplated by the Company’s standalone plan. The Board also authorized Bojangles’ management to (i) have preliminary meetings with Durational, Strategic A, Sponsor B, and Sponsor C to better evaluate such parties’ potential interest with respect to a strategic transaction involving the Company, after such parties had executed confidentiality agreements with the Company, and (ii) finalize a high-level presentation with respect to the Company’s operations and business to be used in such preliminary meetings.

During its July 2, 2018 meeting, the Board also approved the engagement of Shearman & Sterling LLP (which we refer to as “Shearman & Sterling”) to represent and provide legal advice to the Company and the Board with respect to the consideration of potential strategic alternatives.

On July 3, 2018, Mr. Hull contacted Sponsor B to discuss Sponsor B’s potential interest with respect to a strategic transaction involving the Company, and, at the direction of the Board, representatives of BofA Merrill Lynch subsequently contacted Sponsor B to discuss a potential meeting between Sponsor B and Bojangles’ management.

On July 11, 2018, at the direction of the Board, Messrs. Kibler and Jordan and representatives of BofA Merrill Lynch met in person with representatives of Durational in Charlotte, North Carolina to discuss Durational’s potential interest with respect to a strategic transaction involving the Company.

Between July 17 and July 24, 2018, at the direction of the Board, Messrs. Kibler and Jordan and representatives of BofA Merrill Lynch also met with representatives of each of Strategic A, Sponsor B, and Sponsor C, after such parties had executed confidentiality agreements, to discuss each party’s potential interest with respect to a strategic transaction involving the Company.

The Strategic Alternatives Sub-Committee also met on July 17 and July 26, 2018 to discuss the meetings held with Durational, Strategic A, Sponsor B, and Sponsor C and evaluate such parties’ interest in pursuing a potential strategic transaction involving the Company. During the July 26, 2018 meeting, the Strategic Alternatives Sub-Committee also engaged in a discussion about the Company’s standalone plan, in the event the Company were to remain an independent public company.

At a regular in-person meeting of the Board held on July 30 and July 31, 2018, Messrs. Kibler and Jordan and the Board discussed the Company’s standalone plan. In addition, representatives of Shearman & Sterling led a discussion as to the fiduciary duties of the directors in connection with their consideration of potential strategic alternatives, including whether any director, stockholder, or financial advisor may have a conflict of interest with respect to any potential strategic alternative.

The Board also considered the potential engagement of BofA Merrill Lynch as the Company’s financial advisor in connection with the Board’s consideration of potential strategic alternatives. The Board considered the expertise, reputation, industry knowledge and understanding of the Company on the part of BofA Merrill Lynch and the terms of the engagement letter with BofA Merrill Lynch that was being negotiated. The Board also discussed and considered any relationships and past dealings of BofA Merrill Lynch with each of Durational, Strategic A, Sponsor B, and Sponsor C, and other parties that could potentially be interested in a strategic transaction involving the Company, and other relevant parties, including Advent, which information the Board had previously requested from BofA Merrill Lynch.

Also during its meeting held on July 31, 2018, the Board determined to (i) commence a confidential, exploratory process to gauge potential interest by third parties in a strategic transaction involving the Company, and

(ii) engage BofA Merrill Lynch to assist the Company and the Board in the consideration of strategic alternatives, including evaluating its prospects under the Company’s standalone plan and exploring potential interest in the Company. The Board made the foregoing determination based on, among other reasons, discussions with BofA Merrill Lynch, the Strategic Alternatives Sub-Committee, and the Company’s management with respect to the risks and uncertainties relating to the execution by the Company of its standalone plan in the event the Company were to remain an independent public company, the open position of Chief Executive Officer, the geographic concentration of Bojangles’ system-wide restaurant base in the Southeastern United States, and the ability of the Company to open restaurants in new markets and expand its franchise system. The Board also authorized the Strategic Alternatives Sub-Committee to work with BofA Merrill Lynch to produce a list of parties, which included both strategic parties and financial sponsors, potentially interested in a strategic transaction involving the Company.

The Strategic Alternatives Sub-Committee held meetings on August 8 and August 14, 2018 to discuss the list of parties potentially interested in a strategic transaction involving the Company, the financial information to be shared with such parties, and process timing. The Strategic Alternatives Sub-Committee, with the advice and assistance of BofA Merrill Lynch, discussed and considered the financial capacity of each party to consummate a transaction and the anticipated level of potential interest and commitment such party would have in pursuing a strategic transaction involving the Company.

On August 10, 2018, Durational submitted a letter to the Company requesting that the Company provide Durational with due diligence materials.

On August 14, 2018, Mr. Hull updated the full Board with respect to the list of parties potentially interested in a strategic transaction involving the Company, interactions between the Company and such parties (and their respective representatives), and the process timing.

On August 22, 2018, Mr. Jordan and representatives of BofA Merrill Lynch participated in a call with representatives of Durational to discuss certain due diligence matters.

On August 23, 2018, the Company provided Durational, Strategic A, Sponsor B, and Sponsor C and their respective representatives with access to a virtual data room containing certain non-public information regarding the Company for purposes of their respective preliminary due diligence investigation.

At the direction of the Strategic Alternatives Sub-Committee, BofA Merrill Lynch confidentially approached 23 parties, including strategic parties and financial sponsors (which number does not include Durational, Strategic A, Sponsor B, and Sponsor C) in mid-August 2018 with the intent to gauge such parties’ respective potential interest in a strategic transaction involving the Company. Throughout August and early September 2018, the Company negotiated confidentiality agreements with the parties approached by BofA Merrill Lynch, including a private equity investment firm (which we refer to as “Sponsor D”). The Company ultimately executed 22 confidentiality agreements (including with Durational, Strategic A, Sponsor B, Sponsor C, and Sponsor D). Throughout August and early September 2018, BofA Merrill Lynch provided (i) a process letter to 19 parties (other than Durational), which requested a preliminary indication of potential interest by or on September 11, 2018, and (ii) a “supplemental information package” to 20 parties (including Durational) containing financial information of the Company to enable such party to submit a preliminary indication of potential interest. In addition, the Company granted the same potential bidders that executed a confidentiality agreement access to the virtual data room.

The Strategic Alternatives Sub-Committee met on August 14, August 17, and August 31, 2018 to review the status of discussions between BofA Merrill Lynch and the parties potentially interested in a strategic transaction involving the Company.

Between August 29, 2018 and September 7, 2018, representatives of BofA Merrill Lynch had several calls with potential bidders to describe certain financial projections and assumptions and answer questions relating to the same.

On September 4, 2018, Sponsor B informed representatives of BofA Merrill Lynch that it was no longer interested in pursuing a strategic transaction involving the Company.

On September 11, 2018, the date preliminary indications of potential interest were due pursuant to the process letters, Strategic A submitted a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company at a per share price range of $17.00 to $19.00. On that date, the closing price per share of Bojangles’ common stock was $13.90. Also on September 11, 2018, representatives of BofA Merrill Lynch and the Company, including Messrs. Kibler and Jordan, met with representatives of Durational in Charlotte, North Carolina, and the Company provided a management presentation to representatives of Durational.

On September 12, 2018, Sponsor D submitted a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company at a per share price range of $15.50 to $16.50. On that date, the closing price per share of Bojangles’ common stock was $13.45.

On September 12 and September 13, 2018, Bojangles’ management and representatives of BofA Merrill Lynch held due diligence sessions with representatives of Durational. Durational had previously indicated that it would submit an updated indication of potential interest on September 14, 2018. On or around September 12, 2018, Durational requested an extension on providing its updated indication of potential interest.

The Strategic Alternatives Sub-Committee met on September 12 and September 19, 2018 to discuss the status of discussions with the parties that had been invited to submit a preliminary indication of potential interest, as well as the preliminary non-binding indications of potential interest from Durational, Strategic A and Sponsor D.

On September 23, 2018, representatives of the Company, including Messrs. Kibler and Jordan, and a representative of BofA Merrill Lynch led representatives of Strategic A on a store tour and had dinner together. On September 24, 2018, the Company provided a management presentation to representatives of Strategic A.

Also on September 24, 2018, representatives of BofA Merrill Lynch participated in a call with Sponsor D to describe certain financial projections and assumptions and answer questions relating to the same. On September 25, 2018, representatives of the Company, including Messrs. Kibler and Jordan, and representatives of BofA Merrill Lynch met with representatives of Sponsor D for a dinner meeting. The next day, the Company provided a management presentation to representatives of Sponsor D.

On September 26, 2018, representatives of the Company, including Messrs. Kibler and Jordan, and representatives of BofA Merrill Lynch also had an in-person due diligence meeting with representatives of Durational, followed by a dinner with such Durational representatives.

On September 28, 2018, a news report was published that indicated that Bojangles’ was exploring a sale process with BofA Merrill Lynch as its financial advisor. Consistent with its policy for such speculation and because there was no certainty as to whether the Company would proceed with a strategic transaction, the Company did not comment in response to inquiries from media outlets and investors regarding this report. The closing price per share of Bojangles’ common stock was $13.95 on September 27, 2018, a day prior to such news report. The Strategic Alternatives Sub-Committee held a meeting on September 28, 2018 to discuss the impact of the news report, as well as updates on the management meetings and process calendar.

On September 28 and again on September 30, 2018, Mr. Hull received confirmation from Durational that its updated indication of potential interest would reflect a decrease in the per share price from $17.50 on the basis of its evaluation of due diligence. The representative from Durational indicated that it would be delivering a letter to the Company with a specific revised per share price.

On October 1, 2018, Sponsor D informed representatives of BofA Merrill Lynch that it was no longer interested in pursuing a strategic transaction involving the Company. On the same date, BofA Merrill Lynch, on behalf of

Bojangles’, provided Strategic A with an additional process letter requesting a definitive, binding proposal by October 29, 2018.

Also on October 1, 2018, the Board held a special telephonic meeting to discuss the status of the exploratory process on strategic alternatives.    At this meeting, Mr. Hull updated the Board with respect to his communication from Durational received the prior week. The Board also discussed an update on the search process for a new Chief Executive Officer in the event the Company determined to move forward with the Company’s standalone plan and discontinue its exploratory process to gauge potential interest by third parties in a strategic transaction involving the Company.

Later in the evening of October 1, 2018, the Company received an updated indication of potential interest from Durational and TJC with respect to a strategic transaction involving the Company at a per share price of $15.50. The Strategic Alternatives Sub-Committee convened and instructed BofA Merrill Lynch to inform Durational that the Company would not enter into a potential strategic transaction with Durational and TJC at that per share price. Mr. Hull also updated the full Board with respect to the discussions of the Strategic Alternatives Sub-Committee. At the direction of the Strategic Alternatives Sub-Committee, BofA Merrill Lynch conveyed such information to Durational on October 2, 2018 and restricted representatives from Durational from accessing the virtual data room to reaffirm the Company’s unwillingness to enter into a potential strategic transaction with Durational and TJC at a per share price of $15.50.

Also on October 2, 2018, representatives of BofA Merrill Lynch contacted Sponsor D, who reaffirmed its decision not to continue pursuing a strategic transaction involving the Company.

On October 14, 2018, Strategic A informed representatives of BofA Merrill Lynch that it was no longer interested in pursuing a strategic transaction involving the Company. The Strategic Alternatives Sub-Committee held a meeting that evening to discuss the status of the exploratory process and potential next steps with respect to re-engaging with Durational or discontinuing the exploratory process to focus on the Company’s standalone plan and the search for a new Chief Executive Officer. A representative of BofA Merrill Lynch updated the Strategic Alternatives Sub-Committee that representatives of BofA Merrill Lynch had received a communication from Durational’s financial advisor that Durational may be potentially interested in pursuing a strategic transaction involving the Company at a per share price of around $16.00.

On October 15, 2018, Mr. Hull received an unsolicited preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company from an investment fund (which we refer to as “Sponsor E”) at a per share price equal to a 30% premium added to the 60-day stock price average. On October 16, 2018, the Company executed a confidentiality agreement with Sponsor E as a means of facilitating a preliminary discussion with Sponsor E to learn more about Sponsor E and gauge its interest in, and ability to consummate, a potential strategic transaction involving the Company.

Also on October 16, 2018, the Board convened in a special telephonic meeting. Representatives of BofA Merrill Lynch described the status of discussions with each party who had submitted a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company and the additional unsolicited preliminary non-binding indication of potential interest submitted by Sponsor E. The representatives of BofA Merrill Lynch then presented valuation considerations based on the Company’s standalone plan, and the representatives of BofA Merrill Lynch answered questions related to the same.

During the October 16, 2018 meeting, the Board also considered whether to re-engage with Durational. In addition, the Board considered re-engaging with Sponsor B, which had previously submitted a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company at a per share price range of $14.50 to $16.00. After deliberation and input from the members of the Strategic Alternatives Sub-Committee, including discussions with respect to (i) the financial analyses presented by BofA Merrill Lynch, and (ii) the risks and uncertainties relating to the execution by the Company of its standalone plan in the event the Company were to remain an independent public company, the open position of Chief Executive Officer, the geographic concentration of Bojangles’ system-wide restaurant base in the Southeastern United States, and the ability of the Company to open restaurants in new markets and expand its franchise system, the Board concluded that it would be in the best interests of the stockholders of the Company to re-engage with Durational (and TJC) and Sponsor B.

Following the Board meeting of October 16, 2018, representatives of BofA Merrill Lynch, at the direction of the Board, contacted Durational and TJC to inform them that the Company would consider re-engaging with Durational and TJC if the per share price submitted by Durational and TJC were to meaningfully increase from the per share price of $15.50 as provided in the updated preliminary non-binding indication of potential interest on October 1, 2018. At the direction of the Board, representatives of BofA Merrill Lynch also provided representatives of Durational and TJC with access to the virtual data room again.

On October 17, 2018, Durational and TJC submitted a revised indication of potential interest increasing the per share price to $16.10. On the same date, Mr. Kibler, at the request of the Board, contacted Sponsor B to gauge whether Sponsor B would be interested in pursuing a strategic transaction with Bojangles’ at the higher end of the range previously submitted.

Also on October 17, 2018, at the direction of the Board, representatives of BofA Merrill Lynch participated in a call with Sponsor E. Following the call, representatives of BofA Merrill Lynch updated the Board that Sponsor E was unlikely to be able to raise the funds necessary to complete the transaction and had not previously engaged in transactions of this nature.

On October 18, 2018, the Strategic Alternatives Sub-Committee held a meeting to discuss the status of recent interactions with the parties that expressed potential interest with respect to a strategic transaction involving the Company.

On October 20, 2018, the Company provided an initial draft of the merger agreement to Durational.

On October 22, 2018, Mr. Kibler received confirmation from Sponsor B that it was not able to pursue a potential strategic transaction with the Company at the higher end of the per share price range of $14.50 to $16.00 that Sponsor B previously submitted.

On October 22 through October 25, 2018, Bojangles’ management held telephonic due diligence sessions with Durational.

On October 25, 2018, Akin Gump Strauss Hauer & Feld LLP (which we refer to as “Akin Gump”) and Kirkland & Ellis LLP (which we refer to as “Kirkland”), legal counsel to Durational and TJC, contacted Shearman & Sterling to request a call to discuss high-level issues with respect to the merger agreement. On October 26, 2018, Shearman & Sterling, Akin Gump, and Kirkland held a call to discuss high-level issues with respect to the merger agreement and, after the call, Akin Gump provided Shearman & Sterling a revised draft of the merger agreement.

On October 29 and October 30, 2018, the Board convened in a regular in-person meeting. Representatives of BofA Merrill Lynch provided an update on the exploratory process and a preliminary valuation analysis for reference purposes. Representatives of Shearman & Sterling reviewed with the Board the revised draft of the merger agreement provided by Akin Gump, including the principal issues presented by the revised draft. On October 30, 2018, independent members of the Board, Ms. Johnson and Messrs. Hull, Currie, and Mark A. Rowan, also met in an executive session to discuss the status of the exploratory process on potential strategic alternatives. Following other regularly scheduled Board executive sessions, members of the Board reconvened for the Board’s regular meeting and also requested that the Strategic Alternatives Sub-Committee contact Houlihan Lokey to discuss the potential engagement of Houlihan Lokey as an additional financial advisor to the

Company to provide a fairness opinion in addition to the fairness opinion to be provided by BofA Merrill Lynch in anticipation of entering into a definitive agreement providing for the purchase of the Company by Durational and TJC. The Board believed that it would be beneficial to obtain the views of a financial advisor that was not involved in the exploratory process on strategic alternatives.

On October 30, 2018, Akin Gump provided Shearman & Sterling with an initial draft of a voting agreement, which Shearman & Sterling shared with Advent’s legal counsel, Weil, Gotshal & Manges LLP (which we refer to as “Weil”). Also on October 30, 2018, Kirkland provided Shearman & Sterling with an initial draft of a debt commitment letter, followed by an initial draft of a fee letter on October 31, 2018.

On October 31, 2018, at the request of Durational, Bojangles’ management held additional telephonic due diligence sessions with Durational. On November 1 and November 2, 2018, Houlihan Lokey provided the Company with disclosure regarding its relationship with certain parties to the proposed transaction requested by the Company.

On November 1, 2018, Shearman & Sterling provided Akin Gump and Kirkland with a revised draft of the merger agreement, debt commitment letter and fee letter, and Weil provided Akin Gump with a revised draft of the voting agreement. On November 2, 2018, Shearman & Sterling provided Akin Gump and Kirkland with an initial draft of the disclosure schedule to the merger agreement, and Kirkland provided Shearman & Sterling with an initial draft of the form of equity commitment letter to be executed by Durational Walker, Resolute, and TEI, as well as the form of limited guarantee to be executed by Durational Walker and Resolute.

On November 2, 2018, at the direction of the Board, representatives of BofA Merrill Lynch contacted representatives of Durational and TJC to indicate that the Company was seeking a per share price of $16.30.

In addition, on November 2, 2018, the Strategic Alternatives Sub-Committee convened, and representatives of Shearman & Sterling led a discussion regarding the remaining issues in the draft definitive documentation. The representatives of BofA Merrill Lynch also answered questions relating to the preliminary valuation analysis of the Company for reference purposes provided by BofA Merrill Lynch at the October 29, 2018 meeting.

On the morning of November 3, 2018, Mr. Kibler had a telephonic conversation with a representative of Durational during which Mr. Kibler and the Durational representative discussed several issues that needed to be resolved prior to signing definitive agreements.

Later on November 3, 2018, the Board convened to discuss remaining issues in the definitive documentation and next steps. Shearman & Sterling discussed the principal open issues and answered questions with respect to the Company’s approach in resolving such issues. Following discussion with the representatives of BofA Merrill Lynch regarding its preliminary valuation analysis of the Company, the Board expressed that, if Durational and TJC were unwilling to increase their per share price of $16.10, the Board would be comfortable proceeding with Durational and TJC at a per share price of $16.10, subject to the receipt of fairness opinions from the Company’s financial advisors. The foregoing discussion was not communicated to representatives of Durational and TJC.

During the November 3, 2018 meeting, the Board also discussed the potential engagement of Houlihan Lokey as the Company’s financial advisor to provide a fairness opinion in addition to the fairness opinion to be provided by BofA Merrill Lynch. In selecting Houlihan Lokey, the Board considered the experience, reputation, industry knowledge and understanding of the Company on the part of Houlihan Lokey and the terms of the engagement letter with Houlihan Lokey that was being negotiated. The Board also discussed the relationships and past dealings that had been disclosed by Houlihan Lokey at the request of the Board. After detailed discussions, the Board determined to engage Houlihan Lokey to provide a fairness opinion in addition to the fairness opinion to be provided by BofA Merrill Lynch. The Company engaged Houlihan Lokey pursuant to an engagement letter dated November 3, 2018. Later that evening, Akin Gump provided Shearman & Sterling with a revised draft of the merger agreement and provided Weil with a revised draft of the voting agreement.

Also on November 3, 2018, BofA Merrill Lynch provided the Board with updated disclosures regarding its relationships and past dealings with interested parties, including the fact that since October 1, 2016, BofA Merrill Lynch had not derived any revenues from Durational, TJC, or any of their respective affiliates.

On November 4, 2018, the Board held another meeting to discuss remaining issues based on the revised draft of the merger agreement and next steps. Shearman & Sterling discussed the principal remaining open issues and answered questions with respect to the Company’s approach in resolving these issues. During the day on November 4, 2018, Shearman & Sterling and Akin Gump negotiated the terms of the merger agreement and discussed Akin Gump’s comments to the disclosure schedule provided to Shearman & Sterling that day. Later that day, Shearman & Sterling provided Akin Gump and Kirkland with revised drafts of the merger agreement, disclosure schedule, form of equity commitment letter, and form of limited guarantee. Also on November 4, 2018, Akin Gump and Weil continued to negotiate and exchange drafts of the voting agreement.

On November 5, 2018, Shearman & Sterling, Akin Gump, Kirkland, and Weil continued to negotiate the definitive documentation. In the morning of November 5, 2018, Kirkland provided Shearman & Sterling with revised drafts of the form of equity commitment letter, form of limited guarantee, debt commitment letter, and fee letter, which were negotiated and finalized by the evening. In addition, the principals, legal counsel, and certain financial advisors of Bojangles’, Durational, TJC, and TEI participated in a call to discuss remaining issues with respect to the definitive documentation. Akin Gump and Weil exchanged drafts of the voting agreement, which was negotiated and finalized by the evening. In the late evening of November 5, 2018, Akin Gump provided Shearman & Sterling with revised drafts of the merger agreement and disclosure schedule, which were subsequently revised by Shearman & Sterling and Akin Gump several times throughout the night.

Also on November 5, 2018, the financial advisor of Durational and TJC confirmed that the per share price of $16.10 was Durational’s and TJC’s best and final offer and noted that Durational and TJC were not prepared to transact at any higher price.

On the night of November 5, 2018, the Board held a special telephonic meeting. At the direction of the Board, representatives of BofA Merrill Lynch, Houlihan Lokey, and Shearman & Sterling were also present at the meeting. Representatives of Shearman & Sterling presented to the directors regarding their fiduciary duties under Delaware law, including the duty of care and the duty of loyalty. Also at this meeting, BofA Merrill Lynch reviewed with the Board its financial analysis of the merger consideration and delivered its opinion to the Board, dated November 5, 2018, to the effect that, as of such date, and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the merger consideration to be received in the merger by holders of Bojangles’ common stock was fair, from a financial point of view, to such holders. A copy of the written opinion of BofA Merrill Lynch is attached to this proxy statement as Annex C. Representatives of BofA Merrill Lynch then left the meeting, and representatives of Houlihan Lokey were invited to join. At the request of the Board, Houlihan Lokey reviewed and discussed its financial analyses with respect to Bojangles’ and the proposed merger. Thereafter, at the request of the Board, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated November 5, 2018) as to, as of such date, the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. A copy of the written opinion of Houlihan Lokey is attached to this proxy statement as Annex D.

Following that discussion, Shearman & Sterling provided the Board with an overview of the proposed transaction, including the principal terms of the transaction documents that would be executed in connection with the proposed transaction, the structure of the proposed transaction, the merger consideration that would be paid to the Bojangles’ stockholders, the representations and warranties that would be made by Bojangles’ in the merger agreement, the conduct of business covenant that would be applicable between the signing and closing of the proposed transaction, the required regulatory approvals, the obligations of the Company and the Board with respect to alternative acquisition proposals, and the circumstance under which a termination fee would be paid by either the Company, on the one hand, or Durational and TJC, on the other hand, under specified circumstances.

After careful deliberation and consideration of the factors described in the section entitled “The Merger (Proposal 1)—Recommendation of the Board and Reasons for Recommendation—Reasons for Recommendation” beginning on page 45 of this proxy statement, including discussions with respect to the risks and uncertainties relating to the execution by the Company of its standalone plan in the event the Company were to remain an independent public company, the open position of Chief Executive Officer, the geographic concentration of Bojangles’ system-wide restaurant base in the Southeastern United States, and the ability of the Company to open restaurants in new markets and expand its franchise system, the Board unanimously (i) determined that the merger agreement and the transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions, including the merger, (iii) approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions, including the merger, upon the terms and subject to the conditions of the merger agreement, (iv) recommended the approval of the adoption of the merger agreement by the stockholders of the Company, and (v) directed that the approval and adoption of the merger agreement be submitted to a vote of the Company’s stockholders.

Following the conclusion of the Board meeting, Shearman & Sterling and Akin Gump finalized the definitive documentation, and all relevant parties executed and exchanged the definitive documentation.

Prior to the opening of U.S. stock markets on November 6, 2018, Bojangles’, Durational and TJC issued a joint press release publicly announcing their entry into the merger agreement.

Recommendation of the Board and Reasons for Recommendation

Recommendation of the Board

After considering the various factors described below, the Board unanimously (i) determined that the merger agreement and the transactions are fair to, and in the best interests of, Bojangles’ and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions, (iii) approved the execution, delivery and performance by Bojangles’ of the merger agreement and the consummation of the transactions upon the terms and subject to the conditions set forth in the merger agreement, (iv) recommended the approval of the adoption of the merger agreement by Bojangles’ stockholders, and (v) directed that the merger agreement be submitted to a vote of Bojangles’ stockholders.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement and (ii) “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Reasons for Recommendation

In evaluating the merger agreement and the transactions, the Board consulted with the Company’s senior management team and its outside legal and financial advisors and, in reaching its determination to recommend that the stockholders of the Company adopt the merger agreement, the Board relied upon and considered numerous factors, including the material factors set forth below (the order in which the following factors appear does not reflect any relative significance):

Financial Terms; Certainty of Value

•

The belief of the Board that the merger consideration of $16.10 per share of Bojangles’ common stock represents full and fair value for shares of Bojangles’ common stock, taking into account the Company’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as the Company’s near-term and long-term standalone plan in the event the Company were to remain an independent public company, and the future prospects and risks associated with remaining an independent public company and the risks and uncertainties associated with execution of the standalone plan.

•

The fact that the merger consideration consists solely of cash, which provides certainty of value and liquidity to the Company’s stockholders and does not expose them to any future risks related to the business or the financial markets generally.

•	The fact that the merger consideration represented a premium to historical market prices of shares of Bojangles’ common stock, including:

–

a 39% premium to the closing share price of February 12, 2018, a day prior to initial speculation regarding a potential transaction involving Bojangles’, and a premium of approximately 30% to the 90-day volume weighted average price ending on February 12, 2018; and

–	a 15% premium to the closing share price of September 27, 2018, a day prior to a published report that Bojangles’ was exploring strategic alternatives.

•

The opinion of BofA Merrill Lynch, dated November 5, 2018, to the Board, to the effect that, as of such date, and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the merger consideration to be received in the merger by holders of Bojangles’ common stock is fair, from a financial point of view, to such holders. A copy of the written opinion of BofA Merrill Lynch is attached to this proxy statement as Annex C.

•

The oral opinion of Houlihan Lokey rendered to the Board on November 5, 2018 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated November 5, 2018), as to, as of such date, the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. A copy of the written opinion of Houlihan Lokey is attached to this proxy statement as Annex D.

•

Appraisal rights will be available for holders of Bojangles’ common stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of common stock if they do not wish to accept the merger consideration.

Prospects of the Company

•

The Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects, as well as the Company’s near-term and long-term standalone plan in the event the Company were to remain an independent public company, the risks and challenges associated with remaining an independent public company and the risks and uncertainties associated with execution of the standalone plan, and the potential impact of those factors on the future trading price of the Bojangles’ common stock, including risks related to:

–

The general business environment for the quick service restaurant (which we refer to as “QSR”) sector, including industry trends, increased labor costs, increased litigation, increased ingredient costs, and shifting consumer preferences;

–	The excess supply of restaurants and competitive landscape in the QSR sector, including in the geographic region where the Company and its franchisees operate;

–	The increased need for significant investment in technology, menu improvement, supply chain processes, consumer research and marketing;

–	The risks and uncertainties relating to the execution by the Company of its near-term and long-term standalone plan in the event the Company were to remain an independent public company;

–	The open position of Chief Executive Officer;

–

The geographic concentration of Bojangles’ system-wide restaurant base in the Southeastern United States, and the ability of the Company to open restaurants in new markets and expand its franchise system, including with respect to identifying available and suitable restaurant sites and controlling construction and equipment cost increases for new restaurants;

–	The additional costs and burdens involved with being a public company;

–	The U.S. and global economy and general stock market conditions and volatility;

–

The other risks and uncertainties identified in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018; and

–

The Board’s belief, after consideration of the factors described in this section, that the consummation of the transactions represent the Company’s best reasonably available alternative for maximizing stockholder value.

Robust Exploratory Process and Consideration of Alternatives

•

The fact that the Board received numerous preliminary indications of interest in a potential strategic transaction involving the Company, including unsolicited inbound inquiries, from October 2017 through October 2018.

•

The fact that the Board, through BofA Merrill Lynch, conducted an exploratory process, as more fully described above in the section entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 35 of this proxy statement, including as follows:

–	Representatives of BofA Merrill Lynch, at the direction of the Board, communicated with a total of 30 parties in an effort to obtain the best value reasonably available to stockholders;

–	The Company, in coordination with BofA Merrill Lynch, provided diligence materials to, and solicited preliminary indications of interest from, 20 parties;

–	The Company received five (5) preliminary non-binding indications of potential interest with respect to a strategic transaction involving the Company (including from Durational);

–

The parties (other than Durational) that had submitted a credible preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company each informed Bojangles’ that it was not interested in pursuing a strategic transaction involving the Company; and

–

The fact that a potential bidder who had previously submitted a preliminary non-binding indication of potential interest with respect to a strategic transaction involving the Company at a per share price range of $14.50 to $16.00 was not interested in transacting at a valuation at or near the offer provided by Durational.

•

The absence of additional credible preliminary non-binding indications of potential interest with respect to a strategic transaction involving the Company on terms competitive with the proposal made by Durational, despite several media reports speculating about a potential transaction in advance of its announcement and the extensive exploratory process managed by BofA Merrill Lynch.

•	The fact that:

–	Upon negotiation by the Company, Durational and TJC increased the merger consideration from $15.50 to $16.10 per share of Bojangles’ common stock from October 1, 2018 to October 17, 2018; and

–

Representatives of Durational and TJC informed representatives of BofA Merrill Lynch that the merger consideration of $16.10 per share of Bojangles’ common stock represented Durational’s and TJC’s best and final offer.

Speed and Likelihood of Consummation

•

The Board’s belief, following consultation with legal counsel, that the transactions presented a limited risk of not achieving regulatory clearance or having a delay in consummation of the transactions due to regulatory review.

•

Durational and TJC have obtained debt and equity financing commitments to fund the transactions, and the Company is a third party beneficiary of the equity commitment letters and has the right to seek specific performance to cause the equity financing to be funded, subject to certain conditions.

•	The business reputation and capabilities of Durational, TJC, and GIC SI and their respective management and, by extension, Walker and Merger Sub.

•

The fact that Walker’s and Merger Sub’s obligation to complete the transactions is not conditioned on Walker or Merger Sub obtaining financing, and if financing is unavailable, pursuant to the terms of the merger agreement, Walker is obligated to pay the Walker termination fee of $45,000,000 (and the Company will not have a right to seek specific performance of Walker’s obligation to consummate the transactions in circumstances where the debt financing has not been funded or will not be funded at the time when the closing is required to occur in accordance with the merger agreement, as more fully described in the section entitled “The Merger (Proposal 1)—Limitations on Remedies; Specific Performance” beginning on page 75 of this proxy statement).

•

The Board’s expectation that, based on the limited number and nature of the conditions to funding set forth in the debt commitment letter and equity commitment letters, such conditions will be timely met and the financing will be provided in a timely manner.

•

The fact that (i) pursuant to the terms of the merger agreement, if Walker and Merger Sub fail to effect the closing under certain circumstances, Walker is obligated to pay the Walker termination fee of $45,000,000, and (ii) Durational and TJC have provided the limited guarantees in favor of the Company that together guarantee the payment by Walker of the Walker termination fee if and when due, subject to the terms and conditions of the limited guarantees.

•

The fact that concurrently with the execution of the merger agreement, Bojangles’ majority stockholder, Advent, entered into a voting agreement with Walker, pursuant to which, among other things and subject to the terms and conditions set forth therein, Advent agreed to vote its shares of Bojangles’ common stock in favor of the adoption of the merger agreement.

Terms of the Merger Agreement

•

The Board considered all of the terms and conditions of the merger agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the merger consideration and the structure of the termination rights, including:

–

That the terms of the merger agreement were the products of arms’-length negotiations among sophisticated parties and their respective legal advisors and financial advisors, as described in the section entitled “The Merger (Proposal 1)—Background of the Merger,” beginning on page 35 of this proxy statement;

–

That the “fiduciary out” provisions of the merger agreement, subject to the terms and conditions thereof, permit the Company to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of the company termination fee of $24,000,000 and compliance with the other terms and conditions of the merger agreement, terminate the merger agreement in order to enter into an agreement with respect to a superior proposal;

–

The Board’s belief that the company termination fee payable by the Company upon its termination of the merger agreement to enter into an agreement with respect to a superior proposal is reasonable in light of the overall terms of the merger agreement and the benefits of the merger and would not preclude another party from making a competing proposal; and

–

The remedies of specific performance and monetary damages that are available to Bojangles’ under the merger agreement as more fully described in the section entitled “The Merger (Proposal 1)—Limitations on Remedies; Specific Performance” beginning on page 75 of this proxy statement.

The Board has also considered a variety of uncertainties and risks and other potentially negative factors concerning the merger. These factors included the following:

•

No Stockholder Participation in Future Growth or Earnings. The fact that the Company’s public stockholders will cease to participate in the Company’s future earnings growth or benefit from any future increase in its value following the merger.

•

Termination Fee. The possibility that, although the Board conducted an active exploratory process and despite several media reports speculating about a potential transaction in advance of its announcement, the company termination fee of $24,000,000 payable by the Company to Walker under certain circumstances set forth in the merger agreement may deter third parties that might be interested in exploring an acquisition of the Company.

•

Risk Associated with Failure to Consummate the Merger. The possibility that the transactions might not be consummated, and the risks and costs to the Company in such an event, including the diversion of management and employee attention and the potential disruptive effect on business and customer relationships, stock price and ability to attract and retain key management personnel and employees.

•

Monetary and Opportunity Costs. The significant costs involved in connection with completing the merger, the substantial management time and effort required to complete the merger, and the related disruption to the Company’s operations.

•

Effects of Transaction Announcement. The possible disruption to the Company’s business, including with respect to Bojangles’ relationships with its franchisees, vendors, and customers, and the possible effect on the ability of the Company to attract key personnel that may result from the announcement of the merger and the resulting distraction of the attention of the Company’s management, as well as the likelihood of litigation in connection with the merger.

•

Closing Conditions. The fact that the consummation of the merger is subject to the satisfaction of certain closing conditions that are not within the Company’s control, including receipt of the necessary regulatory clearances and approvals and that no company material adverse effect has occurred.

•

Taxable Consideration. The gain likely to be realized by Bojangles’ stockholders as a result of the merger generally will be taxable to such stockholders for U.S. federal income tax purposes if they are not otherwise exempt from the payment of such taxes.

•

Interim Restrictions on Business Pending the Consummation of the Merger. The fact that the merger agreement contains restrictions on the conduct of the Company’s business prior to the completion of the merger, including generally requiring the Company to conduct its business only in the ordinary course, subject to specified limitations, and that the Company will not undertake various actions related to the conduct of its business without the prior written consent of Walker, which may delay or prevent the Company from responding to changing market and business conditions.

•

Remedies. The fact that the Company’s monetary remedy in connection with a breach of the merger agreement by Walker is limited to the Walker termination fee, which may not be sufficient to compensate the losses suffered by the Company; and the fact that the Company’s right to seek specific performance of Walker’s obligation to consummate the transactions is not available in circumstances where the debt financing has not been funded or will not be funded at the time when the closing is required to occur in accordance with the merger agreement, and in such circumstances, the remedy available is the Walker termination fee.

•

Potential Impact on Stock Price if the Merger Agreement Is Terminated. The market price of Bojangles’ common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Bojangles’, (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirors may consider Bojangles’ to be an unattractive acquisition candidate, and (iii) the possible sale of Bojangles’ common stock by investors following an announcement that the merger agreement was terminated.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Board in reaching its conclusions and recommendation in relation to the merger agreement and the transactions. The Board evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company, in consultation with the Company’s senior management and legal and financial advisors. The Board did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the merger to the stockholders of the Company outweighed the risks or potential negative consequences. Individual members of the Board may have given different weight to different factors. In addition, in arriving at its recommendation, the directors of the Company were aware of the interests of certain officers and directors of the Company as described in “The Merger (Proposal 1)—Interests of Bojangles’ Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement.

Opinions of Financial Advisors

Opinion of BofA Merrill Lynch

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On November 5, 2018, at a meeting of the Board held to evaluate the merger, BofA Merrill Lynch delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated November 5, 2018, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Bojangles’ common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

1.	reviewed certain publicly available business and financial information relating to the Company;

2.

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including the projections (as defined in “The Merger (Proposal 1)—Projected Financial Information”);

3.	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

4.	reviewed the trading history for Bojangles’ common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

5.	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

6.	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

7.

considered the fact that the Company explored strategic alternatives and the results of BofA Merrill Lynch’s efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of the Company;

8.	reviewed a draft, dated November 5, 2018, of the merger agreement; and

9.	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the projections, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Walker under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by it.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Bojangles’ common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the section entitled “Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following seven publicly traded companies in the restaurant industry that BofA Merrill Lynch considered to have similar or reasonably comparable operations to the Company:

Selected Companies	EV/EBITDA
Del Taco Restaurants, Inc.	8.3x
El Pollo Loco Holdings, Inc. (“El Pollo Loco”)	9.3x	(1)
Fiesta Restaurant Group, Inc.	9.8x
Jack In The Box Inc.	11.8x
Sonic Corporation(2)	13.7x
The Habit Restaurants, Inc.	10.8x
Zoe’s Kitchen, Inc.(3)	10.7x

(1)	El Pollo Loco calculated as of November 1, 2018, as described below.
(2)	Sonic Corporation shown on an unaffected basis (September 24, 2018).
(3)	Zoe’s Kitchen, Inc. shown on an unaffected basis (August 16, 2018).

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as the sum of the market capitalization (based on closing stock prices on November 2, 2018, except in the case of El Pollo Loco, Sonic Corporation and Zoe’s Kitchen, Inc., as noted above), total debt, preferred stock and minority interest, less cash and cash equivalents, as a multiple of calendar year 2019 estimated adjusted earnings before income, taxes, depreciation and amortization (burdened for stock based compensation and pre-opening costs), commonly referred to as EBITDA.

On November 2, 2018, the closing price of El Pollo Loco’s common stock rose approximately 22% from the previous day’s closing price, following the announcement of El Pollo Loco’s earnings for the third quarter of 2018. BofA Merrill Lynch believed that El Pollo Loco’s estimated 2019 EBITDA did not reflect the enhanced financial performance expectations underlying the increase in El Pollo Loco’s stock price, and thus the use of the closing price of El Pollo Loco’s common stock on November 2, 2018 together with such estimated 2019 EBITDA could result in a misleading 2019 EBITDA multiple. Accordingly, BofA Merrill Lynch used the closing price of El Pollo Loco’s common stock on November 1, 2018 for purposes of its analysis.

The overall low to high calendar year 2019 EBITDA multiples observed for selected publicly traded companies were 8.3x to 13.7x, with a mean of approximately 10.6x and a median of 10.7x. BofA Merrill Lynch then applied calendar year 2019 EBITDA multiples of 8.0x to 10.0x derived from the selected publicly traded companies, based on its professional judgment and experience, to the Company’s 2019 estimated EBITDA (assuming that the Company refranchises 30 stores in 2018 as previously announced by the Company as part of its restaurant portfolio optimization program in public filings, which we refer to as “refranchising”). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on the projections. This analysis indicated the following approximate implied per share equity value reference range for the Company, rounded to the nearest $0.05, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for the Company	Per Share Merger Consideration
$11.75 - $15.30	$16.10

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors (including size, regional concentration, number of franchised restaurants as compared to company-owned restaurants, and other characteristics or factors) that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following six selected transactions involving companies in the restaurant industry that BofA Merrill Lynch considered to have similar or reasonably comparable operations to the Company:

Announcement Date	Acquiror	Target
• July 2011	• Advent International Corporation	• Bojangles’, Inc.
• March 2015	• Levy Acquisition Corporation	• Del Taco Restaurants, Inc.
• March 2017	• Oak Hill Capital Partners	• Checkers Drive-In Restaurants, Inc.
• November 2017	• Inspire Brands, Inc.	• Buffalo Wild Wings, Inc.
• December 2017	• Apollo Global Management LLC	• Qdoba Restaurant Corporation
• February 2018	• Rhône Capital L.L.C.	• Fogo de Chão, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve months estimated adjusted EBITDA, commonly referred to as “LTM EBITDA.” The overall low to high multiples of the target companies’ LTM EBITDA for the selected transactions were 8.5x to 10.7x, with a mean of approximately 9.4x and a median of 9.2x. BofA Merrill Lynch then applied LTM EBITDA multiples of 8.5x to

10.5x derived from the selected transactions, based on its professional experience and judgment, to the Company’s LTM EBITDA as of September 30, 2018 (without refranchising (because such refranchising did not take place in the last twelve months) and taking into account the estimated impact of store closures in 2018). Estimated financial data of the selected transactions were based on publicly available information. This analysis indicated the following approximate implied per share equity value reference range for the Company, rounded to the nearest $0.05, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for the Company	Per Share Merger Consideration
$12.20 - $15.70	$16.10

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors (including size, regional concentration, number of franchised restaurants as compared to company-owned restaurants, and other characteristics or factors) that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from the fourth fiscal quarter of 2018 through fiscal year 2023, assuming refranchising, based on the projections and public filings. BofA Merrill Lynch calculated implied terminal values for the Company based on perpetuity growth rates ranging from 1.0% to 2.0%, which range was selected based on BofA Merrill Lynch’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of September 30, 2018 using mid-year methodology and using discount rates ranging from 9.0% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital. From the resulting enterprise values, BofA Merrill Lynch deducted net debt as of September 30, 2018 to derive equity value. This analysis indicated the following approximate implied per share equity value reference range for the Company, rounded to the nearest $0.05, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for the Company	Per Share Merger Consideration
$15.10 - $21.95	$16.10

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices and trading volumes of Bojangles’ common stock during the 52-week period ended November 2, 2018, which ranged between $11.55 and $16.75 per share;

•

publicly available research analysts’ one year price targets for Bojangles’ common stock ranging between $12.00 and $17.00 per share, discounted to present value using an illustrative discount rate of 11.0%, which resulted in a range of illustrative prices for Bojangles’ common stock of between $10.80 to $15.30 per share;

•

an illustrative discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from the fourth fiscal quarter of 2018 through fiscal year 2023, assuming that refranchising were not to occur, using the same perpetuity growth rates, discount rates and analysis set forth above in the section entitled “Summary of Material Financial Analyses—Discounted Cash Flow Analysis,” which resulted in a range of illustrative prices for Bojangles’ common stock of between $14.75 and $21.50 per share; and

•

an illustrative analysis of the implied present value as of December 31, 2018 of the future value per share of Bojangles’ common stock (with refranchising) at the end of each of 2019, 2020, 2021 and 2022, determined by applying next twelve months (which is referred to as “NTM”) adjusted EBITDA multiples ranging from 8.0x to 10.0x to the Company’s estimated adjusted EBITDA for fiscal years 2019, 2020, 2021 and 2022 derived from projections, and then discounting the results using an illustrative discount rate of 11.0%, which resulted in ranges of illustrative values for Bojangles’ common stock of between $12.80 and $16.30, $13.75 and $17.30, $14.80 and $18.35 and $15.70 and $19.25 per share at 8.0x and 10.0x, respectively.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “Summary of Material Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Walker, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an estimated fee of approximately $9.4 million, $1.0 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the merger. Subject to the terms and conditions set forth in an engagement letter between the Company and BofA Merrill Lynch, the Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Walker and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a sole lead arranger and sole book runner on, and as a lender under, certain term loans and facilities for the Company, (ii) having acted as a joint book runner on a follow-on equity offering for the Company, and (iii) having provided or providing certain treasury and trade management services and products to the Company. From October 1, 2016 through September 30, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Company and its subsidiaries of approximately $4.0 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Advent International Corporation and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Advent International Corporation and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisitions transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner for, and/or as a lender to, Advent International Corporation and/or certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions and for various term loans, letters of credit and credit facilities, (iii) having provided or providing certain commodity, derivatives and foreign exchange trading services to Advent International Corporation and/or certain of its affiliates and portfolio companies, and (iv) having provided or providing certain treasury and trade management services and products to Advent International Corporation and/or certain of its affiliates and portfolio companies. From October 1, 2016 through September 30, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from Advent International Corporation and its affiliates (excluding the Company) of approximately $60.0 million for investment and corporate banking services.

Opinion of Houlihan Lokey

On November 5, 2018, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated November 5, 2018), as to, as of November 5, 2018, the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of Bojangles’ or any other person as to how to act or vote with respect to any matter relating to the merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated November 5, 2018, of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to Bojangles’ that Houlihan Lokey deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Bojangles’ made available to Houlihan Lokey by Bojangles’, including the projections (as defined in the section entitled “The Merger (Proposal 1)—Projected Financial Information” on page 63);

4.

spoke with certain members of the management of Bojangles’ and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of Bojangles’, the merger and related matters;

5.	compared the financial and operating performance of Bojangles’ with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.

reviewed the current and historical market prices and trading volume for Bojangles’ common stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the management of Bojangles’ advised Houlihan Lokey, and Houlihan Lokey assumed, that the projections were the best currently available estimates and judgments of such management as to the future financial results and condition of Bojangles’. At the direction of the Board, Houlihan Lokey used and relied upon the projections for purposes of its analyses and opinion. Houlihan Lokey noted that the management of Bojangles’ advised Houlihan Lokey that the projections were prepared in connection with a possible sale of Bojangles’ for distribution to potential buyers and were predicated on a number of significant assumptions regarding Bojangles’ future business, operations, financial condition and results of operations, including, among other things, Bojangles’ ability to hire a new chief executive officer capable of executing Bojangles’ business plan, Bojangles’ ability to implement certain profitability-enhancing initiatives, Bojangles’ ability to refranchise certain stores, and Bojangles’ ability to increase same store sales, the achievement of which are all subject to significant uncertainty, and that there can be no assurance that the projections will be achieved in the amounts and at the times indicated therein. Houlihan Lokey expressed no view or opinion with respect to the projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Bojangles’ since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments referred to therein were true and correct, (ii) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (iv) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (A) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (B) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on Bojangles’ or the merger that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the execution copy of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Bojangles’ or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Bojangles’ was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Bojangles’ was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of Bojangles’ or any other party, or any alternatives to the merger, (ii) negotiate the terms of the merger, or (iii) advise the Board, Bojangles’ or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which shares of Bojangles’ common stock could be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey’s opinion only addressed the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the voting agreement. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Bojangles’, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Bojangles’, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might have been available for Bojangles’ or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of Bojangles’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Bojangles’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Bojangles’, Walker, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of Bojangles’, Walker or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Houlihan Lokey’s opinion did not address the individual or collective rights, powers or preferences of any specific holder or group of holders of Bojangles’ common stock with respect to the voting, acquisition or disposition of shares of Bojangles’ common stock or any other rights, aspects or relationships which may distinguish such holder or group of holders from other holders of Bojangles’ common stock, including, without limitation, whether any such holder or group of holders might otherwise seek or be able to obtain a control or other premium for its shares of Bojangles’ common stock. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of Bojangles’, on the assessments by the Board, Bojangles’, Walker and their respective advisors as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Bojangles’, the merger or otherwise.

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Bojangles’ or the merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the projections and the implied reference range values indicated by

Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Bojangles’. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger pursuant to the merger agreement were determined through negotiation between Bojangles’ and the other parties to the merger, and the decision to enter into the merger agreement was solely that of the Board.

Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on November 5, 2018. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Enterprise Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

•	Adjusted EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of November 2, 2018, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration in the transaction and other publicly available information as of the announcement of the transaction. The estimates of future financial performance of Bojangles’ relied upon for the financial analyses described below were based on the projections, and the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•	Enterprise value as a multiple of estimated adjusted EBITDA for the last twelve months, or “LTM Adjusted EBITDA” for the last twelve months ended September 30, 2018;

•	Enterprise value as a multiple of estimated adjusted EBITDA for the next fiscal year, or “NFY Adjusted EBITDA” for the applicable fiscal year ending December 2018; and

•	Enterprise value as a multiple of estimated adjusted EBITDA for the year following the next fiscal year, or “NFY + 1 Adjusted EBITDA” for the applicable fiscal year ending December 2019.

The selected companies and corresponding multiples were:

Enterprise Value / Adjusted EBITDA
	LTM	NFY	NFY+1
Quick Service Restaurants
Del Taco Restaurants, Inc.	8.7x	8.6x	8.4x
El Pollo Loco Holdings, Inc.	12.7x	11.5x	11.2x
Jack in the Box Inc.	11.3x	11.9x	11.9x
Restaurant Brands International Inc.	12.3x	12.4x	11.6x
The Wendy’s Company	16.1x	16.0x	14.7x

Other Selected Companies
Brinker International, Inc.	7.9x	8.2x	8.8x
Denny’s Corporation	13.0x	13.5x	13.8x
Fiesta Restaurant Group, Inc.	12.5x	11.2x	10.0x
The Habit Restaurants, Inc.	12.5x	11.8x	11.0x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 9.5x to 10.5x to Bojangles’ LTM Adjusted EBITDA, 9.5x to 10.5x to Bojangles’ estimated NFY Adjusted EBITDA and 9.0x to 10.0x to Bojangles’ estimated NFY + 1 Adjusted EBITDA. The selected companies analysis indicated implied reference ranges per share of Bojangles’ common stock of $14.45 to $16.27 based on LTM Adjusted EBITDA, $13.54 to $15.27 based on NFY Adjusted EBITDA and $14.00 to $15.88 based on NFY + 1 Adjusted EBITDA, as compared to the merger consideration of $16.10 per share of Bojangles’ common stock in the merger pursuant to the merger agreement.

Selected Transactions Analysis

Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included enterprise value as a multiple of LTM Adjusted EBITDA for the last twelve months available prior to the date of announcement, and the selected transactions and corresponding multiples were:

Date Announced	Target	Acquiror	Transaction Value/LTM Adj. EBITDA
9/2018	Sonic Corp.	ARG Holding Corporation	15.2x
11/2017	Buffalo Wild Wings, Inc.	Arby’s Restaurant Group, Inc.	11.1x
4/2017	Panera Bread Company	Rye Parent Corp.	18.2x
3/2017	Cheddar’s, Inc	Darden Restaurants, Inc.	10.4x
2/2017	Popeyes Louisiana Kitchen, Inc.	Restaurant Brands International Inc.	19.3x
5/2015	Jack’s Family Restaurants, Inc.	Onex Corporation	11.0x
3/2015	Del Taco Holdings, Inc.	Levy Acquisition Corporation	9.5x
9/2014	Einstein Noah Restaurant Group, Inc.	BDT Capital Partners, LLC; JAB	10.4x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 10.0x to 11.0x to Bojangles’ LTM Adjusted EBITDA. The selected transactions analysis indicated an implied reference range per share of Bojangles’ common stock of $15.36 to $17.19, as compared to the merger consideration of $16.10 per share of Bojangles’ common stock in the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of Bojangles’ based on the projections. Houlihan Lokey applied a range of terminal value multiples of 8.0x to 9.0x to Bojangles’ projected Adjusted EBITDA for the fiscal year ending December 2023 and discount rates ranging from 8.5% to 9.5%. The discounted cash flow analysis indicated an implied reference range per share of Bojangles’ common stock of $17.70 to $20.38, as compared to the merger consideration of $16.10 per share of Bojangles’ common stock in the merger pursuant to the merger agreement.

Other Matters

Bojangles’ engaged Houlihan Lokey to provide its opinion to the Board as to the fairness, from a financial point of view, to the holders of Bojangles’ common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Bojangles’ engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to Houlihan Lokey’s engagement by Bojangles’, a fee of $400,000 became payable to Houlihan Lokey upon its engagement and a fee of $500,000 became payable to Houlihan Lokey upon the rendering of its opinion to the Board. No portion of such fees is contingent upon the consummation of the merger. In addition, Bojangles’ also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and arising out of Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Bojangles’, Walker or any other party that may be involved in the merger and their respective affiliates or security holders or any currency or commodity that may be involved in the merger.

Bojangles’ advised Houlihan Lokey that Advent International Corporation and certain of its affiliates beneficially own a majority of the outstanding shares of Bojangles’ common stock and that Walker is an affiliate of one or more investment funds affiliated or portfolio companies associated with Durational and one or more investment funds affiliated or portfolio companies associated with TJC. Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Advent International Corporation or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Advent International Corporation (collectively, with Advent International Corporation, the “Advent Group”) and have in the past provided investment banking, financial advisory and/or other financial or consulting services to TJC, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, TJC (collectively, with TJC, the “Jordan Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided and currently providing various valuation advisory and/or opinion services to members of the Advent Group for which Houlihan Lokey and its affiliates have received aggregate fees of approximately $2 million, and (ii) having acted as financial advisor to Vantage Specialty Chemicals, Inc., then a member of the Jordan Group, in connection with its sale to an affiliate of H.I.G. Capital, which closed in October 2017 for which Houlihan Lokey and its affiliates have received aggregate fees of approximately $3.5 million. Houlihan Lokey and certain of its affiliates may in the future provide investment banking, financial advisory and/or other financial or consulting services to Bojangles’, Walker, members of the Advent Group, Durational or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Durational (collectively, with Durational, the “Durational Group”), the Jordan Group, other participants in the merger or certain of their respective affiliates or security holders, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Advent, Durational, TJC, other participants in the merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the Advent Group, the Durational Group or the Jordan Group, other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Bojangles’, or members of the Advent Group, the Durational Group or the Jordan Group, other participants in the merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Projected Financial Information

Bojangles’ does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though Bojangles’ has in the past provided investors with full-fiscal year financial guidance that covered areas such as total revenue, system-wide comparable restaurant sales, adjusted diluted net income per share, and adjusted EBITDA, among other items, which it may update from time to time during the relevant year. However, in August 2018, in connection with the evaluation of the proposed merger, Bojangles’ provided its Board and BofA Merrill Lynch with, and included in the confidential information materials provided to certain potential acquirers of Bojangles’, certain non-public, unaudited prospective financial information prepared by Bojangles’ senior management, for the fiscal year ending December 30, 2018 and the five (5) fiscal years ending December 31, 2023, which we refer to as the “projections.” The projections were provided to BofA Merrill Lynch for BofA Merrill Lynch’s use and reliance in connection with its financial analyses and opinion described in the section entitled “The Merger (Proposal 1)—Opinions of Financial Advisors—Opinion of BofA Merrill Lynch” beginning on page 50 of this proxy statement. In November 2018, the Company also provided the projections to Houlihan Lokey for its use and reliance in connection with its financial analyses and opinion described in the section entitled “The Merger (Proposal 1)—Opinions of Financial Advisors—Opinion of Houlihan Lokey” beginning on page 56 of this proxy statement.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the Board, BofA Merrill Lynch and Houlihan Lokey as described above. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Bojangles’ management, and is subjective in many respects. Furthermore, neither Bojangles’ independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.

The projections are forward-looking statements. Although summaries of the projections are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Bojangles’ senior management, which it believes were reasonable at the time the projections were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by Bojangles’ and its franchisees, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Forward-Looking Statements” beginning on page 25 of this proxy statement. In addition, the projections do not take into account any circumstances or events occurring after the date that the projections were prepared and do not give effect to the merger. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Board, Bojangles’ senior management team, BofA Merrill Lynch, Houlihan Lokey, Walker or any other recipient of this information considered, or now considers, the projections to be material information of Bojangles’, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the Special Meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Bojangles’ common stock.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Bojangles’ contained in Bojangles’ public filings with the SEC. The projections were reviewed by Bojangles’ senior management with, and considered by, the Board in connection with its evaluation and approval of the merger.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the forecasts to reflect circumstances existing after the date when we prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. We can give no assurance that, had our projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Neither Bojangles’ nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of Bojangles’ compared to the information contained in our projections or that our projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in the projections and considering that the Special Meeting will be held several months after the projections were prepared, stockholders are cautioned not to rely on the projections included in this proxy statement.

Certain of the measures included in the projections may be considered non-GAAP financial measures, as noted below. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, certain non-GAAP financial measures are a component of Bojangles’ annual employee incentive plans. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Bojangles’ may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the forecasts were relied upon by BofA Merrill Lynch and Houlihan Lokey for purposes of their respective financial analyses and opinion and by the Board in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by BofA Merrill Lynch and Houlihan Lokey for purposes of their respective financial analyses and opinion or by the Board of Directors in connection with its consideration of the merger.

The following is a summary of the projections prepared by senior management of Bojangles’ and given to the Board, BofA Merrill Lynch, Houlihan Lokey, and Walker prior to the execution of the merger agreement:

Projections

	Projected Fiscal Year Ending the Last Sunday in December
($ in millions)	2018 ($)	2019 ($)	2020 ($)	2021 ($)	2022 ($)	2023($)
Company-Operated Restaurant Revenues	503	505	535	568	603	641
Franchise and Other Revenues	44	48	52	56	61	67
Total Revenues	546	553	587	624	665	708

Total Restaurant Operating Expenses	453	445	471	497	525	554
Total Other Operating Expenses	72	53	54	56	58	60
Other Expenses	7	7	6	4	1	0
Income Taxes	3	12	14	17	20	23
Net Income	11	36	43	52	60	70
Free Cash Flow	43	48	48	58	67	78
Adjusted EBITDA	70	75	83	92	103	115

Interests of Bojangles’ Directors and Executive Officers in the Merger

In considering the recommendation by the Board that Bojangles’ stockholders vote to adopt the merger agreement, stockholders should be aware that the directors and executive officers of Bojangles’ have certain interests in the transaction that may be different from, or in addition to, the interests of Bojangles’ stockholders generally. The members of the Board were aware of these interests and considered them, among other things, in evaluating the merger agreement and the transactions and in recommending that Bojangles’ stockholders adopt the merger agreement. These interests may present such directors and executive officers with actual or potential conflicts of interest and these interests are described below.

Treatment of Bojangles’ Equity Awards

Treatment of Bojangles’ Stock Options

At the effective time, each then-outstanding Bojangles’ stock option, whether or not vested or exercisable, will become fully vested and exercisable and will be cancelled, and converted into the right to receive, to the extent the Bojangles’ stock option has an exercise price per share that is less than the merger consideration, immediately after the effective time (and in no event later than five (5) calendar days following the effective time), a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of the (i) excess of $16.10 over the per share exercise price of such Bojangles’ stock option, and (ii) the aggregate number of shares issuable upon exercise of such Bojangles’ stock option. Each Bojangles’ stock option with a per share exercise price equal to or greater than the merger consideration will be cancelled as of the effective time without payment of any consideration and will have no further force or effect.

The following table shows, with respect to each individual who served as a director or an executive officer of Bojangles’ at any point in time on or following January 1, 2017 and who, as of the close of business on December 7, 2018, held Bojangles’ stock options with a per share exercise price less than the merger consideration, (i) the number of shares of Bojangles’ common stock underlying each vested Bojangles’ stock option that has an exercise price less than the merger consideration, (ii) the expected value of such vested Bojangles’ stock options as of the effective time, (iii) the number of shares of Bojangles’ common stock underlying each such unvested Bojangles’ stock option that has an exercise price less than the merger consideration, (iv) the expected value of such unvested Bojangles’ stock options as of the effective time and (v) the total expected value of outstanding Bojangles’ stock options as of the effective time.

Name	Shares Underlying Vested In-the-Money Bojangles’ Stock Options (#)	Expected Value of Vested In-the-Money Bojangles’ Stock Options ($)(1)	Shares Underlying Unvested In-the-Money Bojangles’ Stock Options (#)	Expected Value of Unvested In-the-Money Bojangles’ Stock Options ($)(1)	Total Expected Value of In-the-Money Bojangles’ Stock Options ($)(1)
Non-Employee Directors(2)
William A. Kussell(3)	—	—	230,888	$3,248,594	$3,248,594
Executive Officers
James R. Kibler(4)	—	—	339,904	$4,782,449	$4,782,449
M. John Jordan(5)	—	—	263,388	$3,287,594	$3,287,594
Laura Roberts	—	—	25,000	$30,000	$30,000
Jayson Romeo(6)	35,903	$275,735	29,000	$34,800	$310,535

(1)	The value of the Bojangles’ stock options shown in the table above is based on the excess of the per share merger consideration of $16.10 over the applicable exercise price.
(2)

Except for Mr. Kussell, none of our non-employee directors held Bojangles’ stock options as of December 7, 2018. Mr. Kussell received a grant of stock options in 2012 since he was serving as an employee-director at such time.

(3)

All of Mr. Kussell’s outstanding and unvested Bojangles’ stock options that are becoming fully vested pursuant to the transactions are performance-based options with a $2.03 per share exercise price that by their terms vest on a sliding scale based on the return on investment of the funds managed by Advent International Corporation.

(4)

All of Mr. Kibler’s outstanding and unvested Bojangles’ stock options that are becoming fully vested pursuant to the transactions are performance-based options with a $2.03 per share exercise price that by their terms vest on a sliding scale based on the return on investment of the funds managed by Advent International Corporation.

(5)

A portion (i.e., 230,888) of Mr. Jordan’s outstanding and unvested Bojangles’ stock options that are becoming fully vested pursuant to the transactions are performance-based options with a $2.03 per share exercise price that by their terms vest on a sliding scale based on the return on investment of the funds managed by Advent International Corporation.

(6)	Includes 4,000 unvested in-the-money Bojangles’ stock options held by Ms. Kelly D. Vu, Mr. Romeo’s spouse.

Treatment of Restricted Stock Units

At the effective time, each restricted stock unit that is outstanding as of immediately prior to the effective time will become fully vested as of the effective time and will be cancelled as of the effective time and converted into a right to receive immediately after the effective time (and in no event later than five (5) calendar days following the effective time) a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) $16.10 and (ii) the aggregate number of shares subject to such restricted stock unit.

The following table shows, with respect to each individual who served as a director or an executive officer of Bojangles’ at any point in time on or following January 1, 2017 and who, as of the close of business on December 7, 2018, held restricted stock units: (i) the number of shares of Bojangles’ common stock underlying restricted stock units and (ii) the total expected value of such restricted stock unit as of the effective time. The following table assumes a stock price of $16.10 per share.

Name	Shares Underlying Restricted Stock Units (#)	Total Expected Value of Restricted Stock Units ($)
Non-Employee Directors(1)
Steven J. Collins	3,355	$54,016
John E. Currie	3,355	$54,016
Tommy L. Haddock	3,355	$54,016
Robert F. Hull, Jr.	3,355	$54,016
Starlette B. Johnson	3,355	$54,016
William A. Kussell	3,355	$54,016
Mark A. Rowan	3,355	$54,016
Executive Officers
James R. Kibler	8,389	$135,063
M. John Jordan	32,188	$518,227
Laura Roberts	21,438	$345,152
Jayson Romeo(2)	25,274	$406,911

(1)

Pursuant to the Company’s Compensation Policy for Non-Employee Directors (amended and restated effective June 8, 2016), directors who are affiliated with Advent International Corporation are not entitled to compensation for their services as a director. Accordingly, Messrs. Doubrava and Tadler have not been granted, and do not hold any, restricted stock units.

(2)	Includes 3,398 shares underlying restricted stock units held by Ms. Kelly D. Vu, Mr. Romeo’s spouse.

For additional information about beneficial ownership of Bojangles’ common stock by directors and executive officers, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 106 of this proxy statement. Each of the Company’s directors and officers will be entitled to receive, for each share of Bojangles’ common stock he or she holds, the same per share merger consideration in cash in the same manner as other Bojangles’ stockholders.

Employment Agreements

Amended and Restated Employment Agreement with M. John Jordan

Bojangles’ Restaurants, Inc. (which we refer to as “BRI”) is party to an employment agreement with Mr. Jordan, which provides for automatic one-year renewals in the absence of prior written notice to the contrary by either Mr. Jordan or BRI. Pursuant to the employment agreement, in the event that Mr. Jordan’s employment is terminated by BRI other than for cause (as such term is defined in Mr. Jordan’s employment agreement) or by Mr. Jordan as a result of (A) a material adverse change in the nature of his responsibilities or upward reporting relationship (provided that Mr. Jordan provides BRI with written notice of his belief that his duties or reporting relationship have been materially changed and BRI does not provide a cure within 30 days), or (B) BRI moving Mr. Jordan’s primary office to a location more than 40 miles away from his then-current primary office, Mr. Jordan will be entitled to receive an amount equal to 105% of Mr. Jordan’s combined total of base pay and bonuses received in a calendar year by Mr. Jordan, utilizing the greatest amount received by Mr. Jordan for any of the three calendar years immediately preceding Mr. Jordan’s separation, payable in equal installments over a period of twelve (12) months following the termination of his employment. Following a termination of employment for any reason, for a period of one year following termination, Mr. Jordan has agreed not to encourage or solicit any individual to leave, or hire any individual in BRI’s employ for any reason or interfere in any other manner with employment relationships at the time existing between BRI and its current or prospective employees.

In the event of a covered termination of employment that occurs on December 7, 2018, Mr. Jordan will be entitled to severance payments equal to approximately $650,000, in the aggregate.

Potential Severance Benefits

Non-Binding Change in Control Severance Guidelines

Bojangles’ does not have a severance plan requiring the payment of severance to employees who experience a termination of employment (other than as may be provided for in individual agreements). Notwithstanding that fact, on November 5, 2018, the Company adopted a set of non-binding change in control severance guidelines to assist the Company’s Chief Executive Officer, Senior Vice President of Human Resources and General Counsel in determining whether or not to pay severance and, if so, how much severance to pay/provide, to a select group of designated employees (including Ms. Roberts and Mr. Romeo, but excluding Messrs. Kibler and Jordan) whose employment has been terminated by Bojangles’ without cause or an act or omission similar to cause. These guidelines generally provide, to the extent that severance is determined to be paid, for (i) severance pay in an amount equal to six months of base salary, plus one additional month of base salary for each full year of service in excess of six years prior to the date of termination and (ii) COBRA continuation coverage to be paid for by Bojangles’ during the period in which the employee is receiving severance. The maximum amount of severance suggested by the guidelines is equal to twelve (12) months of salary. Payment of severance is subject to the employee’s execution of a release of claims in favor of the Company and agreeing to a non-solicitation of employees during the severance period.

The following table shows with respect to each individual who served as an executive officer of Bojangles’ at any point in time on or following January 1, 2017, the approximate value of the severance that could be payable/provided pursuant to the non-binding change in control severance guidelines, assuming a covered termination that occurs on December 7, 2018.

Name	Cash Severance	Value of COBRA Continuation Coverage
Executive Officers
Laura Roberts	$111,400	$11,000
Jayson Romeo	$125,000	$11,000

Bojangles’, Inc. Retention Bonus Plan

On November 5, 2018, Bojangles’ adopted the Bojangles’, Inc. Retention Bonus Plan (which we refer to as the “Retention Plan”). The purpose of the Retention Plan is to reward certain key employees for their contributions to the Company and retain them through and following the consummation of the merger.

Under the Retention Plan and the related individual retention award agreements (which we refer to as the “Award Agreements”), certain employees of the Company, as determined by the Compensation Committee of the Board (which we refer to as the “Compensation Committee”), including Messrs. Jordan and Romeo and Ms. Roberts but excluding Mr. Kibler, are eligible to receive a specified cash bonus (which we refer to as the “Retention Bonus”), subject to vesting, payment and forfeiture on the terms set forth in the Retention Plan and the applicable Award Agreement. Pursuant to the terms of the currently outstanding Award Agreements, fifty percent (50%) of the Retention Bonus will vest and become payable on the date of the consummation of a “change in control” (as defined in the Retention Plan) and the remaining fifty percent (50%) of the Retention Bonus will vest and become payable on the six (6)-month anniversary of such date. A participant generally vests in each portion of his or her award only if he or she has remained continuously employed by the Company through and including the applicable vesting date, and upon a participant’s termination of employment, the Retention Bonus, to the extent unvested, will be forfeited. Notwithstanding the foregoing, if on or prior to the six (6)-month anniversary of such consummation of a “change in control,” a participant’s employment is terminated by the Company without “cause,” by a participant with “good reason,” or due to a participant’s death or “disability,” any unpaid portion of a participant’s Retention Bonus will become immediately vested and payable in accordance with the terms and conditions of the Retention Plan. The terms “cause”, “disability” and “good reason” are defined in the Retention Plan.

The following table shows, with respect to each individual who served as an executive officer of Bojangles’ at any point in time on or following January 1, 2017, the value of each executive officer’s Retention Bonus.

Name	Retention Bonus
Executive Officers
M. John Jordan	$50,000
Laura Roberts	$100,000
Jayson Romeo	$100,000

No employee is entitled to receive any tax gross-up for any excise tax imposed upon him or her under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). In the event that any payments or benefits paid or payable to an employee, including pursuant to the Retention Plan or the non-binding change in control severance guidelines, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such payments and benefits will be reduced to the largest amount as will result in no portion of the payments and benefits being subject to the excise tax imposed by Section 4999 of the Code, but only if, notwithstanding such limitation, the total payments, net of all taxes imposed on the employee, would be greater if no excise tax were imposed.

Insurance and Indemnification of Directors and Executive Officers

See the section entitled “The Merger Agreement—Other Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page 91 of this proxy statement, for a summary of the obligations of Walker and the surviving company with respect to insurance indemnification of directors and executive officers after the effective time.

Compensation and Benefits-Related Arrangements with the Surviving Company

See the section entitled “The Merger Agreement—Other Covenants and Agreements—Employee Matters” beginning on page 95 of this proxy statement, for a summary of certain post-closing covenants related to compensation and employee benefits matters.

Financing

Walker expects to finance the total amount of funds necessary to consummate the transactions, including the funds needed to pay to Bojangles’ stockholders the amounts due to them under the merger agreement, any prepayment, repayment, refinancing or conversion of debt contemplated by the merger agreement and the debt commitment letter, any other amounts required to be paid in connection with the consummation of the transactions and the payments in respect of outstanding equity awards, and any fees and expenses of or payable by Walker or Merger Sub in connection with the transactions and the “financing” (as defined below) (collectively, with the surviving company’s and Merger Sub’s other cash on hand, we refer to such total amount as the “required amount”) primarily with (i) debt financing to be provided by certain lenders (which we refer to as the “debt financing”), and (ii) equity financing to be provided by the sponsors (which we refer to as the “equity financing”, and we refer to the equity financing together with the debt financing as the “financing”), subject to the terms and conditions of the commitment letters described below.

In addition, concurrently with the execution of the merger agreement, Durational Walker and Resolute have delivered to Bojangles’ limited guarantees in favor of Bojangles’, together guaranteeing the payment of the “Walker termination fee” (as defined in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement). The obligations of Walker and Merger Sub under the merger agreement are not conditioned upon their ability to obtain the financing.

Debt Commitment Letter

Walker has received a debt commitment letter (which we refer to as the “debt commitment letter”) and a related fee letter (with customary redactions if shared with any third parties for fee amounts, pricing, other economic terms, thresholds, caps, pricing caps and “market flex” related solely to economic terms), each dated November 5, 2018, from Citigroup Global Markets Inc., KKR Capital Markets LLC and KKR Corporate Lending LLC (collectively, we refer to these entities as the “lenders”). Under the debt commitment letter, the lenders have committed to provide up to $425 million (subject to adjustment as set forth in the debt commitment letter) in debt financing for the purpose of funding, together with the equity financing, a portion of the required amount.

The availability of the debt financing is subject to certain conditions, including:

•

the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement (without giving effect to any amendments, consents or waivers of the merger agreement that are materially adverse to the lenders, unless consented to by the lenders);

•

the execution and delivery of definitive documentation with respect to the debt financing (including credit agreements, guarantees, security agreements and an intercreditor agreement), together with customary closing deliverables and customary legal opinions with respect to the definitive documentation;

•	certain specified representations and warranties of Walker and Bojangles’ in the merger agreement will be true and correct;

•

since the date of the merger agreement, there will not have occurred a “company material adverse effect” (as defined in the section entitled “The Merger Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 81 of this proxy statement);

•	the equity financing will have been funded prior to or substantially simultaneously with the initial borrowing under the credit facilities contemplated by the debt commitment letter;

•

receipt by the lenders of (i) certain specified collateral and security documentation, (ii) information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, and (iii) pro forma consolidated balance sheet of Bojangles’ prepared after giving effect to the transactions and certain historical financial statements;

•	the payment of certain fees and expenses upon the initial borrowing under the credit facilities;

•	the expiration of the marketing period; and

•

the repayment, prior to or substantially simultaneously with the initial borrowing under the credit facilities, of all indebtedness and termination of all commitments under Bojangles’ current credit facility pursuant to that certain credit agreement, dated October 9, 2012, by and among Bojangles Restaurants, Inc., as borrower, and Bank of America, N.A., as agent and other parties thereto.

The lenders’ commitment under the debt commitment letter will expire upon the earlier of (i) the termination of the merger agreement in accordance with its terms prior to the effective time, (ii) the consummation of the merger with or without the use of the debt financing, and (iii) the date that is five (5) business days following the “outside date” (as defined in the section entitled “The Merger Agreement—Termination; Effect of Termination” beginning on page 99 of this proxy statement).

Equity Commitment Letters

Walker has received equity commitment letters from each of the sponsors, each dated November 5, 2018, pursuant to which the sponsors have committed to contribute to Walker an aggregate amount of up to $390 million in cash for the purpose of funding, together with the proceeds of the debt financing, a portion of the required amount. Pursuant to the Durational equity commitment letter and the TJC equity commitment letter, Durational Walker and Resolute have each committed to provide up to $145 million (subject to adjustment as set forth in the Durational equity commitment letter and the TJC equity commitment letter). Pursuant to the TEI equity commitment letter, TEI has committed to provide up to $100 million (subject to adjustment as set forth in the TEI equity commitment letter).

Each sponsor’s obligation to provide the equity financing is subject to certain conditions, including:

•

the satisfaction or waiver of all of the mutual conditions to closing and Walker and Merger Sub’s condition to closing under the merger agreement (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 97 of this proxy statement) at the time when the closing of the merger is to occur in accordance with the merger agreement (as further described in the section entitled “The Merger Agreement—Closing of the Merger” beginning on page 78 of this proxy statement);

•	the debt financing will have been funded prior to or substantially concurrently with the funding of the equity financing; and

•	the substantially contemporaneous consummation of the merger in accordance with the terms of the merger agreement.

Bojangles’ is an express third party beneficiary of each equity commitment letter for the purpose of seeking specific performance of the applicable sponsor’s obligation to fund the equity commitment to Walker (as further described in “The Merger (Proposal 1)—Limitations on Remedies; Specific Performance” beginning on page 75 of this proxy statement). The sponsors’ commitment under the equity commitment letters will automatically terminate upon the earliest to occur of (i) the consummation of the merger in accordance with the terms of the merger agreement, (ii) the termination of the merger agreement in accordance with its terms prior to the effective time, and (iii) the date that is sixty (60) days after the “outside date” (as defined in the section entitled “The Merger Agreement—Termination; Effect of Termination” beginning on page 99 of this proxy statement), unless Walker, Bojangles’ or its affiliates have made a valid claim under the equity commitment letters in accordance with the terms contained therein to enforce the sponsors’ commitment to provide equity financing.

Limited Guarantees

On November 5, 2018, concurrently and in connection with the execution of the merger agreement, Durational Walker and Resolute provided Bojangles’ with limited guarantees (which we refer to as the “limited guarantees”) in favor of Bojangles’. Pursuant to the limited guarantees, each of Durational Walker and Resolute guarantees Walker’s obligation for the payment of the “Walker termination fee” (as defined in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement) if and when required to be paid by Walker under the terms of the merger agreement and on the terms of and subject to the conditions set forth in the limited guarantees.

Durational Walker’s and Resolute’s obligations under the limited guarantees will automatically terminate upon the earliest to occur of (i) the consummation of the merger in accordance with the terms of the merger agreement,

(ii) the termination of the merger agreement in any circumstance other than pursuant to which Walker would be obligated to pay the Walker termination fee, (iii) the date that is sixty (60) days following the termination of the merger agreement other than as described in the immediately preceding clause (ii) if there is no judicial proceeding concerning the enforcement of the limited guarantees pending (or if such judicial proceeding is pending, the date that such judicial proceeding is finally resolved), (iv) the date on which all obligations of Durational Walker and/or Resolute, as applicable, under the limited guarantees have been indefeasibly performed, paid and satisfied in full, and (v) the written agreement between Durational Walker and/or Resolute, as applicable, and Bojangles’, expressly terminating the obligations and liabilities of Durational Walker and/or Resolute, as applicable, under the limited guarantees.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary discusses the material U.S. federal income tax consequences of the merger to holders of shares of Bojangles’ common stock. This discussion is based on the Code, applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of shares of Bojangles’ common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Bojangles’ stockholder in light of the Bojangles’ stockholder’s particular circumstances, or to a Bojangles’ stockholder that is subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a dealer or broker in securities or non-U.S. currencies;

•	a trader in securities who elects the mark-to-market method of accounting;

•	an individual subject to the alternative minimum tax provisions of the Code;

•	a mutual fund;

•	a U.S. expatriate or former citizen or long-term resident of the United States;

•	a foreign pension fund and its affiliates;

•	a person whose functional currency is not the U.S. dollar;

•	a former citizen or former long-term resident of the United States;

•	a real estate investment trust or regulated investment company;

•	a Bojangles’ stockholder that holds its shares of Bojangles’ common stock through individual retirement or other tax-deferred accounts;

•	a Bojangles’ stockholder that exercises appraisal rights;

•	a Bojangles’ stockholder that holds shares of Bojangles’ common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction; or

•	a Bojangles’ stockholder that acquired shares of Bojangles’ common stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Bojangles’ common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of Bojangles’ common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Bojangles’ common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Bojangles’ common stock should consult its tax advisors.

This discussion of the material U.S. federal income tax consequences of the merger is not a complete description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any U.S. state or local or any non-U.S. tax consequences of the merger or the potential application of the Medicare contribution tax on net investment income. Accordingly, each Bojangles’ stockholder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in its shares of Bojangles’ common stock exchanged therefor.

If a U.S. holder’s holding period in the shares of Bojangles’ common stock surrendered in the merger is greater than one year as of the date of the merger, the capital gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Bojangles’ common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Bojangles’ common stock that it holds.

U.S. Federal Income Tax Consequences to non-U.S. Holders

The receipt of the merger consideration by a non-U.S. holder pursuant to the merger will not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Bojangles’ common stock at any time during the five (5)-year period preceding the merger, and

Bojangles’ is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period preceding the merger or the period that the non-U.S. holder held the shares of Bojangles’ common stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. We believe that we are not currently, and we do not anticipate becoming, a “United States real property holding corporation.” However, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our global real property interests and other business assets, there can be no assurance that we do not currently constitute or will not become a “United States real property holding corporation.” Non-U.S. holders owning (actually or constructively) more than 5% of Bojangles’ common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Backup Withholding and Information Reporting

Payments of cash made in exchange for shares of Bojangles’ common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on the merger consideration (including cash paid in lieu of fractional shares) received in exchange for shares of Bojangles’ common stock unless the non-U.S. holder establishes an exemption, for example, by completing the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Bojangles’ stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Bojangles’ stockholder that fails to provide the correct taxpayer identification number.

Regulatory Clearances

Required Approvals

Under the merger agreement, the merger cannot be completed until any applicable waiting period under the HSR Act has expired or been terminated.

Bojangles’ and Walker filed their respective HSR Act notifications on November 13, 2018. On November 21, 2018, Bojangles’ and Walker each received notice that the FTC granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period under the HSR Act in respect of the merger has been satisfied.

Even after the applicable waiting period under the HSR Act expires or is terminated, the FTC and the Antitrust Division of the U.S. Department of Justice retain the authority to challenge the merger on antitrust grounds before or after the merger is completed. Likewise, at any time before or after the consummation of the merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Commitments to Obtain Approvals

Walker and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions, including using reasonable best efforts to (i) obtain promptly all authorizations, consents, orders, approvals, licenses, permits, and waivers of all governmental authorities that may be or become necessary for the performance of its obligations pursuant to the merger agreement and the consummation of the transactions, (ii) cooperate fully with Bojangles’ to obtain promptly all such authorizations, consents, orders, approvals, licenses, permits and waivers, (iii) as promptly as reasonably practicable, provide such other information to any governmental authority as such governmental authority may lawfully request in connection with such authorizations, consents, orders, approvals, licenses, permits and waivers, and (iv) obtain all necessary consents, approvals or waivers from third parties. Bojangles’ has agreed to use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties to consummate, as promptly as reasonable practicable, the transactions. Bojangles’, however, is not obligated to make any payment or concession to any third party to obtain any consent and obtaining such consents are not conditions to Walker’s or Merger Sub’s obligations to consummate the merger.

De-listing and De-registration of Bojangles’ Common Stock

If the merger is completed, Bojangles’ common stock will be de-listed from Nasdaq and de-registered under the Exchange Act. As such, Bojangles’ will no longer file periodic reports with the SEC on account of Bojangles’ common stock.

Limitations on Remedies; Specific Performance

Subject to Walker’s and Merger Sub’s rights to specifically enforce the provisions of the merger agreement (as described below), the parties agreed that if the company termination fee is payable pursuant to the terms of the merger agreement, then Walker’s and Merger Sub’s right to terminate the merger agreement and receive payment of the company termination fee will be the sole and exclusive remedy of Walker and Merger Sub for any loss suffered by Walker or Merger Sub as a result of the failure of the consummation of the merger and the transactions contemplated by the merger agreement, and that, upon its payment of the company termination fee, Bojangles’ would have no further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Subject to Bojangles’ rights to specifically enforce the provisions of the merger agreement (as described below) and the equity commitment letters, the parties agreed that Bojangles’ right to terminate the merger agreement and receive payment of the Walker termination fee will be the sole and exclusive remedy of Bojangles’ and its subsidiaries and their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or affiliates (which we collectively refer to as “company related parties”) against Walker, Merger Sub, the financing sources of Walker, the equity investors, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, representatives or affiliates (which we collectively refer to as “Walker related parties”) for all losses and damages in respect of the merger agreement (or the termination of the merger agreement), and following termination of the merger agreement and payment of the Walker termination fee (if owed), none of the Walker related parties will have any further liability or obligation to any of the company related parties relating to or arising out of the merger agreement, limited guarantees, the debt commitment letters, the equity commitment letters, or the transactions contemplated therein.

Each of the parties is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach.

Notwithstanding the above paragraph, Bojangles’ is only entitled to enforce specifically the obligations of Walker and Merger Sub to consummate the merger if (i) all of the mutual conditions to consummate the merger and the conditions to the obligations of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time), (ii) the debt financing has been funded or will be funded at the time when the closing is required to occur if the equity financing pursuant to the equity commitment letters are funded substantially simultaneously, and (iii) Bojangles’ has irrevocably confirmed to Walker in writing that, if the equity commitment and debt commitment are funded, Bojangles’ stands ready, willing and able to proceed with the closing of the merger. In addition, Walker is only entitled to enforce specially the obligations of Bojangles’ to consummate the merger if all of the mutual conditions to consummate the merger and the conditions to the obligations of Bojangles’ to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time).

Bojangles’ has the right to specifically enforce the equity commitment letters and bring claims against Durational Walker and Resolute with respect to the limited guarantees, in both cases, subject to the terms and conditions set forth in the equity commitment letters and the limited guarantees.

Litigation Relating to the Merger

No litigation relating to the merger was pending as of the time of filing this proxy statement.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of November 5, 2018, by and among Walker, Merger Sub and Bojangles’, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended only to provide information regarding the terms of the merger agreement. They are not intended to provide any factual information about Bojangles’, Walker or Merger Sub or to modify or supplement any factual disclosures about Bojangles’ in its public reports filed with the SEC. The merger agreement and the related summary are not intended to be a source of factual, business or operational information about Bojangles’, Walker or Merger Sub, and the following summary of the merger agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about Bojangles’ in any documents Bojangles’ has or will publicly file with the SEC. The merger agreement contains representations and warranties by, and covenants of, Bojangles’, Walker and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Bojangles’ public disclosures. Until the effective time, stockholders are not third party beneficiaries under the merger agreement.

Additional information about Bojangles’ may be found elsewhere in this proxy statement and in Bojangles’ other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 114 of this proxy statement.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides that at the effective time, the separate corporate existence of Merger Sub will cease, and Bojangles’ will continue as the surviving company and as a wholly owned subsidiary of Walker and the merger will have the effects set forth in the merger agreement and in the applicable provisions of the DGCL. At the effective time, all of the property, rights, privileges, immunities, powers and franchises of Bojangles’ and Merger Sub will vest in the surviving company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Bojangles’ and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities, and duties of the surviving company, all as provided under the DGCL. At the effective time, the amended and restated certificate of incorporation of Bojangles’ as in effect immediately prior to the effective time and the amended and restated bylaws of Bojangles’ as in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time, and will be the certificate of incorporation and bylaws of the surviving company until thereafter amended as provided therein or by applicable law.

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving company and the officers of Bojangles’ immediately prior to the effective time will be the initial officers of the surviving company. The initial directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving company.

Closing of the Merger

The closing of the merger will take place on the first Monday that is also a business day on or following January 7, 2019, subject to the following:

•

the closing will occur no earlier than the third (3rd) business day after the later to be satisfied of the following conditions: (i) the Bojangles’ stockholder approval being obtained or (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act (subject to the satisfaction or, to the extent permitted, waiver of the other conditions to closing, other than those conditions that by their nature are to be satisfied at the closing), or at such other time as Walker and Bojangles’ may mutually agree in writing; and

•	the closing will occur no earlier than the third (3rd) business day following the final day of the marketing period, unless an earlier date during the marketing period is specified by Walker.

On November 21, 2018, Bojangles’ and Walker each received notice that the FTC granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period under the HSR Act in respect of the merger has been satisfied.

On the closing date or on another date that Bojangles’ and Walker may agree to in writing, Walker, Merger Sub and Bojangles’ will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as may be agreed upon by Walker, Merger Sub and Bojangles’ and specified in the certificate of merger.

Effect of the Merger on Bojangles’ Common Stock

At the effective time, each share of Bojangles’ common stock issued and outstanding immediately prior to the effective time (other than shares of Bojangles’ common stock (i) held in treasury by Bojangles’ or owned by any direct or indirect wholly owned subsidiary of Bojangles’, (ii) owned by Walker or Merger Sub or any direct or indirect wholly owned subsidiary of Walker, or (iii) held by stockholders who will have neither voted in favor of the merger nor consented thereto in writing and who will have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL) will be converted automatically into the right to receive the merger consideration, and upon conversion, will automatically be cancelled and will cease to exist. Shares of Bojangles’ common stock described in clauses (i) and (ii) above will automatically be cancelled without any conversion into the right to receive the merger consideration. Shares of Bojangles’ common stock described in clause (iii) will also be cancelled at the effective time, and the holders of such shares will be entitled to the rights granted to them under Section 262 of the DGCL (as further described in the section entitled “Appraisal Rights” beginning on page 108 of this proxy statement).

At the effective time, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving company and such shares will constitute the only outstanding shares of capital stock of the surviving company immediately following the effective time.

Payment Procedures

Prior to the effective time, Walker will (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by Bojangles’ to act as the paying agent for the purpose of effecting payments to the holders of shares of Bojangles’ common stock entitled to receive the merger consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Bojangles’, with such paying agent for the payment of the merger consideration in accordance with the merger agreement. At or prior to the closing date, Walker will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of Bojangles’ common stock issued and outstanding immediately prior to the effective time, cash in an amount sufficient to pay the aggregate merger consideration required to be paid pursuant to the merger agreement (which we refer to as the “payment fund”). The payment fund will not be used for any other purpose but will be invested by the paying agent in certain investments (limited to obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC or in certificates of deposit and similar securities or a combination of the foregoing), as directed by Walker. Any net profit resulting from, or interest or income produced by, such investments will be payable to the surviving company. To the extent there are losses with respect to such investments, or the payment fund diminishes for other reasons below the level required to make prompt payments of the merger consideration, Walker will promptly replace or restore the portion of the payment fund lost through investments or other events so as to ensure that the payment fund is, at all times, maintained at a level sufficient to make such payments.

Promptly after the effective time (and in no event later than two (2) business days thereafter), Walker will cause to be mailed to each person who was, at the effective time, a holder of record of shares of Bojangles’ common stock entitled to receive the merger consideration: (i) a customary letter of transmittal specifying that delivery will be effected, and risk of loss and title to the shares of Bojangles’ common stock will pass, only upon proper delivery of such shares to the paying agent, and (ii) instructions for use in effecting the surrender of the stock certificates or the non-certificated shares of Bojangles’ common stock represented by book-entry (which we refer to as “book-entry shares”) in exchange for the merger consideration. Upon surrender of such certificates (or effective affidavits of loss in lieu thereof) to the paying agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the related instructions (and such other documents as may customarily be required by the paying agent), the holder of such shares will be entitled to receive in exchange for such shares the merger consideration which such holder has the right to receive pursuant to the merger agreement and the surrendered certificates will be cancelled.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive in accordance with the merger agreement. Each registered holder of one or more book-entry shares will automatically upon the effective time be entitled to receive, and the surviving company will cause the paying agent to pay and deliver as soon as reasonably practicable after the effective time (but in no event more than three (3) business days thereafter), the merger consideration for each book-entry share.

Until surrendered as contemplated by the merger agreement, each stock certificate will be deemed at all times after the effective time to represent only the right to receive upon such surrender the merger consideration to which the holder of such stock certificate or book-entry share is entitled in accordance with the merger agreement. No interest will be paid or will accrue on any cash payable to holders of stock certificates or book-entry shares under the merger agreement. From and after the effective time, holders of shares of Bojangles’ common stock will cease to have any rights as stockholders of Bojangles’, except as provided in the merger agreement or by law.

Any portion of the payment fund that remains undistributed to the former holders of shares of Bojangles’ common stock twelve (12) months after the effective time will be delivered to the surviving company, upon demand, and any former holders of shares of Bojangles’ common stock who have not previously complied with the exchange procedures in the merger agreement may thereafter look only to Walker or the surviving company for, and Walker and the surviving company will remain liable for, payment of their claim for the merger consideration. Any portion of the payment fund remaining unclaimed by former holders of shares of Bojangles’

common stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Walker free and clear of any claims or interest of any person previously entitled thereto. Neither Walker nor the surviving company will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

In the event of a transfer of ownership of shares of Bojangles’ common stock that is not registered in the transfer records of Bojangles’, payment of the merger consideration may be made to a person other than the person in whose name the stock certificate or book-entry share so surrendered is registered if such stock certificate or book-entry share representing such shares will be presented to the paying agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment pays any transfer or other taxes required solely by reason of the payment of the merger consideration to a person other than the registered holder of such stock certificate or book-entry share or establish to the reasonable satisfaction of Walker that such tax has been paid or is not applicable.

Under the merger agreement, each of the paying agent, the surviving company and Walker (and any affiliate thereof or any other withholding agent) are entitled to deduct and withhold from the merger consideration otherwise payable to any holder of Bojangles’ common stock, Bojangles’ stock option or restricted stock units, such amounts as are required to be deducted and withheld with respect to such payment under all applicable federal, state or local tax laws and pay such withholding amount over to the appropriate governmental authority. To the extent such amounts are so properly withheld and timely paid over to the appropriate governmental authority by the paying agent, the surviving company or Walker, as the case may be, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Bojangles’ common stock, Bojangles’ stock option or restricted stock unit in respect of which such deduction and withholding was made by the paying agent, the surviving company or Walker, as the case may be.

Treatment of Bojangles’ Equity Awards

Treatment of Bojangles’ Stock Options

The merger agreement provides that at the effective time, each Bojangles’ stock option that is outstanding and unexercised as of immediately prior to the effective time, whether or not vested or exercisable, will become fully vested and exercisable and will be cancelled as of the effective time, and converted into the right to receive, to the extent the Bojangles’ stock option has an exercise price per share that is less than the merger consideration, immediately after the effective time (and in no event later than five (5) calendar days following the effective time), a cash payment (without interest and subject to all applicable tax withholding and other requirements) equal to the product of (i) the excess of $16.10 over the per share exercise price of such Bojangles’ stock option, and (ii) the aggregate number of shares issuable upon exercise of such Bojangles’ stock option. Each Bojangles’ stock option with a per share exercise price equal to or greater than the merger consideration will be cancelled as of the effective time without payment of any consideration and will have no further force or effect.

Treatment of Restricted Stock Units

The merger agreement also provides that at the effective time, each restricted stock unit that is outstanding as of immediately prior to the effective time will become fully vested as of the effective time and will be cancelled as of the effective time and converted into a right to receive immediately after the effective time (and in no event later than five (5) calendar days following the effective time) a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) $16.10 and (ii) the aggregate number of shares subject to such restricted stock unit.

Prior to the effective time, the Company, the Board, and the Compensation Committee, as applicable, are required to provide any notice required under the stock plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the stock plan or any outstanding awards and take all other actions required to give effect to the foregoing transactions described in this section, so long as such actions do not create any liabilities or obligations not currently existing under the stock plan or otherwise created pursuant to the foregoing transactions described in this section.

Closing of the Stock Transfer Books

At the close of business on the day of the effective time, the stock transfer books of Bojangles’ will be closed, and thereafter, there will be no further registration of transfers of shares of Bojangles’ common stock on the records of Bojangles’. From and after the effective time, the holders of shares of Bojangles’ common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided in the merger agreement or by law. On or after the effective time, any book-entry shares presented to the paying agent or Walker for any reason will be cancelled against delivery of the merger consideration to which the holders thereof are entitled pursuant to the merger agreement.

Appraisal Rights

Notwithstanding anything to the contrary in the merger agreement, shares of Bojangles’ common stock that are outstanding immediately prior to the effective time and that are held by Bojangles’ stockholders who will have neither voted in favor of the merger nor consented to the merger in writing and who will have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, we refer to such shares as the “dissenting shares”) will not be converted into, or represent the right to receive, the merger consideration, unless such holder fails to perfect, effectively withdraws or otherwise loses the right to appraisal. At the effective time, all dissenting shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable laws, each holder of dissenting shares will cease to have any rights with respect to the dissenting shares, other than such rights as are granted under Section 262 of the DGCL. Such stockholders will be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all dissenting shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration, without any interest thereon, upon surrender, in the manner provided in the merger agreement, of the certificate or certificates that formerly evidenced such shares.

Bojangles’ is required to give Walker (i) prompt notice of any demands for appraisal received by Bojangles’, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Bojangles’, and (ii) the opportunity to control all negotiations and proceedings with respect to such notices and demands for appraisal under the DGCL. Bojangles’ will not, except with the prior written consent of Walker, make any payment with respect to any demands for appraisal, settle, compromise, or offer to settle or compromise any such demands.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties of Bojangles’ and of Walker and Merger Sub.

Subject to certain exceptions in the merger agreement, in the disclosure schedule delivered by Bojangles’ to Walker and Merger Sub in connection with the merger agreement (which we refer to as the “disclosure schedule”) and as disclosed in Bojangles’ public filings with the SEC (subject to certain specified exceptions), the merger agreement contains representations and warranties of Bojangles’ as to, among other things:

•	organization and valid existence, good standing and qualification to do business of Bojangles’ and each of its subsidiaries;

•	Bojangles’ ownership of its subsidiaries and the directors and officers of each of Bojangles’ subsidiaries;

•	authorized share capital of Bojangles’, issued and outstanding equity of Bojangles’ and other matters regarding capitalization;

•

corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement, and the enforceability of the merger agreement against Bojangles’;

•

absence of (i) any conflict with or violation of the organizational documents of Bojangles’ or any of its subsidiaries, (ii) any conflict with or violation of applicable laws, and (iii) any breach or default under, or any right of termination, amendment, acceleration or cancellation of, any contract of Bojangles’ or its subsidiaries, in each case, as a result of the execution and delivery by Bojangles’ of the merger agreement, the performance of Bojangles’ obligations under the merger agreement and the consummation by Bojangles’ of the transactions;

•	compliance with applicable laws (including franchise laws and relationship laws);

•

possession of and compliance with required licenses, registrations, permits, approvals, accreditations, certificates and other authorizations of any governmental authority necessary for the conduct of Bojangles’ and its subsidiaries’ business as conducted on November 5, 2018;

•

compliance with SEC filing requirements for Bojangles’ SEC filings since January 1, 2017, and establishment and maintenance of certain disclosure controls and procedures, and the absence of “significant deficiencies” or “material weaknesses” in internal controls over financial reporting;

•	the fact that Bojangles’ has conducted its business in the ordinary course of business in all material respects, and that there has not been a “company material adverse effect” (as defined below);

•	the fact that there is no litigation, suit, claim, action or proceeding against or involving Bojangles’ that would have a company material adverse effect;

•	employee benefit plans;

•	labor and employment matters;

•	title to or valid leasehold interests in real property;

•	Bojangles’ tax returns, filings and other tax matters;

•	Bojangles’ material contracts, the enforceability thereof and the absence of breach or default thereunder;

•	insurance policies;

•	environmental matters, including compliance with applicable environmental laws;

•	intellectual property, privacy and cybersecurity matters;

•	approval and recommendation by the Board of the merger agreement and the transactions;

•	applicable state anti-takeover statutes or regulations;

•	Bojangles’ franchisees, including contractual relationships and the absence of breach or default thereunder, and compliance with applicable franchise laws and terms of franchise agreements;

•	quality and safety of food and beverage products of Bojangles’;

•	opinions of Bojangles’ financial advisors; and

•	brokers’ fees and expenses.

Subject to certain exceptions in the merger agreement, the merger agreement also contains representations and warranties of Walker and Merger Sub as to, among other things:

•	organization, valid existence and good standing;

•	effectiveness of organizational documents and absence of violation of such organizational documents;

•

corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement, and the enforceability of the merger agreement against Walker and Merger Sub;

•

absence of (i) any conflict with or violation of the organizational documents of Walker or Merger Sub, (ii) any conflict with or violation of applicable laws, and (iii) any breach or default under, or any right of termination, amendment, acceleration or cancellation of, any contract of Walker or Merger Sub, in each case, as a result of the execution and delivery by Walker and Merger Sub of the merger agreement, the performance of Walker and Merger Sub of obligations under the merger agreement and the consummation by Walker and Merger Sub of the transactions;

•	absence of such level of ownership of any shares of Bojangles’ common stock that would qualify Walker or its subsidiaries as interested stockholders for purposes of Section 203 of the DGCL;

•

the fact that there is no litigation, suit, claim, action or proceeding against or involving Walker that would prevent or materially delay the consummation of any of the transactions or otherwise prevent or materially delay Walker or Merger Sub from performing their obligations under the merger agreement;

•	operations of Merger Sub;

•	broker’s fees and expenses;

•

the fact that Walker has received and accepted (i) an executed commitment letter from the lenders, pursuant to which the lenders have committed to provide debt financing, and (ii) executed equity commitment letters from the equity investors, pursuant to which the equity investors have agreed to invest, directly or indirectly in Walker, and which expressly provide that Bojangles’ is a third-party beneficiary to the equity commitment letters to the extent set forth therein;

•	the solvency of surviving company immediately after giving effect to the consummation of the transactions;

•	delivery of limited guarantees addressed to Bojangles’ from certain of the equity investors; and

•	non-reliance on estimates, projections, forecasts, forward-looking statements and business plans of Bojangles’.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “company material adverse effect” qualification with respect to Bojangles’.

For purposes of this summary of the merger agreement, a “company material adverse effect” with respect to Bojangles’ means any event, circumstance, change or effect that (i) has had, or reasonably would be expected to have, a material adverse effect on the ability of Bojangles’ to consummate the transactions, or (ii) has had, or reasonably would be expected to have, a material adverse effect on the business, financial condition or results of operations of Bojangles’ and its subsidiaries, taken as a whole. However, no event, circumstance, change or effect resulting from or relating to any of the following, alone or in combination, will be deemed to constitute, nor be taken into account in determining whether there has been, a company material adverse effect:

•	a change in general, political, social, regulatory, business, economic, financial, credit or capital market conditions, including interest or exchange rates;

•	a change in the industries, or in the business conditions in the geographic regions, in which Bojangles’ and its subsidiaries operate;

•	any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in laws (or any interpretations thereof);

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law;

•	any ordinary course seasonal fluctuations in the business of Bojangles’, its subsidiaries, or franchisees that are of a magnitude consistent with past such seasonal fluctuations;

•

any outbreak, escalation or acts of terrorism or sabotage, armed hostility or war (whether or not declared) or any weather-related event, fire or natural disaster or other national or international calamity or worsening of any of the occurrences or conditions referred to in this clause;

•

changes in the market price or trading volume of the shares of Bojangles’ common stock in and of itself (provided, that, except as otherwise provided in this definition, the underlying causes of such changes referred to in this clause may be considered in determining whether there is a company material adverse effect);

•

the announcement of the execution of the merger agreement or the pendency of the transactions, including any impact on Bojangles’ or its subsidiaries’ relationships with employees, customers, suppliers, franchisees or any other person;

•

the identity of Walker or any of its affiliates as the acquiror of Bojangles’ or any facts or circumstances concerning Walker or any of its affiliates that are unrelated to Bojangles’ and its subsidiaries;

•	the taking of any action required by the merger agreement or specifically requested to be taken by Walker in writing (to the extent such action is taken in accordance with such request);

•

any failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause may be considered in determining whether there is a company material adverse effect);

•	any change in prices, availability or quality of raw materials used in the businesses of Bojangles’, its subsidiaries or the franchisees; or

•

any actions, challenges or investigations relating to the merger agreement or the transactions made or brought by any of the current or former stockholders of Bojangles’ (on their own behalf or on behalf of Bojangles’).

However, with respect to the exceptions described in the first, second, third, sixth and twelfth bullet points above, such exceptions will only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Bojangles’ and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Bojangles’ and its subsidiaries operate.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period commencing on November 5, 2018 and ending on the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms (which we refer to as the “pre-closing period”), except (i) as contemplated otherwise by the merger agreement, as set forth in the disclosure schedule, or as required by applicable law, or (ii) as consented to in writing by Walker, which consent will not be unreasonably withheld, conditioned or delayed, Bojangles’ must, and must cause each of its subsidiaries to, conduct its business and the business of its subsidiaries in the ordinary course of business, and use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization. Further, the merger agreement also provides that during the pre-closing period, except (i) as contemplated otherwise by the merger agreement, as set forth in the disclosure schedule, or as required by applicable law, or (ii) as consented to in writing by Walker, which consent will not be unreasonably withheld, conditioned or delayed, Bojangles’ must not, and must cause each of its subsidiaries not to, do any of the following:

•	amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents;

•

issue, grant, sell, dispose of, encumber (other than through certain permitted liens), or authorize such issuance, grant, sale, disposition or encumbrance of, (i) Bojangles’ common stock, preferred stock or other Bojangles’ securities (except for the issuance of shares issuable pursuant to Bojangles’ stock options or restricted stock units that are outstanding as of November 2, 2018 and disclosed on the disclosure schedule, in accordance with their terms), or (ii) any material assets of Bojangles’ or any of its subsidiaries, except in the ordinary course of business or pursuant to existing contracts;

•

declare, authorize, establish a record date for, set aside, make or pay any dividend or other distribution, payable in cash, shares, property, a combination thereof or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly owned subsidiary of Bojangles’ to Bojangles’ or any other direct or indirect wholly owned subsidiary of Bojangles’;

•

reclassify, combine, split, redeem, purchase or otherwise acquire, directly or indirectly, any share capital of Bojangles’ or any of its subsidiaries, other than (i) the acquisition by Bojangles’ of Bojangles’ stock options and restricted stock units outstanding as of November 2, 2018 and listed on the disclosure schedule, and (ii) any “cashless exercise” or “net exercise” provision relating to any Bojangles’ stock options outstanding as of November 2, 2018 and listed on the disclosure schedule or in connection with any required tax withholding upon the exercise of Bojangles’ stock options or the vesting of restricted stock units, in each case, outstanding as of November 2, 2018;

•

acquire, directly or indirectly, whether by amalgamation, merger, consolidation, or acquisition of equity interests, assets or any other business combination, (i) all or substantially all of the equity interests or assets of any company, corporation, partnership, other business organization (or any division thereof) or other person, or (ii) with respect to any franchisee that is not in default under a franchise agreement, any real property (including entering into any leases for real property) or any restaurants in an amount not to exceed $1,000,000 in the aggregate;

•

sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any of its material properties or assets (including capital stock of any of Bojangles’ subsidiaries and intangible property), other than (i) sales or other dispositions of properties or assets in the ordinary course of business, or (ii) sales or other dispositions of properties or assets that are no longer used in the operations of Bojangles’ or any of its subsidiaries; provided, however, that, notwithstanding anything in the merger agreement to the contrary, neither Bojangles’ nor any of its subsidiaries may sell or refranchise any restaurant;

•

(i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Bojangles’ or any of its subsidiaries or guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or similar agreement to maintain any financial statement condition of another person (other than Bojangles’ or any wholly owned subsidiary of Bojangles’) (which we refer to as “indebtedness”), other than (A) intercompany indebtedness between Bojangles’ and its subsidiary or between its subsidiaries, and (B) indebtedness incurred, assumed or otherwise entered into under Bojangles’ existing credit facilities and in respect of letters of credit (1) in the ordinary course of business as necessary to conduct the business and (2) as necessary to pay any fees and expenses related to the transactions, or (ii) make any loans or capital contributions to, or investments in, any other person, other than to a subsidiary of Bojangles’;

•

voluntarily (i) terminate, amend, modify or waive material rights or material claims under any material contracts of Bojangles’ or any of its subsidiaries, as defined in the merger agreement, or (ii) enter into any contract that would have been considered a material contract of Bojangles’ or any of its subsidiaries if it had been entered into prior to the date of the merger agreement, in each case, other than in the ordinary course of business (provided, that in all cases Bojangles’ must provide reasonable advance notice to, and reasonably consult with, Walker prior to taking any such actions);

•

make any capital expenditures, other than (i) cash capital expenditures in an amount not to exceed $6,000,000 during the fourth quarter of 2018, (ii) cash capital expenditures in an amount not to exceed $3,000,000 per quarter of 2019, (iii) any capital expenditures in respect of capital leases entered into in the ordinary course of business, or (iv) any other capital expenditures in an amount not to exceed, in the aggregate, $3,000,000;

•

except as otherwise required under any compensation or employee benefit plan or agreement disclosed in the disclosure schedule (which we refer to as a “Plan”) in existence as of the date of the merger agreement: (i) increase the compensation payable or to become payable or the benefits provided or to be provided to any current or former directors, officers, employees or independent contractors of Bojangles’ or of any of its subsidiaries, except for increases in base salary or base wage rate in the ordinary course of business to a current employee whose total annualized cash compensation for 2018 is expected to be less than $100,000, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of the merger agreement, (iii) hire or terminate (other than for cause) any individual employed by Bojangles’ or any of its subsidiaries in the positions disclosed in the disclosure schedule, (iv) grant any retention, severance, tax gross-up, tax indemnity, reimbursement of taxes or termination payments, rights and/or benefits to, or enter into any employment, bonus, change of control or severance agreement or other similar arrangement with, any current or former director, officer, employee or independent contractor of Bojangles’ or of any of its subsidiaries, (v) loan or advance any money or other property to any present or former director, officer, employee or independent contractor of Bojangles’ or any of its subsidiaries, or (vi) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of the merger agreement, for the benefit of any current or former director, officer, independent contractor or employee of Bojangles’ or any of its subsidiaries;

•	implement any reduction-in-force or other mass termination program that would implicate WARN or any similar state or local law;

•

enter into any collective bargaining agreement or any other agreement with a labor union or other labor organization, or recognize or certify any labor union or other labor organization as the bargaining representative for any group of employees of Bojangles’ or any of its subsidiaries, unless required by law;

•

fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering Bojangles’ and its subsidiaries and their respective properties, assets and businesses;

•

settle any action other than (i) settlements involving (x) payments by Bojangles’ of not more than $1,000,000 in the aggregate (net of insurance proceeds), and (y) third party indemnification recoveries payable to Bojangles’ or any of its subsidiaries in connection with such settlement, or (ii) stockholder litigation arising out of, or related to, the transactions;

•

make any material change in accounting methods, principles or practices of Bojangles’ or any of its subsidiaries materially affecting the consolidated assets, liabilities or results of operations of Bojangles’, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law;

•

make any material change to the terms of Bojangles’ or any of its subsidiaries’ system-wide policies or procedures which would alter the current status quo with respect to (i) franchisee royalty or other fees and charges, or maintenance of the funds administered by or paid to or by Bojangles’ or any of its subsidiaries by or on behalf of any franchisee, or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business (provided, that in all cases Bojangles’ will provide reasonable advance notice to, and reasonably consult with, Walker prior to taking any such material actions);

•

make, change or revoke any material tax election, file any amended material tax return, adopt or change any material method of tax accounting, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material amount of taxes or settle or compromise any material tax liability, surrender any right to claim a refund of a material amount of taxes, seek any tax ruling from any taxing authority in respect of a material tax matter, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to an extension of time to file tax returns obtained in the ordinary course of business); or

•	enter into any agreement to do any of the foregoing.

Other Covenants and Agreements

No Solicitation; Acquisition Proposals

Pursuant to the merger agreement, Bojangles’ has agreed to immediately cease and cause to be terminated, and to cause its subsidiaries, and its and its subsidiaries’ respective representatives, to immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing as of the date of the merger agreement with a potential acquiror with respect to an “acquisition proposal” (as defined below), or any proposal that could reasonably be expected to lead to an acquisition proposal. In addition, Bojangles’ has agreed to request and cause the prompt return or destruction of all confidential information previously furnished in connection with any acquisition proposal and to immediately terminate all physical and electronic data room access previously granted to any such person or its representatives. In addition, except as provided in the merger agreement, Bojangles’ has agreed that it and its subsidiaries will not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any “standstill” provisions (including provisions that restrict or prohibit the purchase of shares of Bojangles’ common stock or the making or soliciting of any offer or proposal) of any contract to which Bojangles’ or any of its subsidiaries is a party relating to an acquisition proposal. Bojangles’ further agreed to promptly inform its representatives that could reasonably be expected to violate the no-solicitation restrictions set forth in the merger agreement of the foregoing obligations. Except as permitted under the merger agreement, the Board agreed not to approve any business or transaction which would result in a stockholder becoming an interested stockholder for purposes of Section 203 of the DGCL (other than the voting agreement).

For the purposes of this summary of the merger agreement, an “acquisition proposal” means any bona fide proposal or offer (including any proposal from or to Bojangles’ stockholders) from any third party acting independently of Bojangles’ other than Walker or Merger Sub relating to (i) any direct or indirect acquisition of (A) more than 15% of the assets, revenue or net income of Bojangles’ and its consolidated subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 15% or more of such consolidated assets, revenue or net income of Bojangles’ and its subsidiaries indirectly through the acquisition of equity interests of any of Bojangles’ subsidiaries, or (B) more than 15% of any class of voting equity securities of Bojangles’, (ii) any tender offer or exchange offer, as defined in the Exchange Act, that if consummated would result in any person beneficially owning 15% or more of any class of voting equity securities of Bojangles’, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Bojangles’ (other than any such transaction among Bojangles’ and any of Bojangles’ subsidiaries or among Bojangles’ subsidiaries).

Except as expressly permitted by the merger agreement (as described below), during the pre-closing period, Bojangles’ has agreed that neither it nor any of its subsidiaries will, and it will cause its and its subsidiaries’ representatives not to (i) solicit, initiate, or knowingly encourage or knowingly facilitate any inquiries or the submission of any acquisition proposal, or (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal except to notify such person of the existence of the no-solicitation provision of the merger agreement.

Receipt of Acquisition Proposal

Prior to the Bojangles’ stockholder approval, nothing in the merger agreement will prevent, and Walker and Merger Sub will have no right to prevent, Bojangles’ or the Board from furnishing information to, or engaging in discussions or negotiations with, any person in connection with an unsolicited acquisition proposal by such person that did not result from a “willful and material breach” (as defined below) of the no-solicitation provision of the merger agreement if prior to taking such action:

•	the Board determines in good faith:

–

after consultation with its outside legal counsel and financial advisors that such acquisition proposal is, or could reasonably be expected to result in, a “superior proposal” (as defined below in this section); and

–	after consultation with its outside legal counsel, that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law; and

•

Bojangles’ receives from such person an executed confidentiality agreement with terms no less favorable, in the aggregate, to Bojangles’ with regard to confidentiality than the confidentiality agreement entered into by Durational and Bojangles’ and which does not contain any exclusivity provision or other term that would restrict Bojangles’ ability to comply with its disclosure obligations to Walker pursuant to the merger agreement (which we refer to as an “acceptable confidentiality agreement”).

For the purposes of this summary of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal that (i) is on terms that the Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the acquisition proposal, including the identity and nature of the person making the offer), (ii) is reasonably capable of being timely financed and consummated in accordance with its terms, and (iii) if consummated, would result in a transaction more favorable to Bojangles’ stockholders, from a financial point of view, than the transactions (taking into account any amendment or modification proposed by Walker as described below in this section). For purposes of reference to “acquisition proposal” in this paragraph, all references to “15%” in the definition of “acquisition proposal” will be deemed references to “more than 50%”.

For the purposes of this summary of the merger agreement, a “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party (including acts undertaken by its representatives) or failure by the breaching party to take an act (including its representatives’ failure to take an act) it is required to take under the merger agreement with the actual or constructive knowledge (which will be deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) that the taking of such act (or failure to take such act) would, or would reasonably be expected to, to constitute a breach of the merger agreement.

Notice of Acquisition Proposal

Bojangles’ is to promptly, and in any event within forty-eight (48) hours:

•

provide Walker notice of the receipt of any acquisition proposal, any written requests, inquiries, proposals or offers received, or any discussions or negotiations sought to be initiated, with respect to any acquisition proposal, or any inquiry, offer or proposal that could reasonably be expected to result in any acquisition proposal, and disclose the material terms of such acquisition proposal, inquiry, proposal or offer (including copies of any material written inquiries, proposals or offers, including proposed agreements), and disclose the identity of the person or group making such acquisition proposal, request, inquiry, proposal or offer, to the extent disclosure of such identity is not restricted by the terms of any contract in effect as of the date hereof and provided Walker will keep confidential and not disclose the identity of such person or group except to the extent required by law; and

•	provide Walker with copies of all written due diligence materials concerning Bojangles’ provided by Bojangles’ to such party to the extent not previously provided or made available to Walker.

Bojangles’ will keep Walker reasonably informed on a prompt basis (and in any event within one (1) business day) of the status and details (including material amendments or modifications to the terms or conditions and copies of any proposed agreements) of any such acquisition proposal or other inquiry, proposal or offer concerning an acquisition proposal. Bojangles’ will promptly (and, in any event, within twenty-four (24) hours), following a determination by the Board that an acquisition proposal is a superior proposal, notify Walker of such determination.

The Bojangles’ Board Recommendation; Adverse Recommendation Change; Fiduciary Exception

As described above, and subject to the provisions described below, the Board has recommended that Bojangles’ stockholders vote “FOR” the proposal to adopt the merger agreement, which recommendation we refer to as the “board recommendation.” The merger agreement provides that the Board will not take any action that constitutes an “adverse recommendation change” (as defined below), except as described below.

Under the merger agreement, generally, the Board (or any of its committees) may not, and may not publicly propose to, (i) withhold, withdraw or modify or amend in a manner adverse to Walker or Merger Sub, the board recommendation, (ii) approve, adopt or recommend, or declare the advisability of, any acquisition proposal, (iii) enter into any acquisition agreement, merger agreement, or similar agreement (other than an acceptable confidentiality agreement) with respect to any acquisition proposal, (iv) fail to include the board recommendation in this proxy statement, (v) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such offer, or (vi) if an acquisition proposal (including a material amendment to the terms of an existing acquisition proposal, other than described in the previous clause (v)) has been publicly announced or disclosed, fail to reaffirm the board recommendation upon the written request of Walker within five (5) business days after such written request. The actions described in any of the foregoing clauses (i) through (vi) are referred to as an “adverse recommendation change” in this proxy statement.

During the pre-closing period, Bojangles’ may (but only upon the express written request of the counterparty) grant a waiver, amendment or release under any “standstill” provisions (including provisions that restrict or prohibit the purchase of shares of Bojangles’ common stock or the making or soliciting of any offer or proposal) of any contract only to the extent necessary to allow a confidential acquisition proposal to be made to Bojangles’ or the Board so long as (i) the Board or any of its committees determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable law and (ii) Bojangles’ promptly notifies Walker of any such waiver, amendment, or release.

Superior Proposal

Prior to obtaining the Bojangles’ stockholder approval, the Board may take any action that constitutes an adverse recommendation change if Bojangles’ receives an unsolicited, written acquisition proposal that did not result from a willful and material breach of the no-solicitation provision of the merger agreement and the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such unsolicited written acquisition proposal is a superior proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

Prior to effecting an adverse recommendation change with respect to a superior proposal or terminating the merger agreement in order to enter into a definitive agreement with respect to a superior proposal:

•	Bojangles’ must notify Walker that it intends to take such an action;

•

Bojangles’ must have provided Walker a written summary of the material terms and conditions of such superior proposal (including the consideration offered therein and the identity of the person or group making the superior proposal) and an unredacted copy of any letter of intent, memorandum of understanding, agreement or commitment in respect of such superior proposal;

•

if requested to do so by Walker, for a period of four (4) business days following delivery of such notice, Bojangles’ must have discussed and negotiated in good faith, and must have made its representatives available to discuss and negotiate in good faith, with Walker and Walker’s representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•

no earlier than the end of such four (4)-business day period, the Board must have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of any proposed amendment or modification to the merger agreement committed to by Walker in writing during such four (4)-business day period, that such superior proposal still constitutes a superior proposal. The parties have agreed that any change to the financial or other material terms of a proposal that is the subject of written notice described in the immediately preceding bullet point above will require Bojangles’ to provide a new notice to Walker and to again comply with the requirements in this bullet point and the two immediately preceding bullet points, except that the four (4)-business day notice period described in the immediately preceding bullet point will be shortened to two (2) business days following such new notice.

Intervening Event

Prior to obtaining the Bojangles’ stockholder approval, the Board may effect an adverse recommendation change, if the Board determines in good faith (after consultation with its outside legal counsel) that an “intervening event” (as defined below) has occurred, and as a result thereof, the Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Prior to effecting an adverse recommendation change with respect to an intervening event:

•

Bojangles’ must notify Walker that it intends to take such action, describing in reasonable detail the reasons for such adverse recommendation change and the material facts and circumstances relating to such intervening event;

•

if requested to do so by Walker, for a period of four (4) business days following delivery of such notice, Bojangles’ must discuss and negotiate in good faith, and must make its representatives available to discuss and negotiate in good faith, with Walker and Walker’s representatives any proposed modifications to the terms and conditions of the merger agreement; and

•

no earlier than the end of such four (4)-business day period and prior to effecting an adverse recommendation change, the Board must determine in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of any proposed amendment or modification to the merger agreement committed to by Walker in writing during such four (4)-business day period, that the failure to effect an adverse recommendation change would still be inconsistent with the Board’s fiduciary duties under applicable law. The parties have agreed that any material development in an intervening event that was previously the subject of a notice described above will require Bojangles’ to provide a new notice to Walker and to again comply with the requirements in this bullet point and the two immediately preceding bullet points, except that the four (4)-business day notice period described in the immediately preceding bullet point will be shortened to two (2) business days following such new notice.

For the purposes of this summary of the merger agreement, an “intervening event” means any material event, circumstance, change, effect, development or condition (other than an acquisition proposal) occurring or arising after November 5, 2018 that was not known or reasonably foreseeable to the Board as of November 5, 2018 (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board as of November 5, 2018), other than (i) any change, effect, event, occurrence or fact resulting from a material breach of the merger agreement by Bojangles’, (ii) the receipt, existence or terms of an actual or possible acquisition proposal, and (iii) any change, in and of itself, in the price or trading volume of the Bojangles’ common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition).

Nothing contained in the merger agreement prevents Bojangles’ or the Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal, or (ii) making any disclosure to the Bojangles’ stockholders if the Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that any adverse recommendation change may only be made in accordance with the applicable provisions of the merger agreement described above in this section.

Access to Information

Except (i) as otherwise prohibited by applicable law or the terms of any contract entered into prior to November 5, 2018, or (ii) as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege during the pre-closing period, Bojangles’ will (and will cause the its subsidiaries to), at Walker’s expense: (A) provide to Walker and to its representatives reasonable access, during normal business hours and upon reasonable prior notice to Bojangles’ by Walker, to the officers, employees, agents, properties, offices and other facilities of Bojangles’ and its subsidiaries and to the books and records thereof, and (B) furnish as promptly as practicable to Walker such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Bojangles’ and its subsidiaries as Walker or its representatives may reasonably request.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time, the surviving company and its subsidiaries must, and Walker must cause the surviving company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of Bojangles’ and its subsidiaries under the indemnification agreements between Bojangles’ or any of its subsidiaries and any of their respective present or former directors and officers (such individuals, we refer to collectively as the “indemnified parties”), subject to Bojangles’ obligation to disclose to Walker certain indemnification agreements prior to November 5, 2018. In addition, the certificate of incorporation and bylaws of the surviving company must contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the certificate of incorporation and bylaws of Bojangles’ effective as of November 5, 2018. Such exculpation and indemnification provisions may not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would affect adversely the rights of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of Bojangles’ or any of its subsidiaries, except to the extent required by law.

For a period of six (6) years after the effective time, Walker and the surviving company have agreed, jointly and severally, to the fullest extent permitted under applicable law, to indemnify and hold harmless each indemnified party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any legal action (whether arising before or after the effective time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of Bojangles’ or any of its subsidiaries, whether occurring on or before the effective time. To the fullest extent permitted by law, Walker and the surviving company will, jointly and severally, pay all expenses of each indemnified party in advance of the final disposition of any such action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such indemnified party is not entitled to indemnification. In the event of any such action, Walker or the surviving company will pay the reasonable fees and expenses of counsel selected by the indemnified parties, which counsel will be reasonably satisfactory to the surviving company, promptly after statements therefor are received. Neither Walker nor the surviving company will settle, compromise or consent to the entry of any judgment in any pending or threatened action to which an indemnified party is a party (and in respect of which indemnification could be sought by such indemnified party), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such action or such indemnified party otherwise consents. Further, Walker and the surviving company must cooperate in the defense of any such matter described above in this paragraph; provided, that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim will continue until the disposition of the claim. The rights of each indemnified party are in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of Bojangles’ and the surviving company or any of their subsidiaries, or under any law or under any agreement of any indemnified party with Bojangles’ or any of its subsidiaries.

Prior to the effective time, Bojangles’ may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on November 5, 2018 for the six (6)-year period following the effective time at a price not to exceed 300% of the amount per year Bojangles’ paid for such insurance in its last full fiscal year prior to November 5, 2018. If Bojangles’ does not obtain “tail” insurance prior to the effective time, the surviving company will either (i) cause to be obtained at the effective time “tail” insurance policies with a claims period of at least six (6) years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Bojangles’ existing policies for claims arising from facts or events that occurred on or prior to the effective time, or (ii) maintain in effect for six (6) years from the effective time, if available, the current directors’ and officers’ liability insurance policies maintained by Bojangles’; provided, that the surviving company may substitute policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the effective time. However, the surviving company is not required to expend more than an amount per year equal to 300% of current annual premiums paid by Bojangles’ for such insurance. In the event of an expiration, termination or cancellation of such current policies, Walker or the surviving company is required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

In the event of the merger or consolidation of Walker or the surviving company with any other person (in which it is not the continuing or surviving corporation of such merger), or if Walker or the surviving company transfers all or substantially all of its properties and assets to any person, then proper provision will be made so that the successors and assigns of Walker or the surviving corporation, as the case may be, will succeed to these indemnification and insurance obligations.

Efforts to Complete the Merger; Regulatory Approvals

The merger agreement provides that Walker and Merger Sub will each use its respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions, including using reasonable best efforts to:

•

obtain promptly all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities that may be or become necessary for the performance of its obligations pursuant to the merger agreement and the consummation of the transactions;

•	cooperate fully with Bojangles’ to obtain promptly all such authorizations, consents, orders, approvals, licenses, permits and waivers;

•	as promptly as reasonably practicable, provide such other information to any governmental authority as such governmental authority may lawfully request; and

•	obtain all necessary consents, approvals or waivers from third parties.

As promptly as practicable, but in any event no later than five (5) business days following November 5, 2018, each of Bojangles’, Walker and Merger Sub were required to, and were required to cause its respective “Ultimate Parent Entity” (whether one or more, as such term is defined in the HSR Act) and its respective subsidiaries to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions and will supply as promptly as reasonably practicable thereafter to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

Walker will pay all fees or make other payments to any governmental authority in order to make such filings or obtain such authorizations, consents, orders or approvals.

Walker and Merger Sub are required to take, and to cause their Ultimate Parent Entity and its subsidiaries (if applicable) to take, any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority or any other party so as to enable the parties hereto to consummate the transactions as promptly as practicable, and in any event prior to the “outside date” (as defined in the section entitled “The Merger Agreement—Termination; Effect of Termination” beginning on page 99 of this proxy statement), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Walker pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the transactions. In addition, Walker and Merger Sub will contest and bring or defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions prior to the outside date.

Subject to applicable laws, Walker and Bojangles’ agreed to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions and in connection with any investigation or other inquiry by or before a governmental authority relating thereto, and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any governmental authority with respect to the transactions, including promptly notifying the other parties hereto of any material communication it or any of its affiliates receives from any governmental authority relating to any review or investigation of the transactions under the HSR Act or any other applicable antitrust laws and will permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed substantive communication by such party to any governmental authority relating to such matters. However, materials may be redacted (x) to remove references concerning the valuation of Bojangles’, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Bojangles’, Walker and Merger Sub each agreed to not participate in any substantive meeting, telephone call or discussion with any governmental authority regarding any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of the merger agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such governmental authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. Bojangles’, Walker and Merger Sub each agreed to reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Bojangles’, Walker and Merger Sub each agreed to provide each other with copies of all correspondence, filings or communications (which may be redacted in some cases (i) to remove references concerning the valuation of Bojangles’, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns) between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the merger agreement and the transactions.

In addition, upon the terms and subject to the conditions set forth in the merger agreement, Bojangles’ will use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties to consummate, as promptly as reasonably practicable, the transactions; provided that Bojangles’ will not be required to make any payments or concessions to any third party to obtain any such consent and the obtaining of any such consents will not be deemed a closing condition.

None of Bojangles’, its subsidiaries, Walker, Merger Sub, or any subsidiary of Walker or Merger Sub will (and Walker will cause its subsidiaries not to) enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that reasonably would be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other applicable antitrust law, applicable to the transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions, or (iii) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the transactions.

Efforts Related to Financing

Walker and Merger Sub will, and will cause each of their respective subsidiaries to, (i) use their reasonable best efforts to obtain the proceeds of the debt financing on the terms and conditions of the debt commitment letter and (ii) use best efforts to obtain the proceeds of the equity financing on the terms and conditions of the equity commitment letters on a timely basis (after giving effect to the marketing period) to facilitate the closing, including:

•	maintaining in effect the debt commitment letter and the equity commitment letters until the transactions are consummated;

•

negotiate definitive agreements with respect to the debt financing consistent with the terms and conditions contained in the debt commitment letter, in each case which terms will not impose new or additional conditions to the funding of the proceeds from the debt financing at or prior to the effective time or reduce the aggregate amount of the proceeds from the debt financing below the required amount; and

•

satisfy (or obtain waivers of) on a timely basis all conditions in the commitment letters and the definitive financing agreements with respect to the debt financing applicable to Walker or Merger Sub and their subsidiaries to obtain the financing and to the extent within their control.

In the event that all conditions contained in the commitment letters (other than, with respect to the debt financing, the availability of the equity financing) have been satisfied (or upon funding will be satisfied), Walker and Merger Sub will use their reasonable best efforts to cause the lenders, and will cause the equity investors, to fund at or prior to the effective time the financing required to consummate the transactions. Walker and Merger Sub will use their reasonable best efforts to comply with their respective obligations under the debt commitment letter to the extent that a failure to do so would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the financing when required pursuant to the merger agreement in a timely and diligent manner.

Walker and Merger Sub have agreed not, without the prior written consent from Bojangles’ (such consent not to be unreasonably withheld or delayed) to permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, the commitment letters if such amendment, supplement, modification, waiver or replacement would (i) be reasonably expected to adversely affect the ability of Walker or Merger Sub to enforce its rights against any of the other parties to the commitment letters or the definitive financing agreements, (ii) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of the financing in a manner that would be reasonably expected to (A) prevent, delay or impair the ability of Walker or Merger Sub to timely consummate the merger at the closing or any of the transactions (B) make the timely funding of the financing or satisfaction of the conditions to obtaining the financing less likely to occur, (iii) reduce the amount of the financing (including by changing the amount of fees to be paid in respect of the debt financing or original issue discount in respect of the debt financing) below an amount that, when combined with Walker’s and Merger Sub’s other sources of funds, is sufficient to fund the required amount or (iv) in the case of the equity commitment letters, otherwise reasonably be expected to prevent, impede or delay the consummation of the merger or adversely affect the ability of Bojangles’ to specifically enforce the provisions thereof in accordance with the terms of the equity commitment letter. However, Walker or Merger Sub may amend the debt commitment letter (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the debt commitment letter as of November 5, 2018, (ii) to modify pricing or implement or exercise any of the flex provisions contained in the debt commitment letter in a manner that would not reduce the amount of the financing below the required amount, and (iii) to reallocate commitments or assign or reassign titles or roles to, or between or among any parties to the debt commitment letter in accordance with the terms thereof as in effect on November 5, 2018.

In the event that any portion of the financing becomes unavailable in the manner contemplated in the commitment letters, Walker and Merger Sub will (i) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event, alternative financing which (A) will be in an amount, when combined with Merger Sub’s and Walker’s other cash on hand or committed source of funds, equal to the required Amount from the same or other sources and on terms and conditions not materially less favorable in the aggregate to Walker and Merger Sub than those in the commitment letters as in effect on the date hereof, with it being understood and agreed that if Walker and Merger Sub proceed with any alternative financing, Walker and Merger Sub will be subject to the same obligations with respect to such alternative financing as set forth in the merger agreement with respect to the debt financing, and (B) will not contain any terms that would not be permitted to be effected without the prior written consent of Bojangles’ by an amendment, modification or waiver of the commitment letters, and (ii) promptly notify Bojangles’ of such unavailability and the reason therefor. Walker and Merger Sub will, upon the request from Bojangles’, keep Bojangles’ fully informed, in all reasonable detail, of the status of their efforts to arrange the financing. Furthermore, Walker and Merger Sub will provide Bojangles’ with prompt written notice (i) of (A) any material breach or default by any party to any commitment letters or the definitive financing agreements of which Walker or Merger Sub becomes aware, (B) the receipt of any written notice or other written communication from any lender, equity investor, or other financing source with respect to any actual default, termination or repudiation by any party to any commitment letters or the definitive financing agreements of any provision thereof, or (C) any material dispute or disagreement between or among Walker and Merger Sub, on the one hand, and the lenders, on the other hand, or among any lenders to any of the commitment letters or the definitive financing agreements with respect to the obligation to fund the financing that would reasonably be expected to result in a failure to receive the proceeds of the financing or delay, impair or prevent the closing or a reduction in the amount of proceeds of the debt financing to be received at closing and (ii) if at any time for any reason Walker or Merger Sub believes in good faith that it is reasonably likely that a party to the commitment letters will fail to fund the financing or reduce the amount of the financing and, as a result thereof, the aggregate cash amount of funding commitments thereunder (after giving effect to any corresponding increases), when combined with Walker’s and Merger Sub’s other sources of funds, would be less than the required amount.

From November 5, 2018 and until the closing, Bojangles’ has agreed, and will cause each of its subsidiaries to, and will use its reasonable best efforts to cause its and their representatives to, provide such cooperation as is customary for financings of this type and/or as may be reasonably requested by Walker in connection with the arrangement of the debt financing.

Employee Matters

For a period commencing on the closing date and ending on December 31, 2019, Walker will or will cause the surviving company and its subsidiaries to: (i) provide each employee of Bojangles’ and of each of Bojangles’ subsidiaries as of the effective time with a base salary or wage rate, as applicable, and annual, quarterly or monthly, as applicable, cash incentive compensation opportunity, to the extent applicable, which are no less favorable, in the aggregate, than the base salary or wage rate, as applicable, and annual, quarterly or monthly, as applicable, cash incentive compensation opportunity, to the extent applicable, provided by Bojangles’ or the applicable Bojangles’ subsidiary to each such employee immediately prior to the effective time, and (ii) provide the employees, in the aggregate, with employee benefits (excluding equity compensation, retention payments and benefits, and non-qualified deferred compensation) that are no less favorable in the aggregate than those employee benefits (excluding equity compensation, retention payments and benefits, and non-qualified deferred compensation) provided to such employees, in the aggregate, immediately prior to the effective time.

In addition, for a period commencing on the closing date and ending on December 31, 2019, Walker will or will cause the surviving company and its subsidiaries to adopt an equity incentive compensation plan and provide officers and key employees with eligibility for equity-based compensation on terms and conditions as determined by Walker from time to time. From and after the effective time, Walker will cause the surviving company and its subsidiaries to honor in accordance with their terms, all Plans disclosed in the Bojangles’ disclosure schedule as in effect immediately prior to the effective time that are applicable to any current or former employees or directors of Bojangles’ or any Bojangles’ subsidiary.

Employees will receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-employment medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Walker, the surviving company or any of their respective subsidiaries under which each employee may be eligible to participate on or after the effective time to the same extent recognized by Bojangles’ or any of Bojangles’ subsidiaries under comparable plans immediately prior to the effective time. For the avoidance of doubt, each employee’s vacation and sick time accruals, as of the effective time, will carry over to Walker, the surviving company or any of their respective subsidiaries. Notwithstanding the foregoing, nothing in the foregoing will be construed to require crediting of service that would result in a duplication of benefits for the same period.

With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Walker or the surviving company (which we refer to as “purchaser welfare benefit plans”) in which an employee may be eligible to participate on or after the effective time, Walker and the surviving company will use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee and any covered dependent under any purchaser welfare benefit plan to the same extent waived under a comparable plan, and (ii) provide credit to each employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such employee or any covered dependent under the plans during the relevant plan year, up to and including the effective time to the extent credited under a comparable plan.

Special Meeting

Bojangles’ has agreed to, as promptly as reasonably practicable after the date on which it learns that this proxy statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders, and such notice will be sent to Bojangles’ stockholders not more than five (5) business days after such SEC clearance. Bojangles’ will call the meeting of its stockholders for a date not later than twenty (20) business days (or such longer time frame as may be required by applicable law) after it gives notice of the stockholders’ meeting.

Each of Bojangles’ and Walker has agreed to furnish all information concerning itself and its affiliates that is required to be included in this proxy statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by the merger agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the proxy statement will, at the date it is filed with the SEC or first mailed to Bojangles’ stockholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Bojangles’ and Walker has agreed to use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to this proxy statement.

Stock Exchange De-Listing

Walker has agreed to cause Bojangles’ securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the effective time, and, prior to the effective time, Bojangles’ will reasonably cooperate with Walker to accomplish the foregoing.

Transaction Litigation

Bojangles’ has agreed to notify Walker promptly of the commencement of, and promptly advise Walker of any material developments with respect to, any transaction litigation brought or threatened in writing against Bojangles’ or its directors or officers relating to the transactions. In addition, Bojangles’ has agreed to keep Walker reasonably informed with respect to the status of such stockholder litigation. Bojangles’ is entitled to direct and control the defense of any such stockholder litigation. However, Bojangles’ has agreed to give Walker the right to consult and participate in the defense, negotiation or settlement of any such transaction-related litigation and Bojangles’ must give reasonable and good faith consideration to Walker’s advice with respect to such litigation. Bojangles’ has agreed not to settle any transaction-related litigation without Walker’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

Takeover Laws

If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover law becomes or is deemed to be applicable to the merger agreement or the transactions, then the Board will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated under the merger agreement and otherwise act to render such law or laws inapplicable to the foregoing.

Conditions to the Merger

The obligation of Bojangles’, Walker and Merger Sub to consummate the merger is subject to the satisfaction (or written waiver by Bojangles’, Walker or Merger Sub, if permissible by applicable law), at or prior to the effective time, of the following conditions:

•	the Bojangles’ stockholder approval will have been obtained;

•

no governmental authority of competent jurisdiction sitting in the United States will have (i) issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions, or (ii) enacted, issued, promulgated, enforced or entered any law that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions; and

•	any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated.

The obligations of Walker and Merger Sub to consummate the merger are subject to the satisfaction or waiver (if permissible by applicable law) of the following additional conditions:

•	the representations and warranties of Bojangles’:

–

regarding (i) the authorized share capital of Bojangles’, (ii) issued and outstanding equity of Bojangles’, and (iii) brokers’ and financial advisors’ fees relating to the merger, will be true and correct in all respects (except, with respect to clause (ii) above, other than for inaccuracies that are de minimis) as of November 5, 2018 and as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date);

–

regarding (i) due organization, valid existence and subsidiaries, (ii) Bojangles’ stock options and restricted stock units, (iii) authority relative to the merger agreement, and (iv) opinions of Bojangles’ financial advisors, will be true and correct in all material respects as of November 5, 2018 and as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

–

regarding each of the other representations and warranties of Bojangles’ set forth in the merger agreement, will be true and correct in all respects as of as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this provision, if such failure or failures to be true and correct, individually or in the aggregate, would not have a company material adverse effect (with all references to the term “company material adverse effect”, “materiality” and other qualifications based on the word “material,” set forth in any such representations and warranties being disregarded).

•

Bojangles’ will have performed or complied in all material respects, with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time.

•

since November 5, 2018, there has not been any event, circumstance, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a company material adverse effect.

•

Bojangles’ will have delivered to Walker a certificate, dated as of the closing date, signed by an executive officer of Bojangles’, certifying that the conditions specified above regarding the representations and warranties of Bojangles’ and the covenants, agreements and obligations of Bojangles’ have been satisfied.

The obligations of Bojangles’ to consummate the merger are subject to the satisfaction or waiver by Bojangles’, (if permissible by applicable law) of the following additional conditions:

•	The representations and warranties of Walker and Merger Sub:

–

regarding Walker’s (i) corporate organization, (ii) authority relative to the merger agreement, and (iii) brokers’ and financial advisors’ fees relating to the merger, will be true and correct in all material respects as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

–

regarding each of the other representations and warranties of Walker and Merger Sub set forth in the merger agreement, will be true and correct as of the closing date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this provision, if such failure or failures to be true and correct, individually or in the aggregate, would not have a material adverse effect on the ability of Walker or Merger Sub to consummate the transactions (with all references to the term “parent material adverse effect” and other qualifications based on the word “material,” set forth in any such representations and warranties being disregarded).

•

Walker and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time; and

•

Walker will have delivered to Bojangles’ a certificate, dated as of the closing date, signed by an executive officer of Walker, certifying that the conditions specified above regarding the representations and warranties of Walker and Merger Sub and the covenants, agreements and obligations of Walker and Merger Sub have been satisfied.

Termination; Effect of Termination

The merger agreement may be terminated and the transactions may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Walker and Bojangles’; or

•	by either Walker or Bojangles’ if:

–

the effective time has not occurred on or before February 28, 2019 (as such date may be extended pursuant to the terms of the merger agreement or by the mutual written consent of Bojangles’ and Walker, which we refer to as the “outside date”). However, if the marketing period has commenced but has not been completed as of the outside date, the outside date may be extended (or further extended) by either Bojangles’ or Walker by providing written notice to the other party at least one (1) business day prior to the then current outside date until four (4) business days following the then scheduled expiration date of the marketing period. The right to terminate the merger agreement as described in this bullet point will not be available to any party whose failure to satisfy any agreement or covenant in the merger agreement is the principal cause of, or resulted in, the failure of the effective time to occur on or before such date;

–

if any governmental authority of competent jurisdiction sitting in the United States has enacted, issued, promulgated, enforced or entered any injunction or law, in each case, permanently enjoining, prohibiting or making illegal the consummation of the merger and such injunction or law will have become final and nonappealable. However, the right to terminate the merger agreement as described in this bullet point will not be available to any party whose failure to satisfy any agreements and covenants regarding obtaining regulatory approvals has been the principal cause of, or resulted in, the failure of the effective time to occur on or before such date;

–	the merger agreement fails to receive the Bojangles’ stockholder approval at a meeting of the Bojangles’ stockholders (or any adjournment or postponement thereof); or

–

in the event of a breach by the other party of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement occurs that, (i) if continuing as of the closing date, would cause any of the conditions to consummate merger not to be satisfied, and (ii) is not cured within forty-five (45) days of receipt by the breaching party of written notice from the terminating party of such breach (but no later than two (2) business days prior to the outside date) (which we refer to as a “terminable breach”). However, the right to terminate the merger agreement as described in this bullet point will not be available to any party who is then in terminable breach of any representation, warranty, covenant or agreement set forth in the merger agreement; or

•	by Walker if:

–	prior to the time the Bojangles’ stockholder approval is obtained, the Board has effected an adverse recommendation change; or

•	by Bojangles’ if:

–

prior to the time the Bojangles’ stockholder approval is obtained, Bojangles’ enters into an acquisition agreement, merger agreement or similar agreement with respect to a superior proposal, which termination is contingent upon Bojangles’ concurrent payment to Walker of the “company termination fee” (as defined in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement); or

–

(i) all of the mutual conditions to the merger and the conditions of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing but which are capable of being satisfied at such time), (ii) at the same time as, or following, the events described in the immediately preceding clause (i), Bojangles’ has irrevocably confirmed to

Walker in writing that if the equity financing and debt financing were to be funded, then Bojangles’ stands ready, willing and able to proceed with the closing, and (iii) Walker and Merger Sub have failed to consummate the merger within three (3) business days after Bojangles’ has delivered the written confirmation referenced in clause (ii) to Walker and at all times during such three (3) business day period Bojangles’ was ready, willing and able to consummate the merger.

If the merger agreement is validly terminated pursuant to the termination rights described above in the bullet points in this section, the merger agreement will become void and of no further force or effect and there will be no liability or obligation on the part of any party, except for the confidentiality provisions, provisions relating to the effect of termination (including the termination fees described in the section entitled “The Merger Agreement—Company Termination Fee; Walker Termination Fee” beginning on page 100 of this proxy statement) and certain other specified general provisions of the merger agreement, each of which will survive the termination of the merger agreement.

Company Termination Fee; Walker Termination Fee

Under the merger agreement, Bojangles’ is required to pay Walker a termination fee of $24,000,000 in cash (which we refer to as the “company termination fee”) if the merger agreement is terminated:

•

by Walker or Bojangles’ because the effective time of the merger has not occurred on or before the outside date (as extended, if applicable, to allow for the completion of the marketing period) or the merger agreement failed to receive the Bojangles’ stockholder approval (or any adjournment or postponement thereof), and (i) at or prior to the termination date, an acquisition proposal had been publicly announced and not publicly withdrawn and (ii) within twelve (12) months of the termination date, Bojangles’ enters into a definitive agreement with respect to an acquisition proposal or any other transaction meeting the parameters of an acquisition proposal (or otherwise consummates such a transaction within such twelve (12) month period) (and in which case, Bojangles’ will pay or cause to be paid to Walker the termination fee upon consummation of such transaction);

•	by Walker if, prior to the time of the Bojangles’ stockholder approval, an adverse recommendation change will have occurred;

•	by Bojangles’, prior to the Bojangles’ stockholder approval, to enter into an acquisition agreement, merger agreement or similar agreement with respect to a superior proposal; or

•

by Walker because Bojangles’ is in terminable breach, and (i) the breach giving rise to such termination was a willful and material breach, (ii) at or prior to the termination date, an acquisition proposal had been publicly announced and not publicly withdrawn and (iii) within twelve (12) months of the termination date, Bojangles’ enters into a definitive agreement with respect to an acquisition proposal or any other transaction meeting the parameters of an acquisition proposal (or otherwise consummates such a transaction within such twelve (12) month period) (and in which case, Bojangles’ will pay or cause to be paid to Walker the termination fee upon consummation of such transaction).

Under the merger agreement, Walker is required to pay Bojangles’ a termination fee of $45,000,000 in cash (which we refer to as the “Walker termination fee”) if the merger agreement is terminated by Bojangles’ because:

•	Walker is in terminable breach, but only if Bojangles’ is not itself in “terminable breach”; or

•

(i) all of the mutual conditions to the merger and the conditions of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing but which are capable of being satisfied at such time), (ii) at the same time as, or following, the events described in the immediately preceding clause (i), Bojangles’ has irrevocably confirmed to Walker in writing that if the equity financing and debt financing were to be funded, then Bojangles’ stands ready, willing and able to proceed with the closing, and (iii) Walker and Merger Sub have failed to consummate the merger within three (3) business days after Bojangles’ has delivered the written confirmation referenced in clause (ii) to Walker and at all times during such three (3) business day period Bojangles’ was ready, willing and able to consummate the merger.

Limitations on Remedies; Specific Performance

Subject to Walker’s and Merger Sub’s rights to specifically enforce the provisions of the merger agreement (as described below), the parties agreed that, if the company termination fee is payable pursuant to the terms of the merger agreement, Walker’s and Merger Sub’s right to terminate the merger agreement and receive payment of the company termination fee will be the sole and exclusive remedy of Walker and Merger Sub for any loss suffered by Walker or Merger Sub as a result of the failure of the consummation of the transactions, and that, upon its payment of the company termination fee, Bojangles’ would have no further liability or obligation relating to or arising out of the merger agreement or the transactions.

Subject to Bojangles’ rights to specifically enforce the provisions of the merger agreement (as described below) and the equity commitment letters, the parties agreed that Bojangles’ right to terminate the merger agreement and receive payment of the Walker termination fee (if owed pursuant to the terms of the merger agreement) will be the sole and exclusive remedy of Bojangles’ and its subsidiaries and the company related parties against Walker, Merger Sub, the financing sources of Walker, the equity investors, any other potential debt or equity financing source and any of the Walker related parties for all losses and damages in respect of the merger agreement (or the termination of the merger agreement), and following termination of the merger agreement and payment of the Walker termination fee (if owed), none of the Walker related parties will have any further liability or obligation to any of the company related parties relating to or arising out of the merger agreement, limited guarantees, the debt commitment letters, the equity commitment letters, or the transactions contemplated therein.

Each of the parties is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach.

Notwithstanding the above paragraph, Bojangles’ is only entitled to enforce specifically the obligations of Walker and Merger Sub to consummate the merger if (i) all of the mutual conditions to consummate the merger and the conditions to the obligations of Walker and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when the closing is required to occur (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time), (ii) the debt financing has been funded or will be funded at the time when the closing is required to occur if the equity financing pursuant to the equity commitment letters are funded substantially simultaneously, and (iii) Bojangles’ has irrevocably confirmed to Walker in writing that, if the equity commitment and debt commitment are funded, Bojangles’ stands ready, willing and able to proceed with the closing of the merger. In addition, Walker is only entitled to enforce specially the obligations of Bojangles’ to consummate the merger if all of the mutual conditions to consummate the merger and the conditions to the obligations of Bojangles’ to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time).

Bojangles’ has the right to specifically enforce the equity commitment letters and bring claims against Durational Walker and Resolute with respect to the limited guarantees, in both cases, subject to the terms and conditions set forth in the equity commitment letters and the limited guarantees.

Amendment; Extension; Waivers

At any time prior to the effective time, the merger agreement may be amended by written agreement among Bojangles’, Walker and Merger Sub. However, after receipt of the Bojangles’ stockholder approval, no amendment may be made that would reduce the amount or change the type of the merger consideration or that would otherwise require the approval of Bojangles’ stockholders under applicable law, unless such approval is obtained.

At any time prior to the effective time of the merger, Walker (on behalf of itself and Merger Sub), on the one hand, and Bojangles’, on the other hand, may:

•	extend the time for the performance of any obligation or other act of any other party to the merger agreement;

•	waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant thereto; and

•	waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement.

Such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses. However, Walker has agreed to pay all fees or other payments payable to any governmental authority.

Governing Law; Jurisdiction

The merger agreement is governed by Delaware law.

Bojangles’, Walker and Merger Sub have agreed that any proceeding in respect of any claim arising from, under or in connection with the merger agreement will be brought exclusively in the competent courts in the State of Delaware in accordance with the terms of the merger agreement. The parties have also agreed to waive jury trial to the fullest extent permitted by law.

Each party to the merger agreement (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any action arising out of or relating to the merger agreement brought by any party; (ii) agrees that service of process will be validly effected by sending notice in accordance with the terms of the merger agreement and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts in Delaware, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that the merger agreement or the transactions may not be enforced in or by any of the above-named courts. However, any dispute arising out of or relating to the debt financing will be exclusively in the Supreme Court of the State of New York, County of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

THE VOTING AGREEMENT

Below is a summary of the material provisions of the voting agreement, a copy of which is attached to this proxy statement as Annex B and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read carefully the voting agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement.

As an inducement to Walker’s willingness to enter into the merger agreement, concurrently with the execution of the merger agreement, on November 5, 2018, Walker and Advent entered into a voting agreement. Bojangles’ is not a party to the voting agreement, but the subject-matter of the voting agreement pertains to Bojangles’ common stock.

The voting agreement requires Advent, who owned, as of the close of business on the record date, approximately 50.2% of the outstanding Bojangles’ common stock, to, until the termination of the voting agreement as described below, to, no later than four (4) business days prior to the Special Meeting (or any other annual or special meeting of Bojangles’ called with respect to the matters set forth in the voting agreement), cause its shares of Bojangles’ common stock to be counted for quorum purposes and cause its shares of Bojangles’ common stock to be voted (i) in favor of the approval and adoption of the merger agreement and the transactions, (ii) in favor of any proposal to adjourn the Special Meeting to a later date or time if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement, (iii) against any alternative acquisition proposal, and (iv) against any action or proposal that is intended to or would reasonably be expected to impede, interfere with, delay or postpone the transactions. To the extent permitted by applicable law and subject to certain limitations, Advent also waived any statutory rights to demand appraisal of any of its shares of Bojangles’ common stock that may arise in connection with the merger.

The voting agreement terminates upon the earliest to occur of (i) the effective time, (ii) an amendment of the merger agreement which, among other things, alters or changes the amount or kind of merger consideration or otherwise would require further approval of Bojangles’ stockholders under applicable law, (iii) the termination of the merger agreement in accordance with its terms prior to the effective time, (iv) the occurrence of an adverse recommendation change in response to an intervening event, or (v) the mutual agreement of Walker and Advent to terminate the voting agreement.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

Bojangles’ stockholders may be asked to adjourn the Special Meeting to a later date or time if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

Bojangles’ does not intend to call a vote on this proposal if Proposal No. 1 is approved by the requisite number of shares of Bojangles’ common stock at the Special Meeting.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the Special Meeting to a later date or time if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

MARKET PRICES AND DIVIDEND DATA

Bojangles’ common stock is listed on Nasdaq under the symbol “BOJA.” The closing sale price of Bojangles’ common stock on February 12, 2018, the last trading day prior to initial media speculation around a possible transaction, was $11.60. The closing sale price of Bojangles’ common stock on September 27, 2018, the last trading day prior to a news report that indicated that Bojangles’ was exploring a sale process with BofA Merrill Lynch as its financial advisor, was $13.95. The closing sale price of Bojangles’ common stock on November 2, 2018, the last trading day prior to the execution of the merger agreement, was $15.80 per share. On December 7, 2018, the most recent practicable date before the filing of this proxy statement, the closing price of Bojangles’ common stock was $16.10 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

The following table sets forth during the periods indicated the intraday high and low prices of Bojangles’ common stock as reported on Nasdaq, and the cash dividends declared per share for the periods indicated:

	Market Price		Dividend Declared(2)
Quarter	High	Low
First Fiscal Quarter 2016	$18.90	$13.39	—
Second Fiscal Quarter 2016	$19.00	$16.08	—
Third Fiscal Quarter 2016	$18.50	$15.29	—
Fourth Fiscal Quarter 2016	$20.15	$14.55	—
First Fiscal Quarter 2017	$21.85	$17.55	—
Second Fiscal Quarter 2017	$22.35	$15.75	—
Third Fiscal Quarter 2017	$16.70	$12.85	—
Fourth Fiscal Quarter 2017	$13.90	$11.45	—
First Fiscal Quarter 2018	$15.25	$11.35	—
Second Fiscal Quarter 2018	$16.20	$13.35	—
Third Fiscal Quarter 2018	$16.45	$12.55	—
Fourth Fiscal Quarter 2018(1)	$17.10	$14.96	—

(1)	Provided through December 7, 2018.
(2)

Under the terms of the merger agreement, during the pre-closing period, Bojangles’ is not permitted to declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as specified in the merger agreement (as further described in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 84 of this proxy statement).

Following the merger, there will be no further market for Bojangles’ common stock, and our common stock will be de-listed from Nasdaq and de-registered under the Exchange Act. As a result, following the merger and such de-registration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of the close of business on December 7, 2018 (except as otherwise indicated by footnote), regarding the beneficial ownership of shares of Bojangles’ common stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by Bojangles’ to own 5% or more of Bojangles’ common stock.

Unless otherwise noted below, the address for each beneficial owner listed on the table is: c/o Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

For purposes of the table below, the beneficial ownership amounts and percentages are based on a total of 37,972,073 shares of Bojangles’ common stock outstanding as of the close of business on December 7, 2018. In computing the number of shares of Bojangles’ common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Bojangles’ common stock subject to Bojangles’ stock options or restricted stock units held by that person that are exercisable as of December 7, 2018 or within 60 days thereafter. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name	Total Beneficial Ownership	Number of Exercisable Bojangles’ Stock Options	Number of Restricted Stock Units	Percent of Issued and Outstanding
Named Executive Officers and Directors
Steven J. Collins	—	—	—	*	%
John E. Currie	7,616	—	—	*	%
Christopher J. Doubrava(1)	18,839,342	—	—	49.6%
Tommy L. Haddock(2)	483,399	—	—	1.3%
Robert F. Hull, Jr.	2,594	—	—	*	%
Starlette B. Johnson	5,693	—	—	*	%
M. John Jordan	77,408	15,625	—	*	%
James R. Kibler	248,573	—	—	*	%
William A. Kussell	207,963	—	—	*	%
Laura Roberts	13,778	6,625	—	*	%
Mark A. Rowan	2,923	—	—	*	%
Clifton Rutledge(3)	34,375	34,375	—	*	%
Steven M. Tadler(1)	18,839,342	—	—	49.6%
Directors and executive officers as a group (14 persons)(4)	19,972,778	100,959	—	52.5%

*	Less than one (1) percent.
(1)

Each of Messrs. Doubrava and Tadler disclaim beneficial ownership of the shares of Bojangles’ common stock held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. Messrs. Doubrava’s and Tadler’s address is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.

(2)

Consists of: (a) 475,075 shares of Bojangles’ common stock held by Tri-Arc Food Systems, Inc. Tommy L. Haddock is the president and director, and a major stockholder, of Tri-Arc Food Systems, Inc. and has voting and investment power over such shares of Bojangles’ common stock held by Tri-Arc Food Systems, Inc. and (b) 8,324 shares of Bojangles’ common stock held by Mr. Haddock.

(3)	Mr. Rutledge separated from service with the Company on March 5, 2018.
(4)	Includes all shares of Bojangles’ common stock beneficially owned by Ms. Kelly D. Vu, Mr. Jayson Romeo’s spouse.

5% or Greater Stockholders
Name	Total Beneficial Ownership	Percentage of Issued and Outstanding
Advent-Bojangles’ Acquisition Limited Partnership(1) c/o Advent International Corporation Prudential Tower, 800 Boylston St., Suite 3300 Boston, MA 02199	18,839,342	49.6%

(1)

The funds managed by Advent International Corporation own 100% of Advent-Bojangles Acquisition Limited Partnership, which in turn owns 49.6% of Bojangles’, Inc., resulting in a 49.6% indirect ownership interest in Bojangles’, Inc. by the funds. This 49.6% indirect ownership interest consists of 8,622,766 shares indirectly owned by Advent International GPE VI Limited Partnership; 4,858,667 shares indirectly owned by Advent International GPE VI-A Limited Partnership; 437,073 shares indirectly owned by Advent International GPE VI-B Limited Partnership; 442,725 shares indirectly owned by Advent International GPE VI-C Limited Partnership; 340,992 shares indirectly owned by Advent International GPE VI-D Limited Partnership; 1,085,146 shares indirectly owned by Advent International GPE VI-E Limited Partnership; 1,622,067 shares indirectly owned by Advent International GPE VI-F Limited Partnership; 1,021,092 shares indirectly owned by Advent International GPE VI-G Limited Partnership; 316,500 shares indirectly owned by Advent Partners GPE VI 2008 Limited Partnership; 11,304 shares indirectly owned by Advent partners GPE VI 2009 Limited Partnership; 24,492 shares indirectly owned by Advent Partners GPE VI 2010 Limited Partnership; 26,376 shares indirectly owned by Advent Partners GPE VI-A Limited Partnership; and 30,142 shares indirectly owned by Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP Delaware Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership, and GPE VI GP Delaware Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership and Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of any shares held by them. With respect to any shares of common stock held by the funds managed by Advent International Corporation, a group of individuals currently composed of David M. Mussafer, Steven M. Tadler and David M. McKenna, none of whom have individual voting or investment power, exercises voting and investment power over any shares beneficially owned by Advent International Corporation. Each of David M. Mussafer, Steven M. Tadler and David M. McKenna disclaims beneficial ownership of any shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.

APPRAISAL RIGHTS

If the merger agreement is adopted by Bojangles’ stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 of the DGCL (which we refer to as “Section 262”) will be entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex E to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Bojangles’ common stock is entitled to demand appraisal for the shares registered in that holder’s name. A person having a beneficial interest in shares of Bojangles’ common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Bojangles’ common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of Bojangles’ common stock who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Bojangles’ common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the merger, as determined by the Delaware Court of Chancery. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Bojangles’ notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached as Annex E to this proxy statement. In connection with the merger, any holder of Bojangles’ common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Bojangles’ common stock, if a stockholder considers exercising such rights, Bojangles’ urges such stockholder to seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Bojangles’ common stock must do ALL of the following:

•

the stockholder must NOT vote in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Bojangles’ a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the Special Meeting;

•

the stockholder must continuously hold the shares of Bojangles’ common stock from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the effective time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Bojangles’ stockholders to take all necessary action to perfect their appraisal rights in respect of shares of Bojangles’ common stock within the time prescribed in Section 262.

Filing Written Demand

Any holder of shares of Bojangles’ common stock wishing to exercise appraisal rights must deliver to Bojangles’, before the vote on the adoption of the merger agreement at the Special Meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of Bojangles’ common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement, abstain from voting on the proposal to adopt the merger agreement or not vote its shares. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the Special Meeting of Bojangles’ stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Bojangles’ common stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Bojangles’ common stock should be executed by or on behalf of the holder of record, and must reasonably inform Bojangles’ of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Laura Roberts, Secretary, and must be delivered before the vote on the merger agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of Bojangles’ common stock.

Any holder of Bojangles’ common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Bojangles’ a written withdrawal of the demand for appraisal within sixty (60) days after the effective date of the merger. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Company

If the merger is completed, within ten (10) days after the effective time, the surviving company will notify each holder of Bojangles’ common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the effective time, but not thereafter, the surviving company or any holder of Bojangles’ common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving company is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of shares of Bojangles’ common stock. Accordingly, any holders of Bojangles’ common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Bojangles’ common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Bojangles’ common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the effective time, any holder of Bojangles’ common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which Bojangles’ has received demands for appraisal and the aggregate number of holders of such shares. The surviving company must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving company the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Bojangles’ common stock and a copy thereof is served upon the surviving company, the surviving company will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of Bojangles’ common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Bojangles’ common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., which we refer to as “Weinberger,” the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Bojangles’ believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Bojangles’ nor Walker anticipates offering more than the per share merger consideration to any stockholder of Bojangles’ exercising appraisal rights, and each of Bojangles’ and Walker reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Bojangles’ common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Bojangles’ common stock under Section 262 fails to perfect, or loses his or her appraisal rights, or successfully withdraws such demand for appraisal, the stockholder’s shares of Bojangles’ common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or lose, his or her appraisal rights, or effectively withdraw a demand for appraisal, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote Bojangles’ common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Bojangles’ common stock, if any, payable to stockholders of Bojangles’ of record as of a time prior to the effective time; provided, however, that, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within sixty (60) days after the effective time or thereafter with the written approval of the surviving company, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Bojangles’ without the approval of the Delaware Court of Chancery.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Bojangles’ wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, Bojangles’ will have no public stockholders, and there will be no public participation in any of our future stockholder meetings. Bojangles’ intends to hold its 2019 annual meeting of stockholders only if the merger is not completed by that time. If the merger is not completed, Bojangles’ stockholders will continue to be entitled to attend and participate in our stockholder meetings.

Bojangles’ stockholders may submit written proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 of the Exchange Act and the amended and restated bylaws of Bojangles’. To submit a proposal, a stockholder must be entitled to vote on such proposal at the annual meeting of stockholders and must be a stockholder of record at the time of giving notice of the proposal and at the time of the 2019 annual meeting of stockholders. To be submitted for inclusion in the proxy statement for the 2019 annual meeting, written stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and the amended and restated bylaws of Bojangles’ and must have been received by the Secretary of Bojangles’, at Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Secretary, no later than the close of business on December 20, 2018.    Nothing in this paragraph will be deemed to require Bojangles’ to include in its proxy statement and proxy relating to the 2019 annual meeting any stockholder proposal that may be omitted from the proxy materials of Bojangles’ under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office at the address listed above not less than ninety (90) days nor more than hundred-twenty (120) days prior to the first anniversary of the date on which Bojangles’ held the preceding year’s annual meeting. To be timely, the notice must be received by Bojangles’ Secretary at the above address no earlier than February 7, 2019 and no later than March 9, 2019. In the event that the date of the annual meeting is advanced or delayed by more than twenty-five (25) days before or after the date of the anniversary of the preceding year’s annual meeting, the notice, in order to be timely, must be received no later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made or by such later date as may be indicated in such public announcement. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by Bojangles’ amended and restated bylaws. A copy of Bojangles’ amended and restated bylaws is available upon request from Bojangles’ Secretary at the address set forth above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Bojangles’ filings referred to above are also available on our internet website, www.bojangles.com, under “Investors,” without charge. Information contained in our internet website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, upon written request to: Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attn: Secretary. Each such request must set forth a good faith representation that, as of the close of business on the record date, the person making the request was a beneficial owner of Bojangles’ common stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents before the Special Meeting, any such request should be made promptly to Bojangles’. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to Bojangles’ reasonable expenses in furnishing the exhibit) to Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attn: Secretary.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the Special Meeting (including any adjournment or postponement thereof):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2018, July 1, 2018, and September 30, 2018;

•	Definitive Proxy Statement for Bojangles’ 2018 annual meeting of stockholders, filed April 20, 2018; and

•	Current Reports on Form 8-K, filed March 5, 2018, March 6, 2018, May 5, 2018, June 8, 2018, August 2, 2018, November 6, 2018, November 8, 2018, and November 9, 2018.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December 10, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

WALKER PARENT, INC.,

WALKER MERGER SUB, INC.,

and

BOJANGLES’, INC.

Dated as of November 5, 2018

A-i

A-ii

Annex A    Form of Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2018 (this “Agreement”), by and among Walker Parent, Inc., a Delaware corporation (“Parent”), Walker Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Bojangles’, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and collectively with the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iv) recommended the approval of the adoption of this Agreement by the stockholders of the Company and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger, (iii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iv) recommended the approval of the adoption of this Agreement by the sole stockholder of Merger Sub and (v) directed that this Agreement be submitted to a vote by Merger Sub’s stockholder;

WHEREAS, the Board of Directors of Parent has (A) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders, (B) declared it advisable to enter into this Agreement, and (C) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions;

WHEREAS, upon consummation of the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (each as hereafter defined), will be cancelled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as part of the consideration for Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent has entered into a voting agreement with the Key Stockholder, substantially in the form attached hereto as Annex A (together with the schedules and exhibits attached thereto, the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02    Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, on the third (3rd) Business Day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (subject to the satisfaction or, to the extent permitted, waiver of the other conditions to Closing set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted, waiver), or (b) at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing; provided, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VII (except for any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing or waiver by the party entitled to waive such conditions), the Closing shall occur on the date that is the earlier to occur of (x) a date during the Marketing Period to be specified by Parent on no less than two (2) Business Days prior written notice to the Company, and (y) the third (3rd) Business Day following the final day of the Marketing Period (in each case, subject to the satisfaction or waiver of the conditions set forth in Article VII on such date (except for any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing or waiver by the party entitled to waive such conditions)); provided, further, that if the date on which the Closing is required to occur under this Section 1.02 is any day other than Monday, then the Closing shall take place on the first Monday that is a Business Day following such date and provided still further, that in no event shall such Closing occur earlier than January 7, 2019. The date on which the Closing occurs shall be referred to as the “Closing Date.” For the avoidance of doubt, for accounting purposes, the Closing shall be deemed to have occurred at 12:01 a.m., New York time, on the Closing Date.

SECTION 1.03    Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

SECTION 1.04    Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”), and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Company.

SECTION 1.05    Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect as of immediately prior to the Effective Time (the “Company Charter”) and the Amended and Restated Bylaws of the Company as in effect as of immediately prior to the Effective Time (the “Company Bylaws”) shall be the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.04).

SECTION 1.06    Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

SECTION 1.07    Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF SHARES

SECTION 2.01    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, or any other Person:

(a)    Conversion of Shares. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and any Dissenting Shares, shall be converted automatically into the right to receive $16.10 in cash, without interest (the “Merger Consideration”) and, upon conversion thereof in accordance with this Section 2.01(a), shall automatically be cancelled and shall cease to exist. The Merger Consideration is payable in accordance with Section 2.02(b).

(b)    Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)    Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

SECTION 2.02    Exchange of Shares.

(a)    Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b)    Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent), and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, collectively, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. Notwithstanding anything to the contrary in this Section 2.02, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration for each Book-Entry Share.

(c)    No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d)    Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

(f)    Withholding Rights. Each of the Paying Agent, the Surviving Company and Parent (and any Affiliate thereof or any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Restricted Stock Units, such amounts as is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that such amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, or Restricted Stock Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be.

SECTION 2.03    Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04    Company Stock Options and Restricted Stock Units.

(a)    At the Effective Time, (i) each outstanding option (each, a “Company Stock Option”) to purchase Shares granted under the Company Stock Plan or otherwise that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable, and shall be cancelled as of the Effective Time and converted into the right to receive, if applicable, the payment pursuant to Section 2.04(b), and (ii) each restricted stock unit (each, a “Restricted Stock Unit”) that is granted under the Company Stock Plan or otherwise and outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time and shall be cancelled as of the Effective Time and converted into the right to receive the payment pursuant to Section 2.04(c).

(b)    Each Company Stock Option that is outstanding and unexercised as of the Effective Time shall be cancelled as of the Effective Time, and each holder of a Company Stock Option that has an exercise price per Share that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) have the right to receive immediately after the Effective Time (and in no event later than five (5) calendar days following the Effective Time), in exchange for the cancellation of such Company Stock Option, an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.02(f). Each Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without payment of any consideration and shall have no further force or effect.

(c)    Each Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time and vests in accordance with Section 2.04(a) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five (5) calendar days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Restricted Stock Unit. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.02(f).

(d)    Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

(e)    Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall provide any notice required under the Company Stock Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plan or any outstanding awards and take all other actions required to give effect to the transactions contemplated in this Section 2.04, so long as such actions do not create any liabilities or obligations not currently existing under the current Company Stock Plan or otherwise created pursuant to this Section 2.04. The Company shall provide Parent with copies of, and a reasonable opportunity to review and consult on all resolutions and other written actions as may be required to give effect to the provisions of this Section 2.04.

SECTION 2.05    Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.06    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, effectively withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the

Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of such Shares in the manner provided in Section 2.02.

(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle, compromise, or offer to settle or compromise any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or (b) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, and publicly available at least one (1) Business Day prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer, and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature (other than any factual information contained therein)), but being understood that this clause (b) shall not be applicable to the representations and warranties set forth in the first and second sentences of Section 3.02(b), Section 3.02(c) and Section  3.03, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01     Organization and Qualification; Company Subsidiaries.

(a)    Each of the Company and each Company Subsidiary is a corporation, limited liability company or other legal entity duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign legal entity to do business, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Company Charter and the Company Bylaws, in each case as in effect on the date of this Agreement, are included in the SEC Documents.

(b)    Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (each Subsidiary of the Company, a “Company Subsidiary”), together with the jurisdiction of organization of each Company Subsidiary, the names of the directors and officers of each Company Subsidiary, and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. Except for its interests in the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, or other business association or entity. The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of the Merger.

SECTION 3.02    Capitalization.

(a)    The authorized share capital of the Company consists of (i) 150,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”).

(b)    As of the close of business on November 2, 2018 (the “Reference Date”), (i) 37,548,674 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 409,966 Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) no shares of Company Preferred Stock were issued and outstanding, and no shares of Company Preferred Stock were held by the Company in its treasury, and (v) 2,970,235 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plan (including 2,738,149 Shares reserved pursuant to outstanding Company Stock Options and 232,086 Shares reserved pursuant to outstanding Restricted Stock Units). Except (x) as set forth in this Section 3.02, or (y) for the exercise of Company Stock Options and settlement of Restricted Stock Units (and the issuance of Company Common Stock thereunder) outstanding as of the Reference Date and, except as disclosed in Section 3.02 of the Company Disclosure Schedule, there are outstanding: (i) no shares of Company Common Stock or shares of Company Preferred Stock, (ii) no bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”) or other voting securities or equity of the Company, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase, or acquire shares of Company Common Stock, Company Preferred Stock or Voting Debt or other voting or equity securities of the Company or any Company Subsidiary or securities convertible into or exchangeable or exercisable for shares of Company Common Stock, Company Preferred Stock or Voting Debt or other voting or equity securities of the Company or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance or other similar rights in respect of Company Common Stock or Company Preferred Stock (such securities listed in clauses (ii) through (iv) collectively referred to as “Other Company Securities”), and (v) no other commitments or agreements to which the Company or any Company Subsidiary is a party or by which it is bound that would (A) obligate the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Common Stock, Company Preferred Stock or Other Company Securities of the Company or any Company Subsidiaries, (B) obligate the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, or (C) require the Company to provide funds to or make any investment in (whether in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) in any other person other than any Company Subsidiary. Except as set forth in this Section 3.02 or as disclosed in Section 3.02 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxies, voting trust agreement or registration rights agreement relating to any equity or voting securities of the Company or any Company Subsidiary or any other contract relating to disposition, voting or dividends with respect to any equity or voting securities of the Company or of any Company Subsidiary.

(c)    Section 3.02(c) of the Company Disclosure Schedule contains a correct and complete list of all outstanding Company Stock Options and Restricted Stock Units, including the holder, the date of grant, and where applicable, the number of Shares originally granted under the award, the number of Shares currently outstanding under such award, exercise price, term and vesting schedule (to the extent the award is not fully vested). Each award required to be listed on Section 3.02(c) of the Company Disclosure Schedule was granted pursuant to the Company Stock Plan.

(d)    Each Company Stock Option (i) was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant, and (ii) has a grant date identical to the grant date approved by the Company Board or the Committee (as such term is defined in the Company Stock Plan), which is either the date the Company Stock Option was awarded or a later date specified by the Committee.

(e)    Each outstanding capital share, security or limited liability company interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and, except as set forth in Section 3.02(e) of the Company Disclosure Schedule, each such share or interest is owned by the Company or another direct or indirect wholly-owned Company Subsidiary free and clear of all Liens, other than Permitted Liens.

SECTION 3.03    Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.04    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter, the Company Bylaws, or the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals, permits and other authorizations described in Section 3.04(b) have been obtained, that all filings, notifications and other actions described in Section 3.04(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) other than with respect to real property leases for restaurants (including land, building and equipment leases) and individual equipment leases (for the avoidance of doubt, master agreements governing the equipment leases are not included within the exception set forth in this clause (iii)) and except as set forth in Section 3.04(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Contract or other instrument or obligation, or Order, to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other filings or registrations with, notifications to, or authorizations, consents or approvals of, each Governmental Authority, as set forth in Section 3.04 of the Company Disclosure Schedule (the “Transaction Approvals”), (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or co-investors, (vii) filings, if any, required by applicable state Law or applicable federal Franchise Laws, and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Company Material Adverse Effect.

SECTION 3.05    Compliance with Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and other than as set forth in Section 3.05 of the Company Disclosure Schedule, (a) the Company and the Company Subsidiaries, since January 1, 2017, have conducted their business in accordance with all Laws applicable to the Company or any of the Company Subsidiaries (including Franchise Laws and Relationship Laws), and (b) neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to its business or operations (including Franchise Laws and Relationship Laws). The term “Franchise Laws” means any United States federal or state Laws or any Honduras Laws, in each case, regulating the offer or sale of franchises, including any pre-sale registration, disclosure or business opportunity registration Law. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws including the requirements of such Laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

SECTION 3.06    Permits. Each of the Company and each Company Subsidiary is, and since January 1, 2017, has been, in possession of all licenses, registrations, permits, approvals, accreditations, certificates and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, there are no Actions pending or, to the Company’s Knowledge, threatened in writing, that seek the revocation or cancellation of any Company Permit, except for any such revocations or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has received written (or, to the Knowledge of the Company, verbal) notice or written (or, to the Knowledge of the Company, verbal) communication of any noncompliance or alleged noncompliance with any Company Permits, except for any such noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.07    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)    The Company has timely filed or furnished, as applicable, all material forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2017 (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective filing dates, or, if amended prior to the date hereof, as of the date of such amendment, were prepared and complied with, in each case, in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time they were filed, or, if amended, as of the date of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Subsidiary of the Company). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments; none of which are expected to, individually or in the aggregate, have a Company Material Adverse Effect).

(c)    The management of the Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), to ensure (i) that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer and the principal financial and accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act, and (ii) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2017, none of the Company, the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer and its principal financial and accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)    Neither the Company nor any Company Subsidiary has any liability or obligation that is material to the Company and the Company Subsidiaries, taken as a whole, and is of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of July 1, 2018 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2018, or subsequent SEC Reports, (ii) incurred in connection with the Transactions, (iii) incurred in the ordinary course of business since April 1, 2018 that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iv) as set forth on Section 3.07(d) of the Company Disclosure Schedule.

SECTION 3.08    Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Company Disclosure Schedule, since January 1, 2018, (a) there has not been a Company Material Adverse Effect, and (b) except in connection with the Transactions or as set forth in Section 3.08 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business, in all material respects.

SECTION 3.09    Absence of Litigation. Except as set forth on Section 3.09 of the Company Disclosure Schedule, as of the date of this Agreement, there is no litigation, suit, claim, action or proceeding (each, an “Action”) pending and, to the Knowledge of the Company, there is no Action threatened in writing or investigation pending, against the Company or any Company Subsidiary, or any property, right or asset of the Company or any Company Subsidiary, by or before any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, as of the date of this Agreement, subject to any Order of, or settlement agreement or other similar written agreement with, any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there is no actual Action between any Franchisee or any Franchisee association and the Company.

SECTION 3.10    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Schedule accurately and completely lists each material Plan. For purposes of this Agreement, the term “Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA) including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) and each bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, deferred compensation, post-employment welfare, supplemental retirement, retirement, employment, consulting, retention, termination, severance, separation, change in control, fringe benefit, vacation, paid time off, tax-gross up, employee loan or other compensation or benefit plan, program, agreement, policy, practice or arrangement whether or not in writing (i) to which the Company or any Company Subsidiary is a party, (ii) with respect to which the Company or any Company Subsidiary has any obligation or liability, directly or indirectly, contingent or otherwise, or (iii) which are maintained, contributed to (or required to be contributed to) or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, independent contractor, officer or director of the Company or any Company Subsidiary.

(b)    With respect to each Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (or, to the extent no such copy exists, an accurate description thereof, to the extent applicable) (i) for the three (3) most recent years, the annual report on Form 5500 required to have been filed with the Internal Revenue Service of the United States (including any successor thereto, the “IRS”) for each Plan, including all schedules thereto and any audited financial statements and actuarial valuation reports, (ii) the most recent determination letter, if any, from the IRS for any Plan that is intended to qualify pursuant to Section 401(a) of the Code or, if such Plan is a prototype plan, the opinion or notification letter which covers each such Plan, if applicable, (iii) the plan documents, including all amendments thereto, and summary plan descriptions and summaries of material modifications, (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, and (v) for the five (5) most recent years, any notices to or from the IRS or any office or representative of the United States Department of Labor or any other Governmental Authority relating to any compliance or other issues in respect of any such Plan. In addition, the Company has made available to Parent preliminary estimated Code Section 280G calculations with respect to any relevant employee, officer, director or independent contractor of the Company or any Company Subsidiary in connection with the Transactions.

(c)    Neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, been required to contribute to or otherwise had any liability or obligation with respect to an employee benefit plan subject to Title IV of ERISA or Section 302 of ERISA or Sections 412 or 4971 of the Code. No Plan is (i) a Multiemployer Plan, and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has at any time contributed to or had an obligation to contribute to or has or had any liability or obligation in respect of any Multiemployer Plan, (ii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no event has occurred, and no condition exists, that would subject the Company or any Company Subsidiary (or any of their respective predecessors), either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability or obligation imposed by ERISA, the Code or any other applicable Law arising out of or relating to any Plan.

(e)    Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of such Plan.

(f)    Each Plan has been established, operated, funded, maintained, and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)    No Plan provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law and at no expense to the Company or any Company Subsidiary.

(h)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Plan (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Plan, the assets thereof, or any trustee or fiduciary thereof, nor is any such claim anticipated, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such Action, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit has resulted in the imposition of any Tax or penalty.

(i)    Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to employee benefit plans, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(j)    Except as set forth on Section 3.10(j) of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions (in each case, either alone or in conjunction with any other event) could reasonably be expected to (i) entitle any current or former employee, independent contractor, officer, or director of the Company or any Company Subsidiary to severance pay or any other payment, right or benefit, (ii) accelerate the time of payment, funding or vesting of any payment, right or benefit due to any current or former employee, independent contractor, officer or director or increase the amount of compensation or benefits due to any current or former employee, independent contractor, officer or director, (iii) directly or indirectly cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any benefits under any Plan, (iv) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Plan, or (v) result in any payment, right or benefit that could, individually or in combination with any other such payment, right or benefit constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary is a party to, or is otherwise obligated under, any plan, program, agreement, policy, practice or other arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Sections 105(h), 409A or 4999 of the Code or otherwise and neither the Company nor any Company Subsidiary has agreed, whether orally or in writing, to provide any such gross-up, indemnity or reimbursement of Taxes.

SECTION 3.11    Labor and Employment Matters.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, the Company and each Company Subsidiary has been in compliance in all material respects with all applicable Laws relating to labor and employment, including Laws relating to the terms and conditions of employment, wages and hours, collective bargaining, unfair labor practices, reductions in force, equal employment opportunities, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, and paid or unpaid leave. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary has properly classified all employees, independent contractors, volunteers, subcontractors, leased employees, and contingent workers as required by applicable Law.

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the Knowledge of the Company, as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority, any current union representation questions involving employees of the Company or any Company Subsidiary, or any pending grievances or arbitrations pending brought by any union, works council, or other labor organization against the Company or any Company Subsidiary. During the one (1) year period prior to this Agreement, there has been no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Company Subsidiary.

(c)    Section 3.11(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all material (i) claims pending or, to the Knowledge of the Company, threatened by or with respect to any current or former employee or independent contractor of the Company or any Company Subsidiary, including any suits, actions, proceedings, or, to the Knowledge of the Company, investigations, whether at law or in equity, before or by a Governmental Authority or before any arbitrator, and (ii) judgments, decrees, injunctions, rules or orders of any Governmental Authority or arbitrator in effect or binding as to the Company or any Company Subsidiary that relates to the current or prior employment of any employee or independent contractor of the Company or any Company Subsidiary.

(d)    Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.11 are the sole representations and warranties of the Company and the Company Subsidiaries with respect to labor and employment matters, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.12    Real Property.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company or a Company Subsidiary has good and marketable fee simple title to each Owned Real Property free and clear of all Liens, except for Permitted Liens. There are no leases, subleases, licenses, or other occupancy agreements affecting any portion of the Owned Real Property that restrict or preclude the ability to use the site for the purposes for which it is currently being used.

(b)    Section 3.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all locations where the Company or any Company Subsidiary is a tenant, subtenant or otherwise has been granted the right to use and occupy such property (each such location, a “Leased Real Property” and the leases, subleases, licenses and similar agreements of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold interest in each Leased Real Property, free and clear of all Liens, except for Permitted Liens; all Real Property Leases are in full force and effect; and neither the Company nor Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c)    The Company and the Company Subsidiaries do not maintain, use or occupy, or have a right to use or occupy, any real property that is necessary for the continued operation of the business as substantially operated on the date hereof except the Owned Real Property or Leased Real Property.

(d)    The Company and the Company Subsidiaries are not a party to any Contract pursuant to which they could become directly or contingently liable (as guarantor, co-signer or otherwise) for any obligation of any Franchisee under the terms of any lease, purchase agreement or other real estate contract or agreement executed by any Franchisee, except for subleases to which the Company or a Company Subsidiary is a party.

SECTION 3.13    Taxes.

(a)    The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by or with respect to them and such Tax Returns are correct and complete in all material respects, and (ii) paid all material amounts of Taxes required to be paid by or with respect to them except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b)    There are no pending audits, examinations, or other proceedings (or, to the Knowledge of the Company, investigations) by a Governmental Authority in respect of any material Tax of the Company or any of the Company Subsidiaries, and no such audits, examinations, or other proceedings (or, to the Knowledge of the Company, investigations) have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings. Within the past three (3) years, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a material Tax Return that the Company or any of the Company Subsidiaries is or may be required to file such material Tax Return or be subject to a material type of Tax in that jurisdiction.

(c)    Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries), or (ii) by reason of being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).

(d)    Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e)    Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(f)    There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

(g)    No private letter rulings, technical advice memoranda, or rulings have been entered into or issued by any Governmental Authority with respect to income or other material Taxes of the Company or any of the Company Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(h)    Except as set forth on Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement, Contract, arrangement or Plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(i)    Neither the Company nor any of the Company Subsidiaries will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received outside the ordinary course of business on or prior to the Closing Date.

(j)    For purposes of this Agreement:

(i)    “Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

(ii)    “Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any schedule, attachment thereto and any amendment thereof and declaration of estimated taxes.

(k)    Notwithstanding any provision herein to the contrary, the representations in Section 3.10 and this Section 3.13 are the sole representations of the Company and the Company Subsidiaries with respect to Tax matters.

SECTION 3.14    Selected Contracts.

(a)    Except for this Agreement, any Franchise Agreement, any intercompany agreements, and any Contracts filed as exhibits to the SEC Documents, Section 3.14(a) of the Company Disclosure Schedule lists each of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement:

(i)    any Real Property Lease to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate payments by or to the Company or any Company Subsidiary of more than $1,500,000 over the remaining term of such Real Property Lease;

(ii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the Indebtedness of the Company or any Company Subsidiary of $1,000,000 or more, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to any direct or indirect wholly-owned Company Subsidiaries;

(iii)    any Contract to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate annual payments by the Company or any Company Subsidiary of more than $2,000,000, except for any Real Property Leases or employment or severance agreements entered into in the ordinary course of business or any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less;

(iv)    with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole, any Contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of the Company Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(v)    any Contract (A) containing any covenant materially limiting the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any person in any line of business, (B) pursuant to which the Company or a Company Subsidiary is granting to any person any right of exclusivity to a geographic region, area of protection, option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $2,000,000, or (C) pursuant to which the Company or a Company Subsidiary is granting “most favored nation” status or containing “exclusivity” requirements, obligations or similar provisions, and in each case of clauses (A) through (C), which is not cancellable without penalty or further payment and without more than 120 days’ notice;

(vi)    each Contract to which the Company or any Company Subsidiary is a party entered into since January 1, 2017, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $5,000,000, except for (A) acquisitions and dispositions of properties and assets in the ordinary course of business, and (B) any Contract relating to the Transactions;

(vii)    any Contract relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof; and

(viii)    each Contract to which any Principal Supplier is a party (other than purchase orders) that has a remaining term of more than ninety (90) days and that (A) may not be cancelled by the Company or any Company Subsidiary upon notice of ninety (90) days or less, or (B) may be cancelled by the Company or any Company Subsidiary, with material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less.

Each Contract set forth on Section 3.14(a) of the Company Disclosure Schedule or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach or violation of, or material default under, any Selected Contract (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default), and (ii) as of the date hereof, (A) each Selected Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and (B) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Selected Contract (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default). Other than the Selected Contracts or subleases to which the Company or a Company Subsidiary is a party, neither the Company nor any Company Subsidiary is a party to any Contract pursuant to which it is or could become directly or contingently liable (as a guarantor, co-signer or otherwise) for any obligation of any Franchisee or any financing arrangement with any Franchisee. Neither the Company nor any Company Subsidiary has made a commitment (orally or in writing) to loan money to any Franchisee unless otherwise disclosed in Section 3.14(b) of the Company Disclosure Schedule.

SECTION 3.15    Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect and except as set forth on Section 3.15 of the Company Disclosure Schedule, (a) each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither the Company nor any Company Subsidiary is in material breach or default under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such party.

SECTION 3.16    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and at all times during the past three (3) years has been, in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary possesses all licenses, registrations, permits, approvals, accreditations, certificates, and other authorizations issued or required pursuant to any applicable Law relating to pollution or protection of the environment or natural resources or, as such relates to exposure to Hazardous Materials, to health and safety (“Environmental Laws”) that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, and is in compliance with all such permits and approvals, (iii) none of the Company or any of the Company Subsidiaries has Released (A) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls, or (B) any waste, material or substance regulated, or subject to liability under, Environmental Laws, including those that are listed or defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”), and, to the Knowledge of the Company, no Hazardous Materials have been Released at, on, from or under any Owned Real Property, in each case, in a manner that has or would reasonably be expected to result in any liabilities of the Company or any Company Subsidiary under Environmental Law, (iv) neither the Company nor any Company Subsidiary has received any written claim or notice from any person alleging that the Company or any Company Subsidiary is or may be in violation of, or has any liability under, any Environmental Law, and (v) there are no administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b)    None of the Company or any of its Company Subsidiaries has, either expressly or, to the Knowledge of the Company, by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

(c)    Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.17    Intellectual Property; Privacy; Cybersecurity.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the business of the Company and the Company Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any person, and (ii) to the Knowledge of the Company, no person is infringing any Company Intellectual Property.

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) as of the date of this Agreement, there are no re-examination, opposition or cancellation Actions initiated by any other person pending, challenging the validity or enforceability of the Company Intellectual Property, (ii) the Company or a Company Subsidiary owns each item of Company Intellectual Property free and clear of all Liens (except for Permitted Liens), and (iii) the Company and the Company Subsidiaries have taken reasonable steps to maintain the confidentiality of all Company Intellectual Property, the value of which to the Company and the Company Subsidiaries is contingent upon maintaining the confidentiality thereof.

(c)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the material trade secrets and/or material know-how that are included in the Company Intellectual Property (“Material Trade Secrets”) has been disclosed by the Company or any Company Subsidiary to any person other than managers, employees, consultants or contractors of the Company or a Company Subsidiary, (ii) the Company and the Company Subsidiaries have used reasonable commercial efforts to protect and maintain the confidentiality of such Material Trade Secrets and prevent any unauthorized use and/or access by third parties, and (iii) to the Knowledge of the Company, since January 1, 2017, there have been no unauthorized uses, access, or disclosures of any such Material Trade Secrets.

(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, since January 1, 2017, there have been no failures, breakdowns, or other similar adverse events affecting any of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and the Company Subsidiaries (“Company Systems”) that have caused a material disruption or interruption in or to the Company’s or the Company Subsidiaries’ use of such Company Systems and (ii) to the Knowledge of the Company, since January 1, 2017, there have been no privacy or data security breaches resulting in the unauthorized access of any material Sensitive Data.

(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2017, have been, in material compliance with (i) their posted privacy policies and contractual obligations regarding the collection, use, processing, disclosure, and destruction of Sensitive Data, and (ii) the Payment Card Industry Data Security Standard.

(f)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, the Company and the Company Subsidiaries have implemented and maintained reasonable and appropriate safeguards to protect the material Sensitive Data from unauthorized access.

(g)    Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties contained in this Section 3.17 and Section 3.09 are the only representations and warranties being made by the Company in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of, Intellectual Property, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.18    Board Approvals; Vote Required.

(a)    The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iv) subject to Section 6.03(e), recommend the approval of the adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), and (v) directed that the approval and adoption of this Agreement be submitted to a vote of the Company’s stockholders.

(b)    Assuming the accuracy of the representations and warranties in Section 4.05, the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

SECTION 3.19    Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.06, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “significant shareholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

SECTION 3.20    Franchise Matters.

(a)    Section 3.20(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, to the Knowledge of the Company, of (x) each Franchisee that operates ten (10) or more franchised restaurants (each, a “Specified Franchisee”) pursuant to a Franchise Agreement with the Company or a Company Subsidiary and (y) the number of franchised restaurants each such Specified Franchisee operates. Section 3.20(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all currently effective area development agreements to which a Franchisee, on the one hand, and the Company or a Company Subsidiary, on the other hand, are parties, and pursuant to which such Franchisee has, as of the date of this Agreement, a commitment to develop three (3) or more franchised restaurants and has not satisfied the entirety of such commitment (collectively, the “Specified Franchise Agreements”) .

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Specified Franchise Agreement or Franchise Agreement, and (ii) as of the date hereof, (A) each Specified Franchise Agreement is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and (B) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Specified Franchise Agreement. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Specified Franchise Agreement by any other party thereto, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    Section 3.20(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all FDDs that the Company or any Company Subsidiary have used to offer or sell franchises within the United States at any time since January 1, 2017. The Company has made available to Parent true and complete copies, to the Knowledge of the Company, of each such FDD. Since January 1, 2017, all offers and sales of Franchises by the Company or any Company Subsidiary have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017 all FDDs that the Company or any Company Subsidiary have used to offer and sell Franchises have contained the information required by Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws in all material respects, except in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017 and prior to the date hereof, the Company and the Company Subsidiaries have not, in any such FDD made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)    To the Knowledge of the Company, all funds administered by or paid to or by the Company or any Company Subsidiary by or on behalf of any Franchisee at any time since January 1, 2017 and prior to the date of this Agreement, including funds that Franchisees contributed for advertising and promotional purposes and any rebates and any other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities or for purposes of doing business with those Franchisees, have been administered and spent in accordance in all material respects with the applicable Franchise Laws, the Specified Franchise Agreements and any other Franchise Agreement.

(e)    With respect to all terminations, non-renewals, and transfers of Franchises and the Company’s and any Company Subsidiary’s enforcement of its rights, and performance of its obligations, under Franchise Agreements since January 1, 2017, the Company and any Company Subsidiary has complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017 and prior to the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Franchisee or Governmental Authority alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever as a joint or co-employer with respect to any employees of Franchisee and, to the Knowledge of the Company, no applicable Governmental Authority has determined and notified the Company that the Company or any of its Subsidiaries is a joint employer or co-employer with respect to any employees of Franchisees.

(g)    Section 3.20(g) of the Company Disclosure Schedule identifies by jurisdiction and effective date all effective registrations that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and its Subsidiaries.

(h)    The term “FDD” means any franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any Company Subsidiary to any prospective Franchisee in connection with the offer or sale of Franchises in the United States. The term “Franchise” means any grant by the Company or any Company Subsidiary to any person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any. The term “Franchisee” means a person other than the Company or any Company Subsidiary, that is granted a right by the Company or any Company Subsidiary or by another franchisee, to develop or operate, or is granted a right to license others to develop or operate, a franchised Bojangles’ restaurant at a specific location. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

SECTION 3.21    Quality and Safety of Food and Beverage Products.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, between January 1, 2017 and the date of this Agreement, (i) there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary, and (ii) to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary has been adulterated, misbranded, mispackaged or mislabeled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties contained in this Section 3.21 are the only representations and warranties being made with respect to the quality and safety of food and beverage products, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.22    Opinion of Financial Advisor. The Company Board has received an opinion from each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Capital, Inc. to the effect that, as of the date that the Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 3.23    Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Capital, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has accurately disclosed to Parent on Section 3.23 of the Company Disclosure Schedule the fee terms provided for in connection with its engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Capital, Inc.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.01    Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to Parent’s or Merger Sub’s due organization and valid existence) where the failure to be so existing or in good standing (where such concept is recognized under applicable Law) or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02    Organizational Documents. Parent has furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, as applicable.

SECTION 4.03    Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.04    No Conflict; Required Filings and Consents; Agreements.

(a)    Assuming that all consents, approvals, permits and other authorizations described in Section 4.04(b) have been obtained, that all filings, notifications and other actions described in Section 4.04(b) have been made or taken and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and (subject to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub) the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organization documents) of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and (subject to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub) the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement, (ii) applicable requirements, if any, of the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act and the Transaction Approvals, and (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company.

SECTION 4.05    Ownership of Shares. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last five (5) years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither

Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company, except pursuant to this Agreement and the Voting Agreement.

SECTION 4.06    Absence of Litigation. As of the date of this Agreement, there is no Action and there is no investigation pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. Neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

SECTION 4.07    Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08    Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.09    Financing.

(a)    Parent has received and accepted (i) an executed commitment letter dated as of the date hereof from the agents, arrangers, lenders and other entities party thereto (collectively, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide the debt financing in the amounts set forth therein (the “Debt Financing”) for the purpose of funding the Transactions and the related fees and expenses thereto, together with the fee letter (the “Fee Letter”) related thereto (with customary redactions for fee amounts, pricing, other economic terms, thresholds, caps, pricing caps and “market flex” related solely to economic terms) (including all exhibits, schedules, and annexes thereto, and the redacted Fee Letter associated therewith, collectively, the “Debt Commitment Letter”), and (ii) executed equity commitment letters, each dated as of the date hereof (the “Equity Commitment Letters” and, collectively with the Debt Commitment Letter, the “Commitment Letters”) from Durational Walker, LP (“Durational”), The Resolute Fund IV, L.P. (“Resolute”) and TEI Investment Pte. Ltd. (“TEI”, collectively with Durational and Resolute, the “Sponsors”) and certain of its or their Affiliates (collectively, any such Affiliates that executed an Equity Commitment Letter together with the Sponsors, the “Equity Investors”), pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest, directly or indirectly through one or more parent companies of Parent, in Parent the amount set forth therein (the “Equity Financing”). Each Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof to the extent set forth therein, and the Company is entitled to enforce, directly or indirectly, such Equity Commitment Letter in accordance with its terms against the applicable Equity Investor. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letters are collectively referred to in this Agreement as the “Financing.” Merger Sub has delivered to the Company true, complete and correct copies of the executed Commitment Letters and Fee Letter (with only fee amounts, “market flex” provisions and other economic terms redacted in such Fee Letter).

(b)    Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to the obligations of the Lenders to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter or to the obligations of the Equity Investors to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letters. Assuming satisfaction of the conditions set forth in Article VII, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub at the Effective Time.

(c)    Assuming (i) the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing), and (ii) the funding of the Financing in accordance with the applicable Commitment Letters, the aggregate net proceeds of the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and the Fee Letter and including after giving effect to the maximum amount of flex, including original issue discount flex, contemplated by the Debt Commitment Letter) shall provide Merger Sub with cash proceeds at the Effective Time sufficient, when combined with the Surviving Company’s and Merger Sub’s other cash on hand, for Merger Sub and the Surviving Company to pay the aggregate Merger Consideration, any prepayment, repayment, refinancing or conversion of debt contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Section 2.04) and any fees and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the Financing (the “Required Amount”).

(d)    The Commitment Letters (i) are legal, valid and binding obligations of Parent and Merger Sub and (in the case of the Debt Commitment Letter, to the knowledge of Parent and Merger Sub) of each of the other parties thereto (subject, to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and (ii) as of the date hereof are in full force and effect. Assuming the satisfaction of the conditions set forth in Article VII, as of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to (x) constitute a default or breach on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters, (y) result in a failure of any condition of the Commitment Letters, or (z) result in any portion of the Financing being unavailable in an amount equal to the Required Amount at the Effective Time. Parent is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Parent or Merger Sub, in any of the Commitment Letters inaccurate in any material respect. Parent or Merger Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters have been modified, amended or altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified or rescinded in any respect. Except for the Commitment Letters delivered in the form pursuant to Section 4.09(a), the Fee Letter and any customary engagement letters and non-disclosure agreements and customary arrangements among the Equity Investors that do not impact the conditionality or amount of the Financing, there are no side letters or other agreements, Contracts or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party related to the Financing that could affect the availability of the Financing in any respect.

(e)    In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any Affiliate or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

SECTION 4.10    Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions (including the payment of the Merger Consideration, any other payments in respect of prepayment, repayment, refinancing or conversion of debt contemplated by this Agreement (including in respect of the Financing and payment of all related fees and expenses) and assuming the accuracy in all material respects of the representations and warranties contained in Article III, the Surviving Company will be Solvent as of the Effective Time, as of the Closing Date and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 4.11    Limited Guarantees. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the limited guarantees addressed to the Company from certain of the Sponsors (the “Limited Guarantees”). The Limited Guarantees are valid and in full force and effect and constitute the valid and binding obligation of the Sponsors, enforceable in accordance with their terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Limited Guarantees.

SECTION 4.12     Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and Company Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and Company Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective stockholders or Representatives, or any other person, with respect thereto except to the extent such estimates, projections, forecasts and other forward-looking information and business plans otherwise result in a breach or violation of Article III. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article III, none of the Company nor any Company Subsidiary, nor any of their respective stockholders or Representatives, nor any other person, has made or is making any warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), and Parent and Merger Sub have not relied on any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) received from the Company and Company Subsidiaries and their Representatives. Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01    Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (1) as contemplated by any other provision of this Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law or (4) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business and (y) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries. The foregoing notwithstanding, except (1) as contemplated by any other provision of this Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law, or (4) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause each Company Subsidiary not to, during the Pre-Closing Period, do any of the following:

(a)    amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents;

(b)    issue, grant, sell, dispose of, encumber (other than Permitted Liens), or authorize such issuance, grant, sale, disposition or encumbrance of, (i) Company Common Stock, Company Preferred Stock or Other Company Securities (except for the issuance of Shares issuable pursuant to Company Stock Options or Restricted Stock Units that are outstanding as of the Reference Date and are disclosed on Section 3.02(c) of the Company Disclosure Schedule, in accordance with their terms, or (ii) any material assets of the Company or any Company Subsidiary, except in the ordinary course of business or pursuant to existing Contracts;

(c)    declare, authorize, establish a record date for, set aside, make or pay any dividend or other distribution, payable in cash, shares, property, a combination thereof or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary;

(d)    reclassify, combine, split, redeem, purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary, other than (i) the acquisition by the Company of Company Stock Options and Restricted Stock Units outstanding as of the Reference Date and listed on Section 3.02(c) of the Company Disclosure Schedule, and (ii) any “cashless exercise” or “net exercise” provision relating to any Company Stock Options outstanding as of the Reference Date and listed on Section 3.02(c) of the Company Disclosure Schedule or in connection with any required Tax withholding upon the exercise of Company Stock Options or the vesting of Restricted Stock Units, in each case, outstanding as of the Reference Date;

(e)    acquire, directly or indirectly, whether by amalgamation, merger, consolidation, or acquisition of equity interests, assets or any other business combination, (i) all or substantially all of the equity interests or assets of any company, corporation, partnership, other business organization (or any division thereof) or other person, or (ii) with respect to any Franchisee that is not in default under a Franchise Agreement, any real property (including entering into any leases for real property) or any restaurants in an amount not to exceed $1,000,000 in the aggregate;

(f)    sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any of its material properties or assets (including capital stock of any Subsidiary of the Company and intangible property), other than (i) sales or other dispositions of properties or assets in the ordinary course of business, or (ii) sales or other dispositions of properties or assets that are no longer used in the operations of the Company or any Company Subsidiary; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries may sell or refranchise any restaurant;

(g)    (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or similar agreement to maintain any financial statement condition of another person (other than the Company or any wholly-owned Subsidiary of the Company) (collectively, “Indebtedness”), other than (A) intercompany Indebtedness between the Company and a Company Subsidiary or between Company Subsidiaries, and

(B) Indebtedness incurred, assumed or otherwise entered into under the Company’s existing credit facilities and in respect of letters of credit (1) in the ordinary course of business as necessary to conduct the business and (2) as necessary to pay any fees and expenses related to the Transactions, including the Merger, or (ii) make any loans or capital contributions to, or investments in, any other person, other than to a Company Subsidiary;

(h)    voluntarily (i) terminate, amend, modify or waive material rights or material claims under any Selected Contract, or (ii) enter into any Contract that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business (provided, that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to taking any such actions described in this clause (h));

(i)    make any capital expenditures, other than (i) cash capital expenditures in an amount not to exceed $6,000,000 during the fourth quarter of 2018, (ii) cash capital expenditures in an amount not to exceed $3,000,000 per quarter of 2019, (iii) any capital expenditures in respect of capital leases for store equipment and vehicles entered into in the ordinary course of business, or (iv) any other capital expenditures in an amount not to exceed, in the aggregate, $3,000,000;

(j)    except as otherwise required under any Plan disclosed on Section 3.10(a) of the Company Disclosure Schedule in existence as of the date of this Agreement: (i) increase the compensation payable or to become payable or the benefits provided or to be provided to any current or former directors, officers, employees or independent contractors of the Company or of any Company Subsidiary, except for increases in base salary or base wage rate in the ordinary course of business to a current employee whose total annualized cash compensation for 2018 is expected to be less than $100,000, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, (iii) hire or terminate (other than for cause) any individual employed by the Company or any Company Subsidiary in the positions disclosed on Section 5.01(j)(iii) of the Company Disclosure Schedule, (iv) grant any retention, severance, Tax gross-up, Tax indemnity, reimbursement of Taxes or termination payments, rights and/or benefits to, or enter into any employment, bonus, change of control or severance agreement or other similar arrangement with, any current or former director, officer, employee or independent contractor of the Company or of any Company Subsidiary, (v) loan or advance any money or other property to any present or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, or (vi) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any current or former director, officer, independent contractor or employee of the Company or any Company Subsidiary;

(k)    implement any reduction-in-force or other mass termination program that would implicate WARN or any similar state or local law;

(l)    enter into any collective bargaining agreement or any other agreement with a labor union or other labor organization, or recognize or certify any labor union or other labor organization as the bargaining representative for any group of employees of the Company or any Company Subsidiary, unless required by Law;

(m)    fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(n)    settle any Action other than (i) settlements involving (x) payments by the Company of not more than $1,000,000 in the aggregate (net of insurance proceeds), and (y) third party indemnification recoveries payable to the Company or any of the Company Subsidiaries in connection with such settlement, or (ii) subject to Section 6.11, stockholder litigation arising out of, or related to, the Transactions;

(o)    make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law;

(p)    make any material change to the terms of the Company’s or any of the Company Subsidiaries’ system-wide policies or procedures which would alter the current status quo with respect to (i) franchisee royalty or other fees and charges, or maintenance of the funds administered by or paid to or by the Company or any Company Subsidiary by or on behalf of any Franchisee, or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business (provided, that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions in this clause (p));

(q)    make, change or revoke any material Tax election, file any amended material Tax Return, adopt or change any material method of Tax accounting, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material amount of Taxes or settle or compromise any material Tax liability, surrender any right to claim a refund of a material amount of Taxes, seek any Tax ruling from any taxing authority in respect of a material Tax matter, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business); or

(r)    enter into any agreement to do any of the foregoing.

SECTION 5.02    Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, delay or prevent the consummation of the Transactions.

SECTION 5.03    Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Proxy Statement; Company Stockholders’ Meeting.

(a)    As promptly as reasonably practicable, the Company, in consultation with Parent as set forth herein, shall prepare and file with the SEC the preliminary Proxy Statement, and the parties shall use their respective reasonable best efforts to cause the preliminary Proxy Statement to be so prepared and filed within twenty (20) Business Days following the date hereof. Subject to the terms of this Agreement (including Section 6.03), the Proxy Statement shall include the Company Board Recommendation. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act, and each of the Company and Parent shall use their respective reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information. The Company shall consider in good faith any comments made by Parent and its counsel. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)    Unless this Agreement is validly terminated pursuant to Section 8.01,, the Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Stockholders’ Meeting, and such notice shall be sent to the Company’s stockholders not more than five (5) Business Days after such SEC clearance. The Company shall call the Company Stockholders’ Meeting for a date not later than twenty (20) Business Days (or such longer time frame as may be required by applicable Law) after it gives notice of the Company Stockholders’ Meeting. Notwithstanding the foregoing, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders’ Meeting. The Company shall, unless there has been an Adverse Recommendation Change (to the extent permitted under Section 6.03), use reasonable best efforts to cooperate with Parent and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters including stockholder approval of golden parachute compensation) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. Unless this Agreement is validly terminated pursuant to Section 8.01, the Company’s obligations to duly call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.01(b) shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Acquisition Proposal, or by any Adverse Recommendation Change.

SECTION 6.02    Access to Information; Confidentiality.

(a)    Except (i) as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof, or (ii) as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), at Parent’s expense: (x) provide to Parent and to its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (y) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request.

(b)    All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated June 27, 2018 (the “Confidentiality Agreement”), between Durational Capital Partners, LLC and the Company.

(c)    No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03    No Solicitation.

(a)    The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror with respect to an Acquisition Proposal, or any proposal that could reasonably be expected to lead to an Acquisition Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Except as set forth in Section 6.03(b), the Company and the Company Subsidiaries shall not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any “standstill” provisions (including provisions that restrict or prohibit the purchase of Shares or the making or soliciting of any offer or proposal) of any Contract to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal. The Company agrees that it shall promptly inform its Representatives (that could reasonably be expected to take any of the actions set forth in this Section 6.03(a)) of the obligations undertaken in this Section 6.03. Except as permitted by Section 6.03(e), the Company Board shall not approve any business combination or transaction which would result in a stockholder becoming an interested stockholder for purposes of Section 203 of the DGCL (other than the Voting Agreement).

(b)    Except as permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary shall, and it shall cause its and the Company Subsidiaries’ Representatives not to (i) solicit, initiate, or knowingly encourage or knowingly facilitate any inquiries or the submission of any Acquisition Proposal, or (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal except to notify such person of the existence of this Section 6.03(b); provided, that, notwithstanding the foregoing, the Company may (but only upon the express written request of the counterparty) grant a waiver, amendment or release under any “standstill” provisions (including provisions that restrict or prohibit the purchase of Shares or the making or soliciting of any offer or proposal) of any Contract only to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board so long as (x) the Company Board (or any committee thereof) determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (y) the Company promptly notifies Parent of any such waiver, amendment, or release. The foregoing notwithstanding, prior to the receipt of the Company Stockholder Approval, nothing contained in this Agreement shall, and Parent and Merger Sub shall have no right to, prevent the Company or the Company Board from furnishing information to, or engaging in discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal by such person that did not result from a Willful and Material Breach of this Section 6.03, if prior to taking such action (A) the Company Board (1) determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (B) the Company receives from such person an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company with regard to confidentiality than the Confidentiality Agreement and which does not contain any exclusivity provision or other term that would restrict the Company’s ability to comply with its disclosure obligations to Parent pursuant to this Agreement (including Section 6.03(d) and Section 6.03(e)) (an “Acceptable Confidentiality Agreement”).

(c)    The Company shall promptly (and, in any event, within forty-eight (48) hours) (i) provide Parent notice of (A) the receipt of any Acquisition Proposal, (B) any written requests, inquiries, proposals or offers received, or any discussions or negotiations sought to be initiated, with respect to any Acquisition Proposal, or (C) any inquiry, offer or proposal that could reasonably be expected to result in any Acquisition Proposal, and disclose the material terms of such Acquisition Proposal, inquiry, proposal or offer (including copies of any material written inquiries, proposals or offers, including proposed agreements), and the identity of the person or “group” making such Acquisition Proposal, request, inquiry, proposal or offer, to the extent disclosure of such identity is not restricted by the terms of any Contract in effect as of the date hereof, provided that Parent shall keep confidential and not disclose the identity of such person or “group” except to the extent required by Law, and (ii) provide Parent with copies of all written due diligence materials concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company will keep Parent reasonably informed on a prompt basis (and in any event within one (1) Business Day) of the status and details (including material amendments or modifications to the terms or conditions and copies of any proposed agreements) of any such Acquisition Proposal or other inquiry, proposal or offer concerning an Acquisition Proposal. The Company shall promptly (and, in any event, within twenty-four (24) hours), following a determination by the Company Board in accordance with Section 6.03(e) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)    Except as permitted by Section 6.03(e), the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or modify or amend in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal, (iii) enter into any acquisition agreement, merger agreement, or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer, or (vi) if an Acquisition Proposal (including a material amendment to the terms of an existing Acquisition Proposal, other than as contemplated by the foregoing clause (v)) shall have been publicly announced or disclosed, fail to reaffirm the Company Board Recommendation upon the written request of Parent within five (5) Business Days after such written request; provided, that Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified, in which case, Parent may make such request once each time such material modification is made (any of the foregoing actions in clauses (i) to (vi), an “Adverse Recommendation Change”).

(e)    Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board may take any action that constitutes an Adverse Recommendation Change (x) if the Company receives an unsolicited written Acquisition Proposal that did not result from a Willful and Material Breach of this Section 6.03 and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such unsolicited written Acquisition Proposal is a Superior Proposal, and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, or (y) if the Company Board determines in good faith (after consultation with its outside legal counsel) that an Intervening Event has occurred, and as a result thereof, the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take an action that constitutes an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, that:

(i)    prior to taking any action that constitutes an Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.01(g), (A) the Company shall notify Parent in writing that it intends to take an action that constitutes an Adverse Recommendation Change or terminate this Agreement (in order to enter into an acquisition agreement, merger agreement or similar agreement with respect to a Superior Proposal) pursuant to Section 8.01(g), (B) the Company shall have provided Parent a written summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of any letter of intent, memorandum of understanding, agreement or commitment in respect of such Superior Proposal (whether in draft form or otherwise) in respect of such Acquisition Proposal, (C) if requested to do so by Parent, for a period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (D) no earlier than the end of such four (4)-Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of any proposed amendment or modification to this Agreement committed to by Parent in writing during such four (4)-Business Day period, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but any such subsequent references herein to a “four (4)- Business Day period” shall be deemed references to a “two (2)-Business Day period”); and

(ii)    prior to taking any action that constitutes an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (B) if requested to do so by Parent, for a period of four (4)-Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement, and (C) no earlier than the end of such four (4)-Business Day period and prior to effecting an Adverse Recommendation Change, the Company Board shall determine in good faith after consultation with its outside legal counsel and financial advisors, after considering the terms of any proposed amendment or modification to this Agreement committed to by Parent in writing during such four (4)-Business Day period, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material development in an Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but any such subsequent references herein to a “four (4)-Business Day period” shall be deemed references to a “two (2)-Business Day period”).

(f)    Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, or (ii) making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed, in and of itself, an Adverse Recommendation Change.

(g)    Except as set forth in Section 8.03(e) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)    “Acquisition Proposal” means any bona fide proposal or offer (including any proposal from or to the Company’s stockholders) from any third party acting independently of the Company other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 15% of the assets, revenue or net income of the Company and its consolidated Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 15% or more of such consolidated assets, revenue or net income of the Company and its Subsidiaries indirectly through the acquisition of equity interests of any Company Subsidiaries, or (B) more than 15% of any class of voting equity securities of the Company, (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person beneficially owning 15% or more of any class of voting equity securities of the Company, or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company (other than any such transaction among the Company and any of the Company Subsidiaries or among the Company Subsidiaries).

(ii)    “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal) occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than (1) any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by the Company, (2) the receipt, existence or terms of an actual or possible Acquisition Proposal and (3) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

(iii)    “Superior Proposal” means any written bona fide Acquisition Proposal (as defined above, except that all references to “15%” in the definition of “Acquisition Proposal” will be deemed references to “more than 50%”) that (1) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal, including the identity and nature of the person making the offer), (2) is reasonably capable of being timely financed and consummated in accordance with its terms, and (3) if consummated, would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification committed to by Parent in writing pursuant to Section 6.03(e)(i)).

SECTION 6.04    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements (in the case of any such agreements entered into in contemplation of this Agreement, disclosed to Parent prior to the date of this Agreement) between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary, except to the extent required by applicable Law.

(b)    For a period of six (6) years after the Effective Time, Parent and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary, whether occurring on or before the Effective Time. To the fullest extent permitted by Law,

Parent and the Surviving Company shall, jointly and severally, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) Parent or the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c)    Prior to the Effective Time, the Company may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six (6)-year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company does not obtain “tail” insurance prior to the Effective Time, the Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time, or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, further, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e)    Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

(f)    With respect to any indemnification obligations of Parent and the Surviving Company pursuant to this Section 6.04, Parent hereby acknowledges and agrees (i) that it and the Surviving Company shall be the indemnitors of first resort with respect to all indemnification obligations of the Parent and/or the Surviving Company pursuant to this Section 6.04 (i.e., their obligations to an applicable Indemnified Party are primary and any obligation of any other person to advance expenses or to provide indemnification and/or insurance for the same expenses or losses incurred by such Indemnified Parties are secondary), and (ii) that it irrevocably waives, relinquishes and releases any such other person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

SECTION 6.05    Employee Benefits Matters.

(a)    Parent hereby agrees that, for a period commencing on the Closing Date and ending on December 31, 2019, it shall, or it shall cause the Surviving Company and its Subsidiaries to: (i) provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, an “Employee”) with a base salary or wage rate, as applicable, and annual, quarterly or monthly, as applicable, cash incentive compensation opportunity, to the extent applicable, which are no less favorable, in the aggregate, than the base salary or wage rate, as applicable, and annual, quarterly or monthly, as applicable, cash incentive compensation opportunity, to the extent applicable, provided by the Company or the applicable Company Subsidiary to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees, in the aggregate, with employee benefits (excluding equity compensation, retention payments and benefits, and non-qualified deferred compensation) that are no less favorable in the aggregate than those employee benefits (excluding equity compensation, retention payments and benefits, and non-qualified deferred compensation) provided to such Employees, in the aggregate, immediately prior to the Effective Time. In addition, Parent hereby agrees that, for a period commencing on the Closing Date and ending on December 31, 2019, it shall, or it shall cause the Surviving Company and its Subsidiaries to adopt an equity incentive compensation plan and provide officers and key employees with eligibility for equity-based compensation on terms and conditions as determined by Parent from time to time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all Plans disclosed on Section 3.10(a) of the Company Disclosure Schedule as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary.

(b)    Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-employment medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Employee’s vacation and sick time accruals, as of the Effective Time, shall carry-over to the Parent, Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 6.05 shall be construed to require crediting of service that would result in a duplication of benefits for the same period.

(c)    With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee and any covered dependent under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Employee or any covered dependent under the Plans during the relevant plan year, up to and including the Effective Time to the extent credited under a comparable Plan.

(d)    The provisions contained in this Section 6.05 are included for the sole benefit of the parties hereto, and nothing in this Section 6.05, whether express or implied, shall create any third party beneficiary or other rights in any other person, including, without limitation, any employees, former employees, any participant in any Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates. Nothing in this Agreement shall prohibit Parent, the Surviving Company or any of its Subsidiaries from terminating the employment of any Employee. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Plan or any employee benefit plan or arrangement of Parent or any Subsidiary of Parent, shall require Parent, the Surviving Company or any of their respective Affiliates to continue any Plan or other employee benefit plan or arrangement or shall limit the right of the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement in accordance with its terms.

SECTION 6.06    Further Action.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall use their respective reasonable best efforts take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain promptly all authorizations, consents, Orders, approvals, licenses, permits, and waivers of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the Transactions, (ii) cooperate fully with the Company to obtain promptly all such authorizations, consents, Orders, approvals, licenses, permits and waivers, (iii) as promptly as reasonably practicable, provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, and (iv) obtain all necessary consents, approvals or waivers from third parties. As promptly as practicable, but in any event no later than five (5) Business Days following the date of this Agreement, each party shall, and shall cause its respective “Ultimate Parent Entity” (whether one or more, as such term is defined in the HSR Act) and its respective Subsidiaries to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Ultimate Parent Entity and its respective Subsidiaries to, make as promptly as practicable after the date of this Agreement (and in any event within five (5) Business Days) thereof its respective filings and notifications, if any, required to obtain Transaction Approvals, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to applicable Law. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b)    Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 6.06(a), Parent and Merger Sub shall, and shall cause their Ultimate Parent Entity and its respective Subsidiaries (if applicable) to, take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Parent and Merger Sub shall contest and bring or defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions prior to the Outside Date; provided, however, that such obligation to litigate in no way limits the obligation of Parent to use, and cause its Ultimate Parent Entity and its respective Subsidiaries to use, its and their best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Transactions prior to the Outside Date.

(c)    Subject to applicable Laws, the Company and Parent each shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto, and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable Antitrust Laws and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed substantive communication by such party to any Governmental Authority relating to such matters; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties to consummate, as promptly as reasonably practicable, the Transactions; provided that nothing in this sentence shall obligate or be construed to obligate the Company to make or cause to be made any payment or concession to any third party to obtain any such consent; provided, further, that the obtaining of any such consents shall not be deemed to be a condition to the obligations of Parent and Merger Sub to consummate the Transactions.

(d)    None of the Company, the Company Subsidiaries, Parent, Merger Sub, or any Subsidiary of Parent or Merger Sub shall (and Parent shall cause its Subsidiaries not to) enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that reasonably would be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

SECTION 6.07    Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

SECTION 6.08    Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any matters contemplated by Section 6.03, Section 8.01, and Section 8.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of any United States or non-United States securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing, each party hereto may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 6.08). Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication at least one (1) Business Day prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence); provided, however, that with respect to the Company’s initial communication subject to the requirements of this sentence, Parent’s review must be done promptly so that the communication may be made immediately following the public announcement relating to the Agreement. Parent, Merger Sub and their Affiliates may, without consultation with, or consent of, the Company, make non-public ordinary course disclosures and communications to existing or prospective general and limited partners, equityholders, members, managers and investors of such person, if the persons receiving such disclosures and communications are subject to customary confidentiality restrictions restricting public dissemination or use of such information; provided, that such disclosures and communications do not include any material non-public and/or proprietary information of the Company or a Company Subsidiary.

SECTION 6.09    Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10    Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

SECTION 6.11    Transaction Litigation. The Company shall notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any Transaction Litigation; provided, however, that the Company shall consult with, and shall give Parent the right to, participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Representatives to, acting on its behalf, consent to the entry of any judgment, offer to settle or settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.12    Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 6.13    Financing.

(a)    Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to obtain the proceeds of the Debt Financing and shall use best efforts to obtain the proceeds of the Equity Financing, in each case, on the terms and conditions described in the Commitment Letters (as replaced, amended, supplemented, modified, waived or superseded to the extent not prohibited by Section 6.13(b) below) on a timely basis (after giving effect to the Marketing Period) to facilitate the Closing when required by Section 1.02, including using such efforts to (i) maintain in effect the Commitment Letters until the Transactions are consummated, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not impose new or additional expand on the conditions to the funding of the proceeds from the Debt Financing at or prior to the Effective Time or reduce the aggregate amount of the proceeds from the Debt Financing below the Required Amount (taking into account cash on hand), and (iii) satisfy (or obtain waivers of) on a timely basis all conditions in the Commitment Letters and the Definitive Financing Agreements applicable to Parent or Merger Sub and their Subsidiaries to obtain the Financing and to the extent within their control. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders, and shall cause the Equity Investors, to fund at or prior to the Effective Time the Financing required to consummate the Transactions (including by seeking through litigation to enforce their rights under the Equity Commitment Letters). Parent and Merger Sub shall use their reasonable best efforts to comply with their respective obligations under the Debt Commitment Letter to the extent that a failure to do so would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the Financing when required pursuant to this Agreement in a timely and diligent manner. Parent and Merger Sub shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, the Commitment Letters if such amendment, supplement, modification, waiver or replacement would (w) be reasonably expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against any of the other parties to the Commitment Letters or the Definitive Financing Agreements, (x) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of the Financing in a manner that would be reasonably expected to (1) prevent, delay or impair the ability of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (y) reduce the amount of the Financing (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing) below an amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to fund the Required Amount or (z) in the case of the Equity Commitment Letter, otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger or adversely affect the ability of the Company to specifically enforce the provisions thereof in accordance with the terms of the Equity Commitment Letter; provided, that Parent or Merger Sub may amend the Debt Commitment Letter (1) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, (2) to modify pricing or implement or exercise any of the flex provisions contained in the Debt Commitment Letter in a manner that would not reduce the amount of the Financing below the Required Amount, and (3) to reallocate commitments or assign or reassign titles or roles to, or between or among any parties to the Debt Commitment Letter in accordance with the terms thereof as in effect on the date hereof. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 6.13(a), the terms “Debt Commitment Letter” and “Debt Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.

(b)    In the event that any portion of the Financing becomes unavailable in the manner contemplated in the Commitment Letters (including the flex provisions) (other than as a result of the termination of the Commitment Letters on the Outside Date pursuant to the terms thereof), Parent and Merger Sub will (i) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event, alternative financing which (x) shall be in an amount, when combined with Merger Sub’s and Parent’s other cash on hand or committed source of funds, equal to the Required Amount) from the same or other sources and on terms (unless otherwise agreed by Parent) and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those in the Commitment Letters (including, in the case of the Debt Financing, the “flex” provisions contained in any related fee letter) as in effect on the date hereof, with it being understood and agreed that if Parent and Merger Sub proceed with any alternative financing, Parent and Merger Sub shall be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing, and (y) shall not contain any terms that would not be permitted to be effected without the prior written consent of the Company by an amendment, modification or waiver of the Commitment Letters pursuant to Section 6.13(a), and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Equity Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter or Equity Commitment Letter, as applicable, remaining in effect at the time in question). Parent and Merger Sub shall, upon the request of the Company, keep the Company fully informed, in all reasonable detail, of the status of their efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall provide the Company with prompt written notice (i) of (A) any material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Parent or Merger Sub becomes aware, (B) the receipt of any written notice or other written communication from any Lender, Equity Investor, or other financing source with respect to (x) any actual default, termination or repudiation by any party to any Commitment Letters or the Definitive Financing Agreements of any provision thereof, or (C) any material dispute or disagreement between or among Parent and Merger Sub, on the one hand, and the Lenders, on the other hand, or among any Lenders to any of the Commitment Letters or the Definitive Financing Agreements with respect to the obligation to fund the Financing that would reasonably be expected to result in a failure to receive the proceeds of the Financing or delay, impair or prevent the Closing or a reduction in the amount of proceeds of the Debt Financing to be received at Closing and (ii) if at any time for any reason Parent or Merger Sub believes in good faith that it is reasonably likely that a party to the Commitment Letters will fail to fund the Financing or reduce the amount of the Financing and, as a result thereof, the aggregate cash amount of funding commitments thereunder (after giving effect to any corresponding increases), when combined with Parent’s and Merger Sub’s other sources of funds, would be less than the Required Amount. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.13 shall not relieve Parent or Merger Sub of their obligations to consummate the Transactions in accordance with the terms of this Agreement whether or not the Financing is available.

(c)    From the date hereof and until the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide such cooperation as is customary for financings of this type and/or as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, which such reasonable best efforts shall include: (i) upon reasonable notice, (A) participating in a reasonable number of lender meetings (or conference calls in addition to or in lieu of such meetings), presentations, due diligence sessions and sessions with rating agencies, and (B) causing customary direct contact between senior management of the Company, on the one hand, and the proposed lenders providing the Debt Financing on the other hand at mutually agreed upon times during normal business hours, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents reasonably required or requested in connection with the Debt Financing, (iii) facilitating the execution and delivery of credit agreements, pledge and security documents, guarantees and other definitive financing documents (including customary authorization letters) or requested customary certificates and documents (including a customary certificate with respect to solvency matters), including the pledging of collateral, effective no earlier than, and, except for a customary authorization letter, conditioned upon the occurrence of, the Closing, (iv) furnishing Parent and the Lenders promptly (but in any event, at least three (3) Business Days prior to the Closing) with all documentation and other information requested by the Lenders in writing at least ten (10) days prior to the Closing Date which are required by governmental bodies with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent applicable, providing beneficial ownership certifications required pursuant to 31 C.F.R. § 1010.230, and (v) furnishing Parent as promptly as reasonably practicable with the Required Information. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith.

(d)    Notwithstanding anything herein to the contrary, (i) none of the Company, its Affiliates or any persons who are directors or managers of the Company or its Affiliates shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or, except for a customary authorization letter, to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreements, with respect to the Debt Financing, (ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing, and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Closing, (B) take any actions to the extent such actions would interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws or (D) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article VII to fail to be satisfied or that would otherwise cause a breach of this Agreement. Nothing contained in this Section 6.13 or otherwise shall require the Company or its Affiliates to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 6.13 and any information utilized in connection therewith (other than written information provided by the Company), except, in each case, to the extent such losses result from gross negligence, fraud or willful misconduct of the Company, its Affiliates, or any of their respective Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions shall be subject to the satisfaction (or written waiver by the Company, Parent, and Merger Sub, if permissible by applicable Law), at or prior to the Effective Time, of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Order. No Governmental Authority of competent jurisdiction sitting in the United States shall have (i) issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions (an “Injunction”), or (ii) enacted, issued, promulgated, enforced or entered any Law that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions.

(c)    Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) all consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (if permissible by applicable Law) of the following additional conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.02(a), the first and second sentences of Section 3.02(b) and Section 3.23 shall be true and correct in all respects (except, with respect to the first and second sentences of Section 3.02(b), for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), (ii) each of the representations and warranties of the Company in Section 3.01, Section 3.02(c), Section 3.03 and Section 3.22, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (iii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality,” “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, circumstance, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(d)    Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

SECTION 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (if permissible by applicable Law) of the following additional conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.03 and Section 4.08 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (ii) each of the other representations and warranties of Parent and Merger contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

SECTION 7.04    Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by the breach or failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by its breach of or failure to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as expressly set forth below) as follows (the date of any such termination, the “Termination Date”):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if the Effective Time shall not have occurred on or before February 28, 2019 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, that in the event the Marketing Period has commenced but has not been completed as of the Outside Date, the Outside Date may be extended (or further extended) by either the Company or Parent by providing written notice thereof to the other party at least one (1) Business Day prior to the then current Outside Date until four (4) Business Days following the then scheduled expiration date of the Marketing Period; provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to satisfy any agreement or covenant in this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)    by either Parent or the Company, if any Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Injunction or Law, in each case, permanently enjoining, prohibiting or making illegal the consummation of the Merger and such Injunction or Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to satisfy any agreements and covenants under Section 6.06 has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)    by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(e)    by either Parent or the Company in the event of a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement shall have occurred that, (A) if continuing as of the Closing Date, would cause any of the conditions set forth in Article VII, as applicable, not to be satisfied, and (B) is not cured within forty-five (45) days of receipt by the breaching party of written notice from the terminating party of such breach (but no later than two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(f)    by Parent prior to the time the Company Stockholder Approval is obtained, if an Adverse Recommendation Change shall have occurred;

(g)    by the Company, prior to the time the Company Stockholder Approval is obtained, to enter into an acquisition agreement, merger agreement or similar agreement with respect to a Superior Proposal in accordance with Section 6.03 (contingent upon payment of the Company Termination Fee in accordance with Section 8.03(b)(ii)); or

(h)    by the Company if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time) (the “Condition Satisfaction”), (ii) at or following the Condition Satisfaction, the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and Debt Financing were to be funded, then the Company stands ready, willing and able to proceed with the Closing, and (iii) Parent and Merger Sub have failed to consummate the Merger within three (3) Business Days after the Company has delivered the written confirmation referenced in clause (ii) to Parent and at all times during such three (3)  Business Day period the Company stood ready, willing and able to consummate the Merger.

SECTION 8.02     Notice of Termination; Effect of Termination.

(a)    The party seeking to terminate this Agreement pursuant to Sections 8.01(b)-(h) shall provide written notice of termination to the other party in accordance with Section 9.02 specifying with reasonable particularity the reason for such valid termination, and any such termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 8.01(e)) and, in the event of a termination by the Company pursuant to Section 8.01(g), payment of the Company Termination Fee required by Section 8.03(b)(ii).

(b)    In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) Section 6.02(b), this Section 8.02, Section 8.03, Article IX and Article X shall remain in full force and effect, and (ii) subject to Section 8.03(d), nothing herein shall relieve any party from liability for any Willful and Material Breach of this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

SECTION 8.03    Fees and Expenses.

(a)    All expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, Parent shall pay all fees or make other payments to any Governmental Authority.

(b)    If this Agreement shall be terminated:

(i)    by Parent or the Company pursuant to Section 8.01(b) (subject to the provisos in such clause (b)) or Section 8.01(d), then, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (B) within twelve (12) months of the Termination Date, (x) the Company enters into a definitive agreement with respect to an Acquisition Proposal (or any other transaction meeting the parameters of an Acquisition Proposal) or, (y) if no such agreement is entered into, but the Company consummates such a transaction within such twelve (12) month period, then in each case of clause (x) or (y) the Company shall pay or cause to be paid to Parent upon consummation of such transaction (and in the case of clause (x), regardless of whether such transaction is consummated within such twelve (12) month period) the amount of $24,000,000 (the “Company Termination Fee”) in accordance with Section 8.03(c);

(ii)    by Parent pursuant to Section 8.01(f) or the Company pursuant to Section 8.01(g), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in accordance with Section 8.03(c);

(iii)    by Parent pursuant to Section 8.01(e), then if (A) the breach giving rise to such termination was a Willful and Material Breach by the Company, (B) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (C) within twelve (12) months of the Termination Date, (x) the Company enters into a definitive agreement with respect to an Acquisition Proposal (or any other transaction meeting the parameters of such Acquisition Proposal) or, (y) if no such agreement is entered into, but the Company consummates such a transaction within such twelve (12) month period, then in each case of clause (x) or (y), then in each case of clause (x) or (y) the Company shall pay or cause to be paid to Parent upon consummation of such transaction (and in the case of clause (x), regardless of whether such transaction is consummated within such twelve (12) month period) the Company Termination Fee in accordance with Section 8.03(c); or

(iv)    by the Company pursuant to Section 8.01(e) or Section 8.01(h), then Parent shall pay or cause to be paid to the Company the amount of $45,000,000 (the “Parent Termination Fee”) in accordance with Section 8.03(c).

(c)    The Company Termination Fee payable by the Company under this Section 8.03 shall be paid to Parent or its designees by the Company in immediately available funds (i) concurrently with a termination of this Agreement by the Company pursuant to Section 8.01(g) (and with such termination being contingent upon such payment), and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances.    The Parent Termination Fee payable by Parent under this Section 8.03 shall be paid to the Company or its designee by Parent in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Parent’s and Merger Sub’s rights expressly set forth in Section 9.09, each of the parties hereto expressly acknowledges and agrees that, if the Company Termination Fee is payable to Parent pursuant to Section 8.03(b)(i), Section 8.03(b)(ii) or Section 8.03(b)(iii), then the payment to Parent or its designees of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and upon such payment in accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)    Subject to the Company’s rights to specific enforcement expressly set forth in Section 9.09 and in the Equity Commitment Letter, notwithstanding any other provision to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee in accordance with and subject to the terms of Section 8.03(b)(iv) shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries and their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Financing Sources, the Equity Investors, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, Representatives or Affiliates (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of the Transactions to occur for any reason or for no reason) or any breach (whether a Willful and Material Breach, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and following termination of this Agreement, other than the right to receive the payment of the Parent Termination Fee (if owed) in accordance with and subject to the terms of Section 8.03(b)(iv) and this Section 8.03(d), none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Limited Guarantees, the Commitment Letters or the transactions contemplated hereby or thereby, and none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to recover any other damages or seek or be entitled to any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement, the Limited Guarantees, the Commitment Letters or the transactions contemplated hereby or thereby or any written or oral representation made or alleged to be made in connection herewith or therewith.

(e)    For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(3) any merger, consolidation, business combination, recapitalization share exchange, joint venture, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction substantially in the same proportion as they owned prior to the consummation of such transaction.”

(f)    The parties hereto acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the Company Termination Fee and the Parent Termination Fee specified in this Section 8.03, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, more than once.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01     Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation of successful transmission) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub:

c/o Durational Capital Management, LP

107 Grand Street, 7th Floor

New York, NY 10013

Attention: Matthew Bradshaw

                 Eric Sobotka

Email:matthew@durational.com;

esobotka@durational.com

The Resolute Fund IV, L.P.

The Jordan Company, L.P.

399 Park Avenue, 30th Floor

New York, NY 10022

Attention: Jeffrey Miller

                 Ian Arons

Email: jmiller@thejordancompany.com;

iarons@thejordancompany.com

TEI Investment Pte. Ltd.

168 Robinson Road,

#37-01 Capital Tower

Singapore 068912

Attention: The Director

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Ackneil M. Muldrow III

                  Jeffrey Kochian

Email: tmuldrow@akingump.com

jkochian@akingump.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Andrew Arons, David Feirstein

Email:     andrew.arons@kirkland.com,

david.feirstein@kirkland.com

Fax: 212-446-4900

GIC Special Investments Pte. Ltd.

280 Park Ave, 9th Floor

New York, NY 10017

Attention: Daphne Tong

Email: daphnetong@gic.com.sg

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Susan Lewis

                 Asi Kirmayer

Email: slewis@sidley.com; akirmayer@sidley.com

(b)	if to the Company:

Bojangles’, Inc.

9432 Southern Pine Blvd.

Charlotte, NC 28273

Attention: Laura Roberts, General Counsel

Email: lroberts@bojangles.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: George A. Casey

                 Scott Petepiece

                 Richard Fischetti

Email:      george.casey@shearman.com

                 spetepiece@shearman.com

                  richard.fischetti@shearman.com

SECTION 9.03    Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Annex, an Article or a Section, such reference shall be to an Exhibit, an Annex, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were (a) available for review by such person and its Representatives through the electronic data room entitled “Project Berry,” which is hosted by Intralinks in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise provided by or on behalf of the

Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument, or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course of business” refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practice. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise.

SECTION 9.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05    Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV, as applicable, and notwithstanding anything herein to the contrary, (a) no party nor its Representatives makes, and has not made, any representations or warranties, express or implied, at Law or in equity, relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.06    Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Limited Guarantees, the Equity Commitment Letters, the Voting Agreement and the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), constitutes the entire agreement among the parties hereto and thereof with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.07    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.08    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 6.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time); provided, that notwithstanding the foregoing, (a) the provisions of this Section 9.08, the last sentence of Section 9.10(b), the first sentence of Section 9.11, Section 9.12 and Section 9.15(b) shall be enforceable by each Lender and each Financing Source shall be an intended third party beneficiary of this Section and such Sections, and (b) the provisions of Section 8.03 and Section 9.15(b) shall be enforceable by each of the Parent Related Parties and each Parent Related Party shall be an intended third party beneficiary of this Section and such Sections.

SECTION 9.09    Specific Performance.

(a)    The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including as set forth in Section 6.06 and Section 6.13) the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in Law, equity or otherwise, including monetary damages, except as limited by Section 8.03) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where Parent, Merger Sub, or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party (on behalf of itself and its stockholders) shall be entitled to enforce specifically Parent’s (but subject to and solely to the extent set forth in Section 9.09(b)) or the Company’s, as the case may be, obligation to consummate such Transaction.

(b)    Notwithstanding Section 9.09(a) or any other provision of this Agreement, the parties acknowledge and agree that (x) Parent shall not be entitled to enforce specifically the obligations of the Company to consummate the Merger unless all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which were capable of being satisfied at such time), and (y) the Company shall not be entitled to enforce specifically the obligations of Parent and Merger Sub to consummate the Merger unless (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time), (ii) the Debt Financing (including any replacement debt financing pursuant to Section 6.13(b)) has been funded or will be funded at the time when the Closing is required to occur in accordance with Section 1.02 if the Equity Financing pursuant to the Equity Commitment Letters are funded substantially simultaneously therewith, and (iii) the Company has irrevocably confirmed to Parent in writing that, if the Equity Commitment and Debt Commitment (including any replacement debt financing pursuant to Section 6.13(b)) are funded, then the Company stands ready, willing and able to proceed with the Closing. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.09, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c)    Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be entitled to or awarded a grant of specific performance which results in the consummation of the Merger, on the one hand, and be entitled to or receive the Parent Termination Fee, on the other hand.

SECTION 9.10    Governing Law.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b)    The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Company Disclosure Schedule, the Limited Guarantees, the Equity Commitment Letters, the Voting Agreement and the Confidentiality Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02, and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. Notwithstanding the foregoing, each party hereto, including on behalf of their respective Affiliates, (a) agrees that it will not bring, or support the bringing of, any claim, whether at Law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.02 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.11    Waiver of Jury Trial. EACH PARTY HERETO, INCLUDING ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING IN ANY ACTION, PROCEEDING, SUIT OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or equivalent governing body) at any time prior to the Effective

Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law, unless such approval is obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.12, Section 9.08, the last sentence of Section 9.10(b), and the first sentence of Section 9.11 and Section 9.15(b) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that impacts or is otherwise adverse in any respect to any Financing Source without the prior written consent of the applicable Financing Sources.

SECTION 9.13    Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the Company or any condition to Parent and Merger Sub’s obligations contained herein. At any time prior to the Effective Time, the Company may (x) extend the time for the performance of any obligation or other act of Parent or Merger Sub hereto, (y) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered pursuant hereto, and (z) waive compliance with any agreement of Parent or Merger Sub or any condition to the Company’s obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.14    Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent from the text thereof. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Company Material Adverse Effect, and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.15     Non-Recourse.

(a)    Without limiting any of the express terms or conditions of this Agreement, each party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or the Transactions, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement, and

(iv) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement and in accordance with, and subject to the terms and conditions of, this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder), in the case of each of clauses (i) – (iv) other than (A) the Company’s right to specifically enforce the Equity Commitment Letters in accordance with, and subject to, the terms and conditions of this Agreement and the Equity Commitment Letters and (B) any claims that the Company may assert in accordance with the Limited Guarantee.

(b)    Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates) hereby agrees not to bring or support any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

SECTION 9.16    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE X

DEFINITIONS

SECTION 10.01    Definitions.

(a)    For the purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. No Franchisee shall be deemed to be an Affiliate of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, New York or Charlotte, North Carolina.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property owned by the Company or a Company Subsidiary that is material to the business of the Company and the Company Subsidiaries as currently conducted.

“Company Material Adverse Effect” means any event, circumstance, change or effect that (a) has had, or reasonably would be expected to have, a material adverse effect on the ability of the Company to consummate the Transactions or (b) has had, or reasonably would be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no event, circumstance, change or effect resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) a change in general, political, social, regulatory, business, economic, financial, credit or capital market conditions, including interest or exchange rates, (ii) a change in the industries, or in the business conditions in the geographic regions, in which the Company and the Company Subsidiaries operate, (iii) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in Laws (or any interpretations thereof), (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, (v) any ordinary course seasonal fluctuations in the business of the Company, the Company Subsidiaries, or the Franchisees that are of a magnitude consistent with past such seasonal fluctuations, (vi) any outbreak, escalation or acts of terrorism or sabotage, armed hostility or war (whether or not declared) or any weather-related event, fire or natural disaster or other national or international calamity or worsening of any of the occurrences or conditions referred to in this clause (vi), (vii) changes in the market price or trading volume of the Shares in and of itself (provided, that, except as otherwise provided in this definition, the underlying causes of such changes referred to in this clause (vii) may be considered in determining whether there is a Company Material Adverse Effect), (viii) the announcement of the execution of this Agreement or the pendency of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers, Franchisees or any other person, (ix) the identity of Parent or any of its Affiliates as the acquiror of the Company or any facts or circumstances concerning Parent or any of its Affiliates that are unrelated to the Company and its Subsidiaries, (x) the taking of any action required by this Agreement or specifically requested to be taken by Parent in writing (to the extent such action is taken in accordance with such request), (xi) any failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xi) may be considered in determining whether there is a Company Material Adverse Effect), (xii) any change in prices, availability or quality of raw materials used in the businesses of the Company, the Company Subsidiaries or the Franchisees, or (xiii) any Actions, challenges or investigations relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company); provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (vi) and (xii) shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Stock Plan” means the Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan.

“Compliant” means, with respect to any Required Information, that (i) such Required Information does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the Required Information not misleading, (ii) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in the Required Information, and (iii) the Company or its auditors have not indicated its intent or need to undertake a restatement of any financial statements included in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iii) one (1) Business Day after the date such restatement is completed or the Company has informed Parent that it has concluded in good faith and in its reasonable business judgement (including the basis for such conclusion) that no such restatement is required in accordance with GAAP).

“Contract” means any binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character with respect to which there are continuing rights, liabilities or obligations (other than immaterial liabilities or obligations of the type that customarily survive termination of a Contract) (including all amendments, modifications or supplements thereto).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise. No Franchisee shall be deemed to be controlled by the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(b).

“Financing Sources” means the Lenders that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing), including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Franchise Agreements” means any Contract, including any license, single-store commitment or area or multi-unit development agreement, whether domestic or international, pursuant to which the Company or any Company Subsidiary has granted to any Franchisee a right or option to develop or operate a Bojangles’ restaurant, or any other Contract related to such right or option.

“Intellectual Property” means all of the following worldwide: (i) trademarks, service marks, trade names, trade dress, domain names, social media handles, and other similar indications of origin, and all goodwill associated with the foregoing, and registrations and applications for registration thereof, (ii) copyrights, whether or not registered, and registrations and applications for registration thereof, including rights in proprietary website content (iii) patents, patent applications (including provisional patent applications) and statutory invention registrations, together will all reissues, revisions, divisionals, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, all foreign equivalents thereof, all rights in inventions (whether patentable or patentable and whether or not reduced to practice), (iv) rights in computer software programs and software systems including databases, proprietary codes, and all know-how related thereto, including firmware and other software embedded in hardware devices, and (v) rights in trade secrets, know-how, confidential business information, recipes, systems, proprietary products, customer data, franchisee files, technology, databases, processes, designs, drawings and documentation and other proprietary and/or confidential business information.

“Key Stockholder” means Advent International Corporation, together with certain of its Affiliates.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified on Section 10.01(a) on the Company Disclosure Schedule, in each case, following due inquiry of their respective direct reports.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first offer or refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing immediately after the date that Parent shall have received the Required Information, but no earlier than December 3, 2018, and throughout which the Required Information is Compliant (provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with specificity why Parent believes the Marketing Period has not commenced); provided that (i) in no event shall the Marketing Period include November 22, 2018 and November 23, 2018 (it being understood that such exclusion(s) shall not “restart” the Marketing Period) and (ii) if the Marketing Period has not been completed by December 21, 2018, such Marketing Period shall not be deemed to have commenced until January 3, 2019, notwithstanding that a period of 15 consecutive Business Days shall have passed throughout which Parent has had what would otherwise have constituted Required Information (were the Closing to have occurred prior to such required delivery of financial information for such subsequent period) and such information having been Compliant throughout such period; provided, further, that, for the avoidance of doubt, the required delivery of any information in accordance with paragraph 7 of Exhibit C to the Debt Commitment Letter for any fiscal period shall not result in the “restart” of the Marketing Period. Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained.

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Permitted Lien” means (i) Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings in accordance with applicable Laws and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business (and not as a result of a default under the applicable Contract) and securing amounts that are not yet due and payable, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property or Leased Real Property(but excluding violations thereof) which do not materially adversely affect (individually or in the aggregate) the current use, occupancy, ownership, or maintenance of, or access to, the property encumbered or affected thereby, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (v) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record (but excluding any violation thereof) which do not materially adversely affect (individually or in the aggregate) the current use, occupancy, ownership, or maintenance of, or access to, the property encumbered or affected thereby, (vi) restrictions on the transfer of securities arising under federal and state securities Laws, (vii) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, in each case securing rental amounts that are not yet due and payable, (viii) such other restrictions as do not materially adversely affect the present use, occupancy, ownership, or maintenance of, or access to, such assets or properties and (ix) licenses of any Intellectual Property owned by the Company or Company Subsidiary, in each case, provided or granted on a non-exclusive basis in the ordinary course of business.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any individually identifiable information (or information that, in combination with other information, could allow the identification of an individual) that is in the possession or control of the Company or any Company Subsidiary, including employee data, in each case, which is protected under any privacy, data security, or data breach notification Laws, or which the Company or any Company Subsidiary is required to safeguard under its privacy policies or pursuant to any contract with the applicable individual.

“Principal Supplier” means any of the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2017.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, collectively, as to each party to this Agreement, their respective officers, directors, employees, accountants, consultants, legal counsel, investment banker, financial advisor, agents and other representatives.

“Required Information” means (i) the financial information of the Company and the Company Subsidiaries that is customarily required in connection with the executing of financings of a type similar to the Debt Financing as Parent shall reasonably request from the Company to the extent necessary to allow Parent to prepare pro forma financial statements that are necessary to satisfy the condition set forth in paragraph 6 of Exhibit C to the Debt Commitment Letter (as in effect on the date of this Agreement), and (ii) the financial statements of the Company required to be delivered in order to satisfy the condition set forth in paragraph 7 of Exhibit C to the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that notwithstanding anything to the contrary in clauses (i) and (ii), nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements (it being understood that the Company shall provide customary inputs for such pro forma financial statements); provided, further, that the filing by the Company of the required financial statements specified in clause (ii) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement.

“Sensitive Data” means all Personally Identifiable Information, Material Trade Secrets, proprietary or confidential business information, and any other information protected by Applicable Law or Contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Company or any Company Subsidiaries, including any information that is governed, regulated or protected by any applicable Law or Contract.

“Subsidiary” or “Subsidiaries” of any person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other subsidiaries of such person, (ii) a partnership of which such person, or one or more other subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof. No Franchisee shall be considered a Subsidiary of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party (including acts undertaken by its Representatives) or failure by the breaching party to take an act (including its Representatives’ failure to take an act) it is required to take under this Agreement with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) that the taking of such act (or failure to take such act) would, or would reasonably be expected to, to constitute a breach of this Agreement.

(b)    The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
“Acceptable Confidentiality Agreement”	§ 6.03(b)
“Acquisition Proposal”	§ 6.03(g)(i)
“Action”	§ 3.09
“Adverse Recommendation Change”	§ 6.03(d)
“Agreement”	Preamble
“Book-Entry Shares”	§ 2.02(b)
“Certificate”	§ 2.02(b)
“Certificate of Merger”	§ 1.03
“Closing”	§ 1.02
“Closing Date”	§ 1.02
“Commitment Letters”	§ 4.09(a)
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	§ 3.18(a)
“Company Bylaws”	§ 1.05
“Company Charter”	§ 1.05
“Company Common Stock”	Recitals
“Company Disclosure Schedule”	Article III
“Company Permits”	§ 3.06
“Company Preferred Stock”	§ 3.02(a)
“Company Related Parties”	§ 8.03(d)
“Company Stockholder Approval”	§ 3.18(b)
“Company Stock Option”	§ 2.04(a)
“Company Subsidiary”	§ 3.01(b)
“Company Systems”	§ 3.17(d)
“Company Termination Fee”	§ 8.03(b)(i)
“Condition Satisfaction”	§ 8.01(h)
“Confidentiality Agreement”	§ 6.02(b)
“Debt Commitment Letter”	§ 4.09(a)
“Debt Financing”	§ 4.09(a)
“Definitive Financing Agreements”	§ 6.13(a)
“DGCL”	Recitals
“Dissenting Shares”	§ 2.06(a)
“Durational”	§ 4.09(a)
“Effective Time”	§ 1.03
“Employee”	§ 6.05(a)
“Environmental Laws”	§ 3.16(a)
“Equity Commitment Letters”	§ 4.09(a)
“Equity Financing”	§ 4.09(a)
“Equity Investors”	§ 4.09(a)
“ERISA”	§ 3.10(a)
“Exchange Act”	§ 3.04(b)
“Expenses”	§ 8.03(a)
“FDD”	§ 3.20(j)
“Fee Letter”	§ 4.09(a)
“Financing”	§ 4.09(a)
“Franchise”	§ 3.20(j)
“Franchise Laws”	§ 3.05
“Franchisee”	§ 3.20(g)

Defined Term	Location of Definition
“FTC Rule”	§ 3.20(j)
“GAAP”	§ 3.07(b)
“Governmental Authority”	§ 3.04(b)
“Hazardous Materials”	§ 3.16(a)
“HSR Act”	§ 3.04(b)
“Indebtedness”	§ 5.01(g)
“Indemnified Parties”	§ 6.04(a)
“Injunction”	§ 7.01(b)
“Intervening Event”	§ 6.03(g)(ii)
“IRS”	§ 3.10(b)
“Law”	§ 3.04(a)
“Leased Real Property”	§ 3.12(b)
“Lenders”	§ 4.09(a)
“Limited Guarantees”	§ 4.11
“Material Trade Secrets”	§ 3.17(c)
“Merger”	Recitals
“Merger Consideration”	§ 2.01(a)
“Merger Sub”	Preamble
“Multiemployer Plan”	§ 3.10(a)
“Other Company Securities”	§ 3.02(b)
“Outside Date”	§ 8.01(b)
“Owned Real Property”	§ 3.12(a)
“Parent”	Preamble
“Parent Related Parties”	§ 8.03(d)
“Parent Termination Fee”	§ 8.03(b)(iv)
“Paying Agent”	§ 2.02(a)
“Payment Fund”	§ 2.02(a)
“Plan”	§ 3.10(a)
“Pre-Closing Period”	§ 5.01
“Proxy Statement”	§ 3.04(b)
“Purchaser Welfare Benefit Plans”	§ 6.05(c)
“Real Property Leases”	§ 3.12(b)
“Reference Date”	§ 3.02(b)
“Relationship Laws”	§ 3.05
“Representatives”	§ 6.02(a)
“Required Amount”	§ 4.09(c)
“Resolute”	§ 4.09(a)
“Restricted Stock Unit”	§ 2.04(a)
“SEC”	§ 3.04(b)
“SEC Documents”	Article III
“SEC Reports”	§ 3.07(a)
“Selected Contracts”	§ 3.14(a)
“Shares”	§ 2.01(a)
“Solvent”	§ 4.10
“Specified Franchise Agreements”	§ 3.20(a)
“Specified Franchisee”	§ 3.20(a)
“Sponsors”	§ 4.09(a)
“Superior Proposal”	§ 6.03(g)(iii)
“Surviving Company”	§ 1.04
“Tax” or “Taxes”	§ 3.13(j)(i)
“Tax Returns”	§ 3.13(j)(ii)

Defined Term	Location of Definition
“TEI”	§ 4.09(a)
“Terminable Breach”	§ 8.01(e)
“Termination Date”	§ 8.01
“Transaction Approvals”	§ 3.04(b)
“Transaction Litigation”	§ 6.11
“Transactions”	Recitals
“Voting Agreement”	Recitals
“Voting Debt”	§ 3.02(b)

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALKER PARENT, INC.

By:	/s/ Eric Sobotka
Name: Eric Sobotka
Title: President

WALKER MERGER SUB, INC.

By:	/s/ Eric Sobotka
Name: Eric Sobotka
Title: President

[Signature Page to Agreement and Plan of Merger]

BOJANGLES’, INC.

By:	/s/ James R. Kibler

Name:	James R. Kibler
Title:	Interim President and Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of November 5, 2018 (this “Agreement”), is made by and between Advent-Bojangles’ Acquisition Limited Partnership, a Delaware limited partnership (the “Stockholder”) and Walker Parent, Inc., a Delaware corporation (“Parent”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below), each as in effect on the date hereof.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Walker Merger Sub, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub”) and Bojangles’, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”) and pursuant to which all issued and outstanding shares of common stock of the Company will be converted into the right to receive the consideration as set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (as used throughout this Agreement, within the meaning of Rule 13d-3 under the Exchange Act) and is entitled to dispose of and vote such number of shares of the Company Common Stock as set forth on the signature page hereof (collectively, the “Owned Shares”); the Owned Shares and any additional shares of Company Common Stock (or any Company Preferred Stock or Other Company Securities convertible into or exercisable or exchangeable for Company Common Stock) in which the Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or exchange of any such securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Agreement to Vote.

(a)    Prior to the Expiration Date (as defined herein), the Stockholder, solely in its capacity as a stockholder of the Company, agrees that, from and after the date hereof, in connection with any annual or special meeting of the Company called with respect to the matters set forth in clauses (i) through (iv) of this Section 1(a) (including any adjournment or postponement thereof) relating to any proposed action by the stockholders of the Company with respect to such matters, the Stockholder shall, and shall cause any other holder of record of any of the Covered Shares to, no later than four (4) Business Days prior to the Company Stockholders’ Meeting (the “Appointment Date”), cause the Covered Shares owned as of the record date for such meeting to be counted as present thereat for the purpose of establishing a quorum at the Company Stockholders’ Meeting and to vote, or cause to be voted at such meeting, in each case, pursuant to the instructions contained in the Company’s proxy statement for such meeting (the “Stockholder Vote”), all of the Covered Shares owned as of the record date for such meeting: (i) in favor of the adoption and approval of the Merger Agreement and in favor of the Merger and the other Transactions, (ii) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt and approve the Merger Agreement and such adjournment or postponement is undertaken in compliance with the Merger Agreement, (iii) if any such proposal is presented, against approval of any proposal made in opposition to or in competition with the Merger Agreement, the Merger or any of the other Transactions, including any Acquisition Proposal and any acquisition agreement, merger agreement or similar agreement with respect to any Acquisition Proposal, or (iv) if any such proposal is presented, against any of the following actions, proposals or agreements (other than those actions that relate to the Merger and any of the other Transactions) to the extent that such actions are intended to or would reasonably be expected to impede, interfere with, delay or postpone the Merger or any of the other Transactions: (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure, certificate of incorporation or bylaws of the Company or any of its Subsidiaries, except if approved in writing by the Company and consented to by Parent, to the extent required by the terms and conditions of the Merger Agreement or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger. From the Appointment Date until the Expiration Date, the Stockholder will not revoke, cancel or otherwise terminate the Stockholder Vote; provided, however, that in the event the Company Stockholders’ Meeting is postponed or adjourned one or more times from the original meeting date in compliance with the terms of the Merger Agreement, the definition of “Appointment Date” in this Section 1(a) in all cases shall be the date that is four (4) Business Days from the date that a vote is actually taken at such postponed or adjourned Company Stockholders’ Meeting.

(b)    Notwithstanding anything in this Section 1 to the contrary, (i) Stockholder shall not be required to vote (or cause to be voted) any of its Covered Shares to amend the Merger Agreement (including any schedule or Exhibit thereto), or take any action that would reasonably be expected to result in the amendment or modification, or a waiver of a provision therein in a manner that (A) (1) delays or imposes any additional restrictions or conditions on the payment of the Merger Consideration to stockholders of the Company, or (2) imposes any additional conditions on the consummation of the Merger; (B) alters or changes the amount or kind of consideration to be paid to the Company’s stockholders in connection with the Merger, (C) adversely affects the tax consequences of the Merger to the Stockholder, (D) impedes or delays the consummation of the Merger or (E) from and after the adoption of the Merger Agreement by the stockholders of the Company, requires further approval of Stockholder by law (together, an “Adverse Amendment”) and (ii) Stockholder shall remain free to vote (or execute proxies with respect to) the Covered Shares with respect to any matter not covered by clauses (i) through (iv) of Section 1(a) in any manner Stockholder deems appropriate.

(c)    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Covered Shares shall remain vested in and belong to the Stockholder. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to the Covered Shares having a record date prior to the Expiration Date.

2.    Agreement Not to Exercise Appraisal Rights. To the extent permitted by applicable Law, the Stockholder shall not exercise, and subject to the second sentence of this Section 2, hereby waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Covered Shares that may arise in connection with the Merger. Notwithstanding the foregoing, (a) nothing in this Section 2 shall constitute, or be deemed to constitute, a waiver or release by the Stockholder of any claim or cause of action against Parent to the extent arising out of a breach of this Agreement by Parent, and (b) the waiver contained in this Section 2 shall be of no force or effect in the event the Merger Agreement is amended or modified without the written consent of the Stockholder or this Agreement is terminated.

3.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or a designee of the Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his or her fiduciary duties), including by voting, in his or her capacity as a director or officer of the Company, in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company), including with respect to Section 6.03 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company, including with respect to Section 6.03 of the Merger Agreement. The representations, warranties, covenants and agreements made herein by Stockholder are made solely with respect to Stockholder and the Covered Shares. This Agreement shall not limit, affect or prohibit, or be construed to limit, affect or prohibit, any actions taken, or required or permitted to be taken, by any Affiliate or Representative of Stockholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of its Subsidiaries, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by any of the foregoing persons in such capacity as a director or officer of the Company or any of its Subsidiaries shall not be deemed to constitute a breach of this Agreement.

4.    No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, and will not permit any controlled Affiliate to, at any time prior to the Expiration Date, (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5.    Termination. This Agreement shall terminate immediately upon the earliest of (a) the Effective Time, (b) the date of any Adverse Amendment, (c) the termination of the Merger Agreement in accordance with Section 8.01 of the Merger Agreement, (d) the occurrence of an Adverse Recommendation Change with respect to an Intervening Event, or (e) the mutual agreement of Parent and Stockholder to terminate this Agreement (any such date under clauses (a) through (e) being referred to herein as the “Expiration Date”). The foregoing notwithstanding, the provisions set forth in Section 8 and in Sections 11 to 23 shall survive the termination of this Agreement, and no termination of this Agreement shall relieve any party hereto from any liability for actual fraud or any deliberate act or a deliberate failure to act, taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of, or in connection with, this Agreement prior to such termination.

6.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as to itself as follows:

(a)    The Stockholder is the sole record and a beneficial owner of, and has valid title to, the Covered Shares, free and clear of Encumbrances (as defined below) other than Permitted Encumbrances (as defined below). Other than the Covered Shares, neither the Stockholder nor any of its Affiliates own beneficially or of record any shares of Company Common Stock, Company Preferred Stock, or any Other Company Securities.

(b)    The Stockholder (i) except as provided in this Agreement, has, and will have at the time of the Company Stockholders’ Meeting, sole voting power, sole power of Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to the Covered Shares, with no limitations, qualifications or restrictions on such rights, other than pursuant to applicable federal securities laws and the terms of this Agreement, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares (other than this Agreement), (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)    The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, (ii) the Stockholder has all requisite partnership power and authority necessary to enter into, execute, deliver and perform its obligations pursuant to this Agreement, (iii) the Stockholder’s execution, delivery and performance of this Agreement has been duly authorized and (iv) no other proceedings on the part of the Stockholder (or its governing body, general partner, board of directors, partners or other equityholders, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)    The execution, delivery and performance of this Agreement by the Stockholder do not, and the Stockholder’s performance of its obligations hereunder will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or under any applicable Law to which the Stockholder is subject, except for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e)    As of the date hereof, there is no Action pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Subsidiaries or Affiliates, or any Order to which the Stockholder or any of its Subsidiaries or Affiliates is subject that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f)    The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

7.    Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a)    No Solicitation. The Stockholder hereby agrees that it shall not (and it shall cause its Representatives acting on its behalf not to) (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the submission of any Acquisition Proposal, or (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal except to notify such person of the existence of this Section 7(a); provided that neither the Stockholder, nor any of its Representatives shall be prohibited from participating in any discussions or negotiations, and each of them shall be entitled to discuss and negotiate, with any person with respect to any Acquisition Proposal to the extent that the Company is then permitted to participate in such discussions or negotiations with such person under the Merger Agreement. Furthermore, this Agreement shall not restrict the ability of Stockholder to review any Acquisition Proposal received by the Company and shared with Stockholder and, solely to the extent the Company Board has made the determinations set forth in Section 6.03(b) of the Merger Agreement, to discuss and confirm to the Company the willingness of Stockholder to support and sign a voting and support agreement with respect to such Acquisition Proposal in the event this Agreement is terminated.

(b)    Transfer of Covered Shares.

(i)    The Stockholder hereby agrees, commencing on the date hereof and ending on the Expiration Date, not to, directly or indirectly, (A) except as otherwise provided in this Agreement with respect to the Transactions and the Merger Agreement, sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option, put, call or other arrangement or understanding with respect to the Transfer of, any of the Covered Shares or any interest therein (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise), or (B) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, that nothing herein shall prohibit a Transfer of Covered Shares to an Affiliate of the Stockholder (a “Permitted Transfer”); provided further, that, any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Parent and the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 7(b) with respect to the Covered Shares shall be null and void.

(ii)    During the term of this Agreement, other than in connection with a Permitted Transfer, the Stockholder shall not, and shall cause its controlled Affiliates not to, deposit or permit the deposit of any of the Covered Shares into a voting trust or enter into a voting agreement, understanding or arrangement or create or permit to exist any lien, adverse claim, charge, security, interest, pledge, option, proxy or any other encumbrance or restriction whatsoever on title, transfer or exercise of any rights of an equityholder with respect to any of the Covered Shares (collectively, “Encumbrances”) except for any such Encumbrances that are created by this Agreement, that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).

(c)    Stop Transfer Orders. In furtherance of this Agreement, the Stockholder hereby agrees that the Company may, with respect to any of the Covered Shares or other capital stock or any securities convertible into or exercisable or exchangeable for Covered Shares or other capital stock of the Company owned or held (of record or beneficially) by the Stockholder, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the term of this Agreement. In the event that the Stockholder intends to undertake a Permitted Transfer during term of this Agreement of any of the Covered Shares, the Stockholder shall provide prior notice thereof to the Company and Parent and shall authorize the Company to, or authorize the Company to instruct its transfer agent to, (i) lift any stop transfer order in respect of the Covered Shares to be so Transferred in order to effect such Permitted Transfer only upon receipt of certification by Parent and the Company that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to Section 7(b) hereof is satisfactory to Parent and the Company and (ii) re-enter any stop transfer order in respect of the Covered Shares to be so Transferred upon completion of the Permitted Transfer.

(d)    Acquisition of Shares. In the event that the Stockholder acquires Company Common Stock (or any Company Preferred Stock or Other Company Securities convertible into or exercisable or exchangeable for Company Common Stock) (or any right or interest therein) after the execution of this Agreement, the Stockholder shall use commercially reasonable efforts to promptly deliver to Parent a written notice indicating the number of such Company Common Stock (or any Company Preferred Stock or Other Company Securities convertible into or exercisable or exchangeable for Company Common Stock) (or right or interest therein) acquired or received. Upon receipt of such notice, the Stockholder hereby acknowledges that the terms “Owned

Shares” and “Covered Shares” shall be deemed to refer to and include such Company Common Stock (or any Company Preferred Stock or Other Company Securities convertible into or exercisable or exchangeable for Company Common Stock) acquired after the date of this Agreement and such Company Common Stock (or any Company Preferred Stock or Other Company Securities convertible into or exercisable or exchangeable for Company Common Stock) shall become subject to the terms hereof.

8.    Further Assurances. The Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby; provided, that this Section 8 shall not be deemed a waiver of any rights of the Stockholder or its Affiliates for any breach of this Agreement or the Merger Agreement by Parent, the Company or any of their respective Affiliates.

9.    Disclosure. The Stockholder shall permit Parent and the Company to publish and disclose the Stockholder’s identity and ownership of Covered Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement in documents and schedules filed under the Exchange Act with the SEC after providing the Stockholder with a reasonable opportunity to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) such publication or disclosure prior to any such publication or disclosure. Parent will not make any other disclosures regarding Stockholder in any press release or otherwise without the prior written consent of Stockholder (such approval not to be unreasonably withheld, conditioned or delayed).

10.    Changes in Common Stock. In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.    Amendment and Modification. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

12.    Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 13):

(a) if to the Stockholder, at the coordinates set forth on the signature page hereto,

with a copy (which shall not constitute notice) to:

James R. Griffin

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Email: james.griffin@weil.com

(b)	if to Parent, to it at:

c/o Durational Capital Management, LP

107 Grand Street, 7th Floor

New York, NY 10013

Attention: Matthew Bradshaw

                 Eric Sobotka

Email: matthew@durational.com

            esobotka@durational.com

The Resolute Fund IV, L.P.

The Jordan Company, L.P.

399 Park Avenue, 30th Floor

New York, NY 10022

Attention: Jeffrey Miller

                 Ian Arons

Email: jmiller@thejordancompany.com

           iarons@thejordancompany.com

and

TEI Investment Pte. Ltd.

168 Robinson Road,

#37-01 Capital Tower

Singapore 068912

Attention: The Director

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Ackneil M. Muldrow III

                 Jeffrey Kochian

Email: tmuldrow@akingump.com

            jkochian@akingump.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Andrew Arons

                 David Feirstein

Email:       andrew.arons@kirkland.com

                  david.feirstein@kirkland.com

Fax: 212-446-4900

GIC Special Investments Pte. Ltd.

280 Park Ave, 9th Floor

New York, NY 10017

Attention: Daphne Tong

Email: daphnetong@gic.com.sg

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

Email: akirmayer@sidley.com

14.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and neither Parent nor the Company shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

15.    Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

16.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.    Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b)    The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 13; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above named courts.

(c)    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (other than, in the case of Stockholder, a Permitted Transfer) in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

19.    Enforcement. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise. Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to seek an injunction, injunctions or other decree of specific performance to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote the Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware, without the necessity of proving damages or proving the inadequacy of money damages as a remedy. Each party hereto agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy or not otherwise available to such party for any reason at law or in equity. Each party hereby waives (x) any requirement for the securing or posting of any bond or other security as a prerequisite to obtaining such remedy and (y) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In no event shall the exercise of a party’s right to seek specific performance pursuant to this Section 19 reduce, restrict or otherwise limit such party’s right to pursue all applicable remedies at law, including seeking money damages.

20.    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

22.    Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

23.    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non- Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

ADVENT-BOJANGLES’ ACQUISITION LIMITED PARTNERSHIP

By: ADVENT-BOJANGLES’ GP LLC, its General Partner

By:	/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	President
Number of Owned Shares: 18,839,342

Address:	c/o Advent International Corporation
Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199

Attention: Michael Ristaino

Email: mristaino@adventinternational.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

WALKER PARENT, INC.

By:	/s/ Eric Sobotka
Name: Eric Sobotka
Title: President

[Signature Page to Voting Agreement]

ANNEX C

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

November 5, 2018

The Board of Directors

Bojangles’, Inc.

9432 Southern Pine Blvd

Charlotte, NC 28273

Members of the Board of Directors:

We understand that Bojangles’, Inc. (“Bojangles’”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among Bojangles’, Walker Parent, Inc. (“Walker”) and Walker Merger Sub, Inc., a wholly owned subsidiary of Walker (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Bojangles’ (the “Merger”), and each outstanding share of the common stock, par value $0.01 per share, of Bojangles’ (“Bojangles’ Common Stock”) immediately prior to the effective time of the Merger will be converted into the right to receive $16.10 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Bojangles’ Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

1.	reviewed certain publicly available business and financial information relating to Bojangles’;

2.

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Bojangles’ furnished to or discussed with us by the management of Bojangles’, including certain financial forecasts relating to Bojangles’ prepared by the management of Bojangles’ (such forecasts, “Bojangles’ Forecasts”);

3.	discussed the past and current business, operations, financial condition and prospects of Bojangles’ with members of senior management of Bojangles’;

4.	reviewed the trading history for Bojangles’ Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

5.	compared certain financial and stock market information of Bojangles’ with similar information of other companies we deemed relevant;

6.	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

7.

considered the fact that Bojangles’ explored strategic alternatives and the results of our efforts on behalf of Bojangles’ to solicit, at the direction of Bojangles’, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Bojangles’;

8.	reviewed a draft, dated November 5, 2018, of the Agreement (the “Draft Agreement”); and

9.	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Bojangles’ that it is

The Board of Directors

Bojangles’, Inc.

not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Bojangles’ Forecasts, we have been advised by Bojangles’, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Bojangles’ as to the future financial performance of Bojangles’. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bojangles’, nor have we made any physical inspection of the properties or assets of Bojangles’. We have not evaluated the solvency or fair value of Bojangles’ or Walker under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Bojangles’, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Bojangles’ or the contemplated benefits of the Merger. We also have assumed, at the direction of Bojangles’, that the final executed Transaction Agreements will not differ in any material respect from the Draft Transaction Agreements reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Bojangles’ Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Bojangles’ or in which Bojangles’ might engage or as to the underlying business decision of Bojangles’ to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to the Board of Directors of Bojangles’ in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and principal significant portion of which is contingent upon consummation of the Merger. In addition, Bojangles’ has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Bojangles’, Walker and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bojangles’ and have received or in the

The Board of Directors

Bojangles’, Inc.

future may receive compensation for the rendering of these services, including (i) having acted or acting as a sole lead arranger and sole book runner on, and as a lender under, certain term loans and facilities for Bojangles’, (ii) having acted as a joint book runner on a follow-on equity offering for Bojangles’ and (iii) having provided or providing certain treasury and trade management services and products to Bojangles’.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Advent International Inc. (“Advent”) and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Advent and/or and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner for, and/or as a lender to, Advent and/or certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions and for various term loans, letters of credit and credit facilities, (iii) having provided or providing certain commodity, derivatives and foreign exchange trading services to Advent and/or certain of its affiliates and portfolio companies, and (iv) having provided or providing certain treasury and trade management services and products to Advent and/or certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Bojangles’ (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors of Bojangles’.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Bojangles’ or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Bojangles’ Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith

Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

ANNEX D

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

November 5, 2018

Bojangles’, Inc.

9432 Southern Pine Boulevard

Charlotte, North Carolina

Attn: Board of Directors

Dear Board of Directors:

We understand that Bojangles’, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Walker Parent, Inc. (“Parent”), Walker Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, the Company will merge with Merger Sub (the “Transaction”), each issued and outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive $16.10 in cash (the “Consideration”) and the Company will become a wholly owned subsidiary of Parent.

The Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed an execution copy, dated November 5, 2018, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including interim unaudited financial statements prepared by the management of the Company for the three month period ending September 30, 2018 and financial projections prepared by the management of the Company relating to the Company for the six months ending December 31, 2018 and the five fiscal years ending December 31, 2023 (the “Projections”);

4.

spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.

reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by

The Board of Directors of Bojangles’, Inc.

November 5, 2018

us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections are the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At your direction we have used and relied upon the Projections for purposes of our analyses and this Opinion. We note that management of the Company has advised us that the Projections were prepared in connection with a possible sale of the Company for distribution to potential buyers and were predicated on a number of significant assumptions regarding the Company’s future business, operations, financial condition and results of operations including, among other things, the Company’s ability to hire a new chief executive officer capable of executing the Company’s business plan, the Company’s ability to implement certain profitability-enhancing initiatives, the Company’s ability to refranchise certain stores and the Company’s ability to increase same store sales, the achievement of which are all subject to significant uncertainty, and that there can be no assurance that the Projections will be achieved in the amounts and at the times indicated therein. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company or the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the execution copy of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in

The Board of Directors of Bojangles’, Inc.

November 5, 2018

effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which shares of Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

You have advised us that Advent International Corporation (“Advent”) and certain of its affiliates beneficially own a majority of the outstanding shares of Company Common Stock and that Parent is an affiliate of one or more investment funds affiliated or portfolio companies associated with Durational Capital Partners, LLC (“Durational”) and one or more investment funds affiliated or portfolio companies associated with The Jordan Company, LP (“Jordan”). Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Advent or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Advent (collectively, with Advent, the “Advent Group”) and have in the past provided investment banking, financial advisory and/or other financial or consulting services to Jordan, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Jordan (collectively, with Jordan, the “Jordan Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided and currently providing various valuation advisory and/or opinion services to members of the Advent Group, and (ii) having acted as financial advisor to Vantage Specialty Chemicals, Inc., then a member of the Jordan Group, in connection with its sale to an affiliate of H.I.G. Capital, which closed in October 2017. Houlihan Lokey and certain of its affiliates may in the future provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, members of the Advent Group, Durational or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Durational (collectively, with Durational, the “Durational Group”), the Jordan Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Advent, Durational, Jordan, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the Advent Group, the Durational Group or the Jordan Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, or members of the Advent Group, the Durational Group or the Jordan Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

The Board of Directors of Bojangles’, Inc.

November 5, 2018

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the successful completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the voting agreement to be entered into by Parent and a certain holder of Company Common Stock. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. This Opinion does not address the individual or collective rights, powers or preferences of any specific holder or group of holders of Company Common Stock with respect to the voting, acquisition or disposition of shares of Company Common Stock or any other rights, aspects or relationships which may distinguish such holder or group of holders from other holders of Company Common Stock, including, without limitation, whether any such holder or group of holders might otherwise seek or be able to obtain a control or other premium for its shares of Company Common Stock. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the assessments by the Board, the Company, Parent and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)     Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)     Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)     In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)     In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1)     If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)     If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any “excluded stock” (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)     After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 9, 2019.

Vote by Internet

•	Go to www.investorvote.com/BOJA1

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

	For	Against	Abstain	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger, dated as of November 5, 2018 (the “merger agreement”), by and among Walker Parent, Inc., Walker Merger Sub, Inc., and Bojangles’, Inc.	☐	☐	☐

2. To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

				☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Special Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
_ _

02Y6CB

2019 Special Meeting of

Bojangles’, Inc. Stockholders

Thursday, January 10, 2019, 9:00 a.m., Eastern Time

Bojangles’, Inc. Corporate Offices

9600 Southern Pine Boulevard, Suite J,

Charlotte, North Carolina 28273

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Bojangles’, Inc.

Notice of 2019 Special Meeting of Stockholders

Bojangles’, Inc. corporate offices, 9600 Southern Pine Boulevard, Suite J, Charlotte, North Carolina 28273

Proxy Solicited by Board of Directors for Special Meeting — January 10, 2019

James R. Kibler and M. John Jordan, or either of them, each with full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Special Meeting of Stockholders of Bojangles’, Inc. to be held on January 10, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)